Filed Pursuant to Rule 424(b) (5)
Registration No. 333-215654

Calculation of registration fee

Title of shares to be registered	Amount to be registered	Proposed maximum aggregate offering price	Amount of registration fee(1)(2)
Common Stock, par value $1.00 per share	3,220,000	$201,250,000	$23,325

(1)	In accordance with Rules 456(b) and 457(r) of the Securities Act of 1933, as amended (the “Securities Act”), the Company initially deferred payment of the registration fee for Registration Statement No. 333- 215654. Calculated pursuant to Rule 457(r) under the Securities Act. The fee payable in connection with the offering pursuant to this prospectus supplement has been paid in accordance with Rule 456(b) under the Securities Act.

(2)	In connection with the filing of the Registrant’s registration statement on Form S-3, File no. 333-185566, filed on December 19, 2012 (the “Prior Registration Statement”), the Registrant submitted registration fees of $27,280 to register such indeterminate principal amount, liquidation amount or number of each identified class of securities as may from time to time have been issued thereunder at indeterminate prices. The Registrant did not sell any securities under the Prior Registration Statement; therefore, in accordance with Rule 457(p) of the Securities Act, the Registrant is carrying forward all of the $27,280 of the unused registration fees paid under the Prior Registration Statement to offset the current registration fee due for the securities being offered pursuant to this prospectus supplement and is submitting no additional filing fees for the securities registered hereby.

Prospectus supplement

(To prospectus dated January 23, 2017)

2,800,000 shares of common stock

We are offering 2,800,000 shares of our common stock to be sold in this offering with an aggregate offering price of $175,000,000.

Our common stock is traded on the Nasdaq Global Select Market under the symbol “PNFP.” On January 23, 2017, the closing sale price of our common stock was $64.25 per share, as reported on the NASDAQ Global Select Market, or Nasdaq. You are urged to obtain current market prices for our common stock.

Investing in our securities involves risks. You should carefully consider all of the information set forth in this prospectus supplement and the accompanying prospectus, including the risk factors beginning on page S-17 of this prospectus supplement, as well as the risk factors and other information contained in our annual report on Form 10-K for the year ended December 31, 2015 and our quarterly report on Form 10-Q for the quarter ended September 30, 2016, and in any other documents we incorporate by reference into this prospectus supplement and the accompanying prospectus, before you make an investment in our common stock. See the section of this prospectus supplement entitled “Incorporation of certain information by reference.”

	Per share	Total

Public offering price	$62.50	$175,000,000

Underwriting discounts and commissions	$2.8125	$7,875,000

Proceeds, before expenses, to Pinnacle Financial Partners, Inc	$59.6875	$167,125,000

We have granted the underwriter an option for a period of 30 days to purchase 420,000 additional shares of our common stock from us.

Neither the Securities and Exchange Commission, any state securities commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The underwriter expects to deliver the shares to purchasers against payment therefor on or about January 27, 2017.

J.P. Morgan

January 23, 2017

Prospectus supplement

Prospectus

About this prospectus supplement

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus which was included in our registration statement on Form S-3 that we filed with the SEC on January 23, 2017, gives more general information about us and the common stock offered hereby. Some of the information in the accompanying prospectus may not apply to this offering or may be superseded by information in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading “Where you can find more information” below. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. To the extent the description of this offering in the prospectus supplement differs from the description of our common stock in the accompanying prospectus or any document incorporated by reference filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement.

We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any common stock offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference therein, in making your investment decision. We have not authorized anyone to provide you with information other than that contained or incorporated by reference in this prospectus supplement or the accompanying prospectus or any free writing prospectus prepared by us or on our behalf or to which we may have referred you in connection with this offering. We take no responsibility for, and can provide you with no assurance as to the reliability of, any other information others may give you. This prospectus supplement and the accompanying prospectus may only be used where it is legal to sell our common stock. You should not assume that the information that appears in this prospectus supplement, the accompanying prospectus and any document incorporated by reference into this prospectus supplement or the accompanying prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since the date of such information.

Unless this prospectus supplement indicates otherwise or the context otherwise requires, the terms “we,” “our,” “us,” “Pinnacle Financial” or the “Company” as used in this prospectus supplement refer to Pinnacle Financial Partners, Inc. and its subsidiaries, including Pinnacle Bank, which we sometimes refer to as “Pinnacle Bank,” the “bank,” our “bank subsidiary” or our “bank.”

Cautionary note regarding forward-looking statements

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. The words “expect,” “anticipate,” “intend,” “consider,” “plan,” “project,” “believe,” “probably,” “potentially,” “outlook,” “seek,” “should,” “estimate,” and similar expressions are intended to identify such forward-looking statements, but other statements may constitute forward-looking statements. These statements should be considered subject to various risks and uncertainties, and are made based upon management’s belief as well as assumptions made by, and information currently available to, management pursuant to “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Pinnacle Financial’s actual results may differ materially from the results anticipated in forward-looking statements due to a variety of factors including, without limitation, those described below under “Risk factors,” and those described in “Item 1A Risk Factors” of our annual report on Form 10-K for the fiscal year ended December 31, 2015 and in “Item 1A Risk Factors” of our quarterly report on Form 10-Q for the quarter ended September 30, 2016.

Forward-looking statements represent our estimates and assumptions only as of the date that they were made. We do not undertake any duty to update the forward-looking statements, and the estimates and assumptions associated with them, except to the extent required by applicable securities laws. Our actual results could differ materially from those anticipated in forward-looking statements as a result of various factors, including, but not limited to:

•	deterioration in the financial condition of borrowers resulting in significant increases in loan losses and provisions for those losses;

•	continuation of the historically low short-term interest rate environment;

•	our, or entities in which we have significant investments, like Bankers Healthcare Group, or BHG, inability to maintain the historical growth rate of our, or those entities’, loan portfolio;

•	changes in loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments;

•	effectiveness of our asset management activities in improving, resolving or liquidating lower-quality assets;

•	increased competition with other financial institutions;

•

greater than anticipated adverse conditions in the national or local economies including the Nashville-Davidson-Murfreesboro-Franklin Metropolitan Statistical Area, or MSA, the Knoxville MSA, the Chattanooga, TN-GA MSA and the Memphis, TN-MS-AR MSA, particularly in commercial and residential real estate markets;

•	rapid fluctuations or unanticipated changes in interest rates on loans or deposits;

•	the results of regulatory examinations;

•	the ability to retain large, uninsured deposits;

•	a merger or acquisition like our proposed merger with BNC Bancorp, or BNC;

•

risks of expansion into new geographic or product markets, like the proposed expansion into certain MSAs in the states of North Carolina, South Carolina and Virginia in connection with the proposed merger with BNC;

•	any matter that would cause us to conclude that there was impairment of any asset of ours, including intangible assets;

•

reduced ability to attract additional financial advisors (or failure of those advisors to cause their clients to switch to us), to retain financial advisors or otherwise to attract customers from other financial institutions;

•	further deterioration in the valuation of other real estate owned and increased expenses associated therewith;

•	inability to comply with regulatory capital requirements, including those resulting from changes to capital calculation methodologies and required capital maintenance levels;

•	risks associated with litigation, including the applicability of insurance coverage;

•	the risk that the cost savings and any revenue synergies from the proposed merger with BNC and our recently completed mergers may not be realized or take longer than anticipated to be realized;

•	disruption from the proposed merger with BNC with customers, suppliers or employee or other business partners relationships;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement Pinnacle Financial entered into with BNC;

•	the risk of successful integration of BNC’s business and the businesses we recently acquired with our business;

•	the failure to obtain the necessary approvals from BNC’s or Pinnacle Financial’s shareholders in connection with the BNC merger;

•	the amount of the costs, fees, expenses and charges related to the BNC merger;

•	the ability to obtain required government approvals of the proposed terms of the BNC merger;

•	reputational risk and the risk of adverse reaction of our, Pinnacle Bank’s, BNC’s and Bank of North Carolina’s customers, suppliers, employees or other business partners to the BNC merger;

•	the failure of the closing conditions of the BNC merger to be satisfied or any unexpected delay in closing the BNC merger;

•

the risk that the integration of our and BNC’s operations and the operations of the companies we recently acquired with our operations will be materially delayed or will be more costly or difficult than expected;

•	the possibility that the merger with BNC may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	the dilution caused by the issuance of additional shares of our common stock in the BNC merger or related to the BNC merger;

•	general competitive, economic, political and market conditions;

•	approval of the declaration of any dividend by our board of directors;

•

the vulnerability of our network and online banking portals to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and other security breaches;

•

the possibility of increased compliance costs or modifications to our business plan or the business plan of entities in which we have made an investment as a result of increased regulatory oversight, including oversight of companies in which we have significant investments, and the development of additional banking products for our corporate and consumer clients;

•

the risks associated with our being a minority investor in BHG, including the risk that the owners of a majority of the membership interests in BHG decide to sell the company if not prohibited from doing so by the terms of our agreement with them;

•	the possibility that the incremental cost and/or decreased revenues associated with exceeding $10 billion in assets will exceed current estimates; and

•	changes in state and federal legislation, regulations or policies applicable to banks and other financial service providers (like BHG), including regulatory or legislative developments.

Many of these risks factors are beyond our ability to control or predict, and you are cautioned not to put undue reliance on such forward-looking statements. Pinnacle Financial does not intend to update or reissue any forward-looking statements contained in this prospectus supplement as a result of new information or other circumstances that may become known to Pinnacle Financial.

Prospectus supplement summary

This summary highlights some information from this prospectus supplement and the accompanying prospectus, and it may not contain all of the information that is important to you. To understand the terms of the common stock offered hereby, you should read this prospectus supplement and the accompanying prospectus, and the documents incorporated by reference herein and therein, carefully. Together, these documents describe the specific terms of the shares we are offering. You should carefully read the sections titled “Risk factors” in this prospectus supplement and in the accompanying prospectus and the documents identified in the section “Where you can find more information.”

Pinnacle Financial Partners, Inc.

Pinnacle Financial, a financial holding company under the laws of the United States, is a Tennessee corporation that was incorporated on February 28, 2000. Pinnacle Financial is the parent company of Pinnacle Bank and owns 100% of Pinnacle Bank’s capital stock. The primary business of Pinnacle Financial is conducted by Pinnacle Bank. Pinnacle Financial and Pinnacle Bank also collectively hold a 49% interest in Bankers Healthcare Group, LLC, or BHG, a full-service commercial loan provider to healthcare and other professional practices. As of September 30, 2016, Pinnacle Financial had total consolidated assets of approximately $10.98 billion, total deposits of approximately $8.67 billion, total liabilities of approximately $9.50 billion and shareholders’ equity of approximately $1.48 billion.

As a financial holding company, we are subject to regulation by the Board of Governors of the Federal Reserve System, or the Federal Reserve Board. We are required to file reports with the Federal Reserve Board and are subject to regular examinations by that agency.

Our principal executive offices are located at 150 Third Avenue South, Suite 900, Nashville, Tennessee 37201 and our telephone number at these offices is (615) 744-3700. Our internet address is www.pnfp.com. Please note that our website address is provided as an inactive textual reference and the information on our website is not incorporated by reference into this prospectus supplement.

Pinnacle Bank

Pinnacle Bank is a Tennessee state-chartered non-member bank that is regulated and examined by the Tennessee Department of Financial Institutions, or the TDFI, and the Federal Deposit Insurance Corporation, or the FDIC. All of its outstanding capital stock is owned by Pinnacle Financial. Pinnacle Bank started operations on October 27, 2000, in Nashville, Tennessee, and has since grown to 45 offices, including 30 in eight Middle Tennessee counties. Pinnacle Bank also has five offices in Knoxville, Tennessee, five offices in Memphis, Tennessee and one in Chattanooga, Tennessee, as well as several offices in nearby communities. Prior to September 4, 2012, when it converted from a national bank to a state bank, Pinnacle Bank was known as Pinnacle National Bank.

Pinnacle Bank operates as a community bank primarily in the urban markets of Nashville, Knoxville, Memphis and Chattanooga, Tennessee and surrounding counties. As an urban community bank, Pinnacle Bank provides the personalized service most often associated with small community banks, while offering the sophisticated products and services, such as investments and treasury management, more typically found at large regional and national banks. This approach has enabled Pinnacle Bank to attract clients from the regional and national banks in the Nashville, Knoxville, Memphis and Chattanooga metropolitan statistical areas, or MSAs, and surrounding markets. As a result, Pinnacle Bank has grown to the third largest market share in the Nashville MSA, the sixth largest market share in the Knoxville MSA and the fourth largest market share in the Chattanooga MSA, based on 2016 FDIC Summary of Deposits data including the impact of any mergers and acquisitions.

Recent developments

Proposed acquisition of BNC Bancorp

On January 22, 2017, we entered into a definitive agreement, which we refer to as the merger agreement, with BNC Bancorp, a High Point, North Carolina-based bank holding company, or BNC, pursuant to which (i) a wholly owned subsidiary of Pinnacle Financial will merge with and into BNC, with BNC surviving the merger, which we refer to as the merger, (ii) as soon as reasonably practicable following the merger and as a part of a single integrated transaction, we will cause BNC to merge with and into Pinnacle Financial, with Pinnacle Financial surviving the merger, which we refer to as the second step merger, and (iii) each share of BNC common stock issued and outstanding, subject to certain exceptions, will, at the effective time of the merger, be converted into the right to receive 0.5235 shares of Pinnacle Financial’s common stock, which we refer to as the exchange ratio. We will also cash out each of BNC’s outstanding stock options that remain unexercised as of the effective time of the merger for a cash payment equal to the product of the difference between the average of the closing sales prices of our common stock over the ten trading days ending on the trading day immediately prior to the effective date of the merger (adjusted for the exchange ratio) and the exercise price for that option, multiplied by the number of shares of BNC common stock subject to such option. Using our ten-day average closing sales price ended on January 20, 2017, we would have made an aggregate cash payment of approximately $1.7 million with respect to these options.

As of September 30, 2016, BNC had total consolidated assets of approximately $6.802 billion, total deposits of approximately $5.650 billion, total liabilities of approximately $6.006 billion and shareholders’ equity of approximately $795.2 million. In connection with the execution of the merger agreement, Pinnacle Bank and Bank of North Carolina, or BNC Bank, BNC’s wholly owned bank subsidiary, have entered into an agreement pursuant to which BNC Bank will merge with and into Pinnacle Bank immediately following the second step merger. BNC Bank provides financial services from its 76 full service banking offices located in North Carolina, South Carolina and Virginia.

The exchange ratio representing the shares of Pinnacle Financial common stock to be paid in the merger is a fixed ratio. Therefore, the number of shares of our common stock to be received by holders of BNC’s common stock in the merger will not change if the trading price of our common stock or the market value of BNC’s common stock changes between now and the time the merger is completed. The exchange ratio will not be adjusted or otherwise affected by the issuance of the shares of our common stock contemplated by this offering.

Upon completion of the merger and assuming the completion of this offering of shares of our common stock, we expect that our shareholders, including those that purchase shares in this offering, will own approximately 64% of the combined company and former BNC shareholders will own approximately 36% of the combined company, disregarding any shares of our common stock that BNC shareholders may hold and any shares of BNC common stock that our shareholders may hold.

Upon completion of the merger, we expect that our total assets will exceed $15.0 billion, which, as a result of exceeding that level as a result of a merger, would cause the subordinated debentures we and BNC have issued in connection with prior trust preferred securities offerings to cease to qualify as Tier 1 capital under applicable banking regulations. Though these securities would no longer qualify as Tier 1 capital from and after the closing of the merger, we believe they would continue to qualify as Tier 2 capital.

Consummation of the merger is subject to the satisfaction of customary closing conditions including receipt of necessary shareholder and regulatory approvals, and we currently expect the merger to be completed in the third quarter of 2017. The merger agreement provides certain termination rights for both Pinnacle Financial and BNC and further provides that a termination fee will be payable by either us or BNC, as applicable, upon termination of the merger agreement under certain circumstances. The closing of this offering is not conditioned upon the closing of the merger and the closing of the merger is not conditioned upon the closing of this offering.

The summary of selected provisions of the merger agreement appearing above is not complete and is qualified in its entirety by the merger agreement, which is included as an exhibit to our current report on Form 8-K filed with the SEC on January 23, 2017 and incorporated by reference into this prospectus supplement and the accompanying prospectus. We urge you to read the merger agreement for a more complete description of the merger.

Pinnacle Financial 4th quarter results

On January 17, 2017, we reported our preliminary results for the three months and fiscal year ended December 31, 2016. For the fourth quarter and full year of fiscal 2016, our preliminary results reflected net income per diluted common share of $0.78 and $2.91, respectively, compared to net income per diluted common share of $0.65 and $2.52 for the three months and fiscal year ended December 31, 2015, respectively. Net interest income for the three months ended December 31, 2016 was $89.4 million, up from $86.6 million for the third quarter of fiscal 2016 and $71.5 million for the fourth quarter of fiscal 2015. Our net interest margin for the three months ended December 31, 2016 was 3.72% compared to 3.73% for the fourth quarter of fiscal 2015 and 3.60% for the third quarter of fiscal 2016. Non-interest income was approximately $30.7 million for the three months ended December 31, 2016, up from $26.6 million for the comparable period in fiscal 2015. Noninterest expense for the three months ended December 31, 2016 was $62.8 million, compared to $63.5 million in the third quarter of fiscal 2016 and $52.2 million in the fourth quarter of fiscal 2015.

Our consolidated totals assets at December 31, 2016 were approximately $11.19 billion, up from $8.71 billion at December 31, 2015 and $10.98 billion at September 30, 2016. Total loans at December 31, 2016 were approximately $8.45 billion, up from $6.54 billion at December 31, 2015 and $8.24 billion at September 30, 2016. We had total deposits of approximately $8.76 billion at December 31, 2016, up from $6.97 billion at December 31, 2015 and $8.67 billion at September 30, 2016.

Our total shareholders’ equity at December 31, 2016 was approximately $1.49 billion, up from $1.16 billion at December 31, 2015 and $1.48 billion at September 30, 2016, and our book value per common share at December 31, 2016 was $32.28, compared to $28.25 at December 31, 2015 and $31.97 at September 30, 2016.

Our tangible shareholders’ equity at December 31, 2016 was approximately $930.0 million, up from $712.8 million at December 31, 2015 and $908.8 million at September 30, 2016, and our tangible book value per common share at December 31, 2016 was $20.06, compared to $17.46 at December 31, 2015 and $19.69 at September 30, 2016. Tangible shareholders’ equity and tangible book value per common share are non-GAAP financial measures that we believe provide management and investors with information that is useful in understanding our and BNC’s financial performance and condition. See “Reconciliation of non-GAAP financial measures” elsewhere in this prospectus supplement for discussion and a GAAP reconciliation of this measure.

You should read this preliminary financial information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing in our annual report on Form 10-K for the year ended December 31, 2015, and in our quarterly report on Form 10-Q for the quarterly period ended September 30, 2016, which are incorporated by reference into this prospectus supplement and the accompanying prospectus, and our audited consolidated financial statements and unaudited condensed consolidated interim financial statements, and the notes thereto for those periods, each of which is incorporated by reference into this prospectus supplement and the accompanying prospectus. Our financial results for the three months and year ended December 31, 2016 do not necessarily indicate the results that can be expected for our 2017 fiscal year.

Crowe Horwath LLP, our independent registered public accounting firm, has not audited, reviewed, compiled, or performed any procedures with respect to the financial information included in the above discussion of our preliminary results. Accordingly, Crowe Horwath does not express an opinion or any other form of assurance with respect thereto.

We are currently preparing our annual report on Form 10-K for the year ended December 31, 2016, which will be reviewed by Crowe Horwath and will contain our audited consolidated financial statements for that year. The preliminary results of operations described above are subject to the completion of our independent audit by Crowe Horwath, and are not a comprehensive statement of our financial results for the year ended December 31, 2016, or any time thereafter. We advise you that our actual results may differ materially from these estimates as a result of the completion of our independent audit and other developments arising between now and the time that we expect to finalize financial results for the year ended December 31, 2016, which we believe will be in February of this year.

BNC 4th quarter results

On January 22, 2017, BNC reported its preliminary results for the three months and fiscal year ended December 31, 2016. For the fourth quarter and full year of fiscal 2016, BNC’s preliminary results reflected net income per diluted common share of $0.31 and $1.39, respectively, compared to net income per diluted common share of $0.32 and $1.24 for the three months and fiscal year ended December 31, 2015, respectively. Net interest income for the three months ended December 31, 2016 was $59.3 million, up from $55.4 million for the third quarter of fiscal 2016 and $48.7 million for the fourth quarter of fiscal 2015. BNC’s net interest margin for the three months ended December 31, 2016 was 3.80% compared to 4.08% for the fourth quarter of fiscal 2015 and 3.91% for the third quarter of fiscal 2016. Non-interest income was approximately $11.7 million for the three months ended December 31, 2016, up from $8.3 million for the comparable period in fiscal 2015. Noninterest expense for the three months ended December 31, 2016 was $47.6 million, compared to $37.8 million in the third quarter of fiscal 2016 and $37.6 million in the fourth quarter of fiscal 2015.

BNC’s consolidated totals assets at December 31, 2016 were approximately $7.40 billion, up from $5.67 billion at December 31, 2015 and $6.80 billion at September 30, 2016. Total loans at December 31, 2016 were approximately $5.46 billion, up from $4.20 billion at December 31, 2015 and $5.00 billion at September 30, 2016. BNC had total deposits of approximately $6.08 billion at December 31, 2016, up from $4.74 billion at December 31, 2015 and $5.65 billion at September 30, 2016.

BNC’s total shareholders’ equity at December 31, 2016 was approximately $902 million, up from $592 million at December 31, 2015 and $795 million at September 30, 2016, and its book value per common share at December 31, 2016 was $17.29, compared to $14.52 at December 31, 2015 and $16.53 at September 30, 2016.

BNC’s tangible shareholders’ equity at December 31, 2016 was approximately $641 million, up from $439 million at December 31, 2015 and $587 million at September 30, 2016, and its tangible book value per common share at December 31, 2016 was $12.29, compared to $10.77 at December 31, 2015 and $12.21 at September 30, 2016. Tangible shareholders’ equity and tangible book value per common share are non-GAAP financial measures that we believe provide management and investors with information that is useful in understanding BNC’s financial performance and condition. See “Reconciliation of non-GAAP financial measures” elsewhere in this prospectus supplement for discussion and a GAAP reconciliation of this measure.

On January 17, 2017, BNC’s board of directors announced the declaration of a quarterly cash dividend on its common stock of $0.05 per share. This dividend is payable on February 24, 2017 to shareholders of record as of February 10, 2017.

You should read this preliminary financial information in conjunction with BNC’s audited consolidated financial statements and unaudited condensed consolidated interim financial statements and the notes thereto for the year ended December 31, 2015 and quarterly period ended September 30, 2016, each of which is incorporated by reference into this prospectus supplement and the accompanying prospectus. BNC’s financial results for the three months and year ended December 31, 2016 do not necessarily indicate the results that can be expected for BNC’s 2017 fiscal year.

Cherry Bekaert LLP, BNC’s independent registered public accounting firm, has not audited, reviewed, compiled, or performed any procedures with respect to the financial information included in the above discussion of our preliminary results. Accordingly, Cherry Bekaert does not express an opinion or any other form of assurance with respect thereto.

BNC is currently preparing its annual report on Form 10-K for the year ended December 31, 2016, which will be reviewed by Cherry Bekaert and will contain its audited consolidated financial statements for that year. The preliminary results of operations described above are subject to the completion of BNC’s independent audit by Cherry Bekaert, and are not a comprehensive statement of BNC’s financial results for the year ended December 31, 2016 or any time thereafter. We advise you that BNC’s actual results may differ materially from these estimates as a result of the completion of BNC’s independent audit and other developments arising between now and the time that BNC expects to finalize financial results for the year ended December 31, 2016, which BNC believes will be in February of this year.

In addition, on November 1, 2016, BNC announced the completion of the merger of High Point Bank Corporation, or HPBT, with and into BNC, and High Point Bank and Trust Company, or High Point Bank, a wholly-owned subsidiary of HPBT, with and into BNC Bank, a wholly-owned subsidiary of BNC. As of September 30, 2016, HPTB had total assets of $807.9 million, total loans of $476.1 million and total deposits of $663.8 million. BNC’s capital stock increased by $99.0 million as a result of its acquisition of HPTB.

Reconciliation of non-GAAP financial measures

This prospectus supplement contains certain financial measures regarding Pinnacle Financial and BNC that have been prepared other than in accordance with GAAP. These measures include tangible shareholders’ equity and tangible book value per common share. This prospectus supplement presents these non-GAAP financial measures because we believe they provide management and investors with information that is useful as a supplement to our and BNC’s financial statements in understanding our and BNC’s financial performance and condition. Non-GAAP financial measures are not necessarily comparable to GAAP measures and should not be viewed as a substitute for our or BNC’s results from operations that are prepared in accordance with GAAP.

The following table presents a reconciliation of our and BNC’s tangible shareholders’ equity and tangible book value per common share as of the periods indicated to the most comparable measures calculated in accordance with GAAP.

	BNC		As of September 30,	Pinnacle Financial		As of September 30,
	As of December 31,			As of December 31,
(Dollars in thousands, except per share data)	2016	2015	2016	2016	2015	2016

Tangible book value per common share:
Shareholders’ equity	$901,882	$592,147	$795,212	$1,496,696	$1,155,611	$1,475,643
Less: Goodwill, core deposit and other intangibles	260,680	152,985	207,820	566,698	442,773	566,820

Tangible common shareholders’ equity	641,202	439,162	587,392	929,998	712,838	908,823
Common shares outstanding	52,177,073	40,773,727	48,110,440	46,359,377	40,906,064	46,159,832

Tangible book value per common share	$12.29	$10.77	$12.21	$20.06	$17.46	$19.69

The offering

The following summary contains basic information about this offering and the terms of shares of our common stock and is not intended to be complete. It does not contain all the information that is important to you. For a more complete description of our common stock, see “Description of common stock” beginning on page S-53.

Common stock we are offering	2,800,000 shares of our common stock, par value $1.00 per share

Option to Purchase Additional Shares
We have granted to the underwriters an option for a period of 30 days after the date of this prospectus supplement to purchase up to 420,000 shares of our common stock. Except as otherwise indicated, the information in this prospectus supplement assumes that the underwriter does not exercise its option to purchase these additional shares of our common stock.

Common stock outstanding after this offering	49,289,859 shares(1)

Net proceeds	We estimate that our net proceeds from this offering, after deducting the underwriting discount and offering expenses payable by us, will be approximately $166.1 million.

Use of proceeds	We intend to use the net proceeds of this offering after deducting the underwriting discount and the offering expenses payable by us to pay related fees and expenses, provide capital support for the growth of Pinnacle Bank, including in connection with the merger, if it should occur, and for other general corporate purposes. The closing of this offering is not conditioned on the closing of the merger. See “Use of proceeds.”

NASDAQ Global Select Market symbol	PNFP

Risk Factors	An investment in our common stock involves certain risks. You should carefully consider the risks described below under the heading “Risk factors” as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. You should carefully review and consider those risks before you purchase any shares of our common stock.

(1)	The number of shares of common stock outstanding immediately after the closing of this offering is based on 46,489,859 shares of common stock outstanding as of January 20, 2017, and does not include an estimated approximately 27.6 million shares of our common stock that we anticipate issuing to BNC’s shareholders in connection with the merger. Unless otherwise indicated, the number of shares of common stock presented in this prospectus supplement excludes any shares issuable pursuant to the exercise of the underwriter’s option to purchase additional shares, 458,968 shares of common stock issuable upon exercise of outstanding options and 186,735 shares of common stock issuable upon the lapse of forfeiture restrictions related to performance-based vesting restricted stock units under our equity incentive plans as of January 19, 2017, at target levels of performance. Of the options outstanding as of January 20, 2017, 458,968 were exercisable as of that date at a weighted average exercise price of $20.29 per share.

Summary historical consolidated and pro forma combined financial and other data

Set forth below is summary consolidated financial data and unaudited pro forma consolidated financial data of Pinnacle Financial as of and for the periods indicated.

The summary consolidated financial data of Pinnacle Financial as of and for years 2013, 2014 and 2015 are derived from the audited consolidated financial statements of Pinnacle Financial, which were audited by KPMG LLP. The consolidated financial statements as of December 31, 2015 and December 31, 2014 and for each of the years in the three-year period ended December 31, 2015, together with the notes thereto and the report of KPMG LLP on those financial statements, are included in our annual report on Form 10-K for the fiscal year ended December 31, 2015 which is incorporated by reference into this prospectus supplement and the accompanying prospectus. The summary consolidated financial data as of and for the nine-month periods ended September 30, 2016 and September 30, 2105 are derived from unaudited condensed consolidated financial statements. The unaudited condensed consolidated financial statements include all adjustments, consisting only of normal recurring items, which our management considers necessary for a fair presentation of our financial position and results of operations for these periods. The financial condition and results of operations as of and for the nine months ended September 30, 2016 do not purport to be indicative of the financial condition or results of operations to be expected as of or for the fiscal year ended December 31, 2016. The unaudited condensed consolidated financial statements as of September 30, 2016 and for the nine-month periods ended September 30, 2016 and September 30, 2015 together with the notes thereto are included in our quarterly report on Form 10-Q for the quarter ended September 30, 2016 which is incorporated by reference into this prospectus supplement and the accompanying prospectus. The following data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, including the notes thereto, appearing in our annual report on Form 10-K for the fiscal year ended December 31, 2015 and our quarterly report on Form 10-Q for the quarter ended September 30, 2016, each of which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

The summary unaudited pro forma condensed consolidated statement of earnings and other data give effect to:

•	our acquisition of BNC;

•

the sale of 2,764,613 shares of our common stock in this offering and our receipt of $166.1 million in estimated net proceeds, after deducting the underwriting discount and the estimated offering expenses payable by us assuming a public offering price of $63.30 per share, the closing sale price of our common stock on NASDAQ on January 20, 2017; and

•	the issuance of an estimated approximately 27.6 million shares of our common stock to the shareholders of BNC in connection with the merger,

as if, in the case of the balance sheet data, our acquisition and the issuance of the shares of our common stock in this offering occurred as of September 30, 2016 and, in the case of the statement of operations data, those transactions occurred as of January 1, 2015.

The summary unaudited pro forma condensed consolidated statement of earnings and other data for 2015 and the nine months ended September 30, 2016 combines the consolidated results of operations of Pinnacle Financial with the combined results of operations of BNC for the respective periods giving effect to the merger as if it had been completed as of January 1, 2015. The summary unaudited pro forma condensed consolidated balance sheet data as of September 30, 2016 combines the consolidated balance sheet of Pinnacle Financial as of that date with the combined balance sheet of BNC as of that date and gives effect to the transactions described above as if those transactions had been completed as of that date. We will account for our acquisition of BNC under the purchase method of accounting.

With respect to this offering of common stock, the unaudited pro forma condensed combined financial data is based on an assumed offering price of $63.30 per share and the assumption that we are selling 2,764,613 shares of our common stock, and does not reflect the actual price to the public of $62.50 per share or the increase in the number of shares we are selling to 2,800,000 shares of our common stock. However, in each case, the estimated net proceeds to us is $166.1 million. The pro forma financial data appearing below is presented for illustrative purposes only, is based upon a number of assumptions and estimates and is subject to uncertainties, and that data does not purport to be indicative of the actual results of operations or financial condition that would have occurred had the transactions described above in fact occurred on the dates indicated, nor does it purport to be indicative of the results of operations or financial condition that we may achieve in the future.

The pro forma condensed combined financial data appearing below also does not consider any potential effects of changes in market conditions on revenues and expense efficiencies, among other factors. In addition, as explained in more detail under “Unaudited pro forma condensed combined financial data,” the preliminary allocation of the pro forma purchase price reflected in the pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the merger.

The unaudited pro forma condensed combined balance sheet data appearing below does not give pro forma effect to the following:

•	BNC’s acquisition of High Point Bank Corporation, which was consummated on November 1, 2016; or

•

our issuance in a private placement of $120.0 million of subordinated notes due 2026 on November 16, 2016, and the use of approximately $57.0 million of the net proceeds from that offering to repay borrowings outstanding at that date under our line of credit.

The unaudited pro forma condensed combined statement of operations data appearing below does not give pro forma effect to the following for any period prior to the applicable date the transaction was consummated:

•	either our initial or subsequent investments in BHG which were consummated on February 1, 2015 and March 1, 2016, respectively;

•	our acquisition of CapitalMark Bank & Trust, or CapitalMark, which was consummated on July 31, 2015;

•	our acquisition of Magna Bank, or Magna, which was consummated on September 1, 2015;

•	our acquisition of Avenue Financial Holdings, Inc., or Avenue, which was consummated on July 1, 2016;

•	BNC’s acquisition of Valley Financial Corporation, which was consummated on July 1, 2015;

•	BNC’s acquisition of certain assets and assumption of certain liabilities of Certus Bank, N.A. on October 16, 2015;

•	BNC’s acquisition of Southcoast Financial Corporation, which was consummated on June 17, 2016;

•	BNC’s acquisition of HPBT, which was consummated on November 1, 2016; or

•

our issuance in a private placement of $120.0 million of subordinated notes due 2026 on November 16, 2016, and the use of approximately $57.0 million of the net proceeds from that offering to repay borrowings outstanding at that date under our line of credit.

The pro forma financial data should be read in conjunction with the pro forma condensed combined financial statements and the related notes appearing below under “Unaudited pro forma condensed combined financial statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and the notes thereto included in our annual report on Form 10-K for the fiscal year ended December 31, 2015 and our quarterly report on Form 10-Q for the quarter ended September 30, 2016, each of which are incorporated by reference into this prospectus supplement and the accompanying prospectus, and the historical financial statements of BNC and the notes thereto included in BNC’s annual report on Form 10-K for the fiscal year ended December 31, 2015 and BNC’s quarterly report on Form 10-Q for the quarter ended September 30, 2016, which financial statements and notes are incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Pro forma	Pinnacle Financial Historical		Pro forma	Pinnacle Financial Historical
	As of and for the nine months ended September 30,	As of and for the nine months ended September 30,		For the year ended December 31,	As of and for the year ended December 31,
(Dollars in thousands, except per share data)	2016	2016(1)(2)	2015	2015(3)(4)	2015(3)(4)	2014	2013

Balance Sheet Data:
Total assets	$18,910,019	$10,978,389	$8,549,064		$8,715,414	$6,018,248	$5,563,776
Loans, net of unearned income	13,142,538	8,241,020	6,335,989		6,543,235	4,590,027	4,144,493
Allowance for loan losses	(60,249)	(60,249)	(63,758)		(65,432)	(67,359)	(67,970)
Total securities	2,085,888	1,250,356	1,003,994		966,442	770,730	733,252
Goodwill, core deposit and other intangible assets	1,812,986	566,820	441,057		442,773	246,422	247,492
Deposits and securities sold under agreements to repurchase	14,465,681	8,754,463	6,668,756		7,050,498	4,876,600	4,603,938
Advances from Federal Home Loan Bank	516,020	382,338	545,330		300,305	195,476	90,637
Subordinated debt and other borrowings	368,932	262,507	142,476		142,476	96,158	98,658
Shareholders’ equity	$3,380,204	$1,475,643	$1,134,226		$1,155,611	$802,693	$723,708
Tangible shareholders’ equity(5)	1,567,218	908,823	693,169		712,838	556,271	476,216

Statement of Operations Data:
Interest income	$450,509	$262,116	$177,373	$471,000	$255,170	$206,170	$191,282
Interest expense	52,433	26,535	12,215	44,983	18,537	13,185	15,384
Net interest income	398,076	235,581	165,158	426,017	236,633	192,985	175,899
Provision for loan losses	18,492	15,282	3,729	11,084	9,188	3,635	7,856

Net interest income after provision for loan losses	379, 584	220,299	161,429	414,933	227,445	189,350	168,042
Noninterest income	117,049	90,261	59,922	118,978	86,530	52,602	47,104
Noninterest expense	284,476	173,521	118,685	314,462	170,877	136,300	129,261
Income before income taxes	212,157	137,039	102,666	219,449	143,098	105,653	85,884
Income tax expense	69,393	45,911	34,011	71,497	47,588	35,182	28,158

Net income	$142,764	$91,128	$68,655	$147,952	$95,510	$70,471	$57,726

Per Share Data:
Earnings per share—basic	$2.11	$2.16	$1.91	$2.53	$2.58	$2.03	$1.69
Weighted average common shares outstanding—basic	67,605,408	42,228,280	36,009,659	58,464,350	37,015,468	34,723,335	34,200,770
Earnings per share—diluted	$2.09	$2.12	$1.86	$2.49	$2.52	$2.01	$1.67
Weighted average common shares outstanding—diluted	68,353,601	42,928,467	36,944,171	59,470,407	37,973,788	35,126,890	34,509,261
Common dividends per share	$0.42	$0.42	$0.36		$0.48	$0.32	$0.08
Book value per common share	$44.05	$31.97	$27.80		$28.25	$22.45	$20.55
Tangible book value per common share(5)	$20.43	$19.69	$16.99		$17.46	$15.57	$13.52
Common shares outstanding at end of period	76,729,610	46,159,832	40,802,904		40,906,064	35,732,483	35,221,941

	Pro forma	Pinnacle Financial Historical		Pinnacle Financial Historical
	As of and for the nine months ended September 30,	As of and for the nine months ended September 30,		As of and for the year ended December 31,
(Dollars in thousands, except per share data)	2016	2016(1)(2)	2015(3)(4)	2015(3)(4)	2014	2013

Performance Ratios:
Return on average assets		1.26%	1.38%	1.36%	1.24%	1.11%
Return on average shareholders’ equity		9.41%	10.43%	10.06%	9.19%	8.22%
Net interest margin(6)		3.69%	3.70%	3.72%	3.75%	3.77%
Net interest spread(7)		3.48%	3.56%	3.55%	3.65%	3.65%
Noninterest income to average assets		1.24%	1.20%	1.23%	0.92%	0.9%
Noninterest expense to average assets		2.39%	2.39%	2.42%	2.39%	2.48%
Efficiency ratio(8)		53.25%	52.73%	52.88%	55.50%	57.96%
Average loan to average deposit ratio		97.29%	96.94%	96.39%	93.15%	93.46%
Average interest-earning assets to average interest-bearing liabilities		139.13%	142.73%	142.77%	142.64%	137.78%
Average equity to average total assets ratio		13.35%	13.23%	13.47%	13.46%	13.47%
Annualized dividend payout ratio		19.93%	19.92%	18.97%	16.67%	20.38%

Asset Quality Ratios:
Allowance for loan losses to nonaccrual loans		211.5%	212.2%	222.9%	403.2%	373.8%
Allowance for loan losses to total loans		0.73%	1.01%	1.00%	1.47%	1.64%
Nonperforming assets to total assets		0.31%	0.41%	0.42%	0.46%	0.6%
Nonperforming assets to total loans and other real estate		0.41%	0.57%	0.55%	0.61%	0.8%
Net loan charge-offs to average loans(9)		0.35%	0.28%	0.21%	0.1%	0.24%

Capital Ratios (Pinnacle Financial):
Common equity Tier I risk-based capital	9.15%	7.62%	8.74%	8.61%	10.10%	—
Leverage(10)	8.70%	8.31%	10.52%	9.37%	11.30%	10.90%
Tier 1 risk-based capital	9.15%	8.42%	9.80%	9.63%	12.10%	11.80%
Total risk-based capital	11.77%	10.53%	11.46%	11.24%	13.40%	13.00%

(1)	Information for the first nine months of our 2016 fiscal year includes the operations of Avenue Financial Holdings, Inc., or Avenue, from its acquisition date of July 1, 2016 and reflects approximately 3.76 million shares of Pinnacle Financial common stock issued in connection with the acquisition.

(2)	Information for the first nine months of our 2016 fiscal year includes the membership interest in BHG acquired by Pinnacle Bank which was 30% for the period from January 1, 2016, through to March 1, 2016, and 49% (inclusive of the portion owned by Pinnacle Financial) thereafter.

(3)	Information for our 2015 fiscal year end and for the first nine months of our 2015 fiscal year includes the operations of CapitalMark, from its acquisition date of July 31, 2015 and Magna, from its acquisition date of September 1, 2015 and reflects approximately 3.3 million shares and 1.4 million shares of Pinnacle Financial common stock issued in connection with the acquisitions of CapitalMark and Magna, respectively

(4)	Information for our 2015 fiscal year and for the first nine months of our 2015 fiscal year includes the 30% membership interest in BHG which Pinnacle Bank acquired on February 1, 2015.

(5)	Tangible shareholders’ equity and tangible book value per common share are non-GAAP financial measures that we believe provide management and investors with information that is useful in understanding our financial performance and condition. See “Reconciliation of non-GAAP financial measures” elsewhere in this prospectus supplement for discussion and a GAAP reconciliation of this measure.

(6)	Net interest margin is the result of net interest income for the period (which is annualized in the case of the nine months ended September 30, 2016 and September 30, 2015) divided by average interest earning assets for the period.

(7)	Net interest spread is the result of the difference between the interest earned on interest earning assets less the interest paid on interest bearing liabilities.

(8)	Efficiency ratio is the result of noninterest expense divided by the sum of net interest income and noninterest income.

(9)	For the nine months ended September 30, 2016 and 2015, calculated by annualizing year-to-date net loan charge-offs and dividing the result by average loans for the year-to-date period.

(10)	Leverage ratio is computed by dividing Tier 1 capital by average total assets for the fourth quarter of each year for the fiscal years ended December 31, 2015, 2014 and 2013 and by average assets for the three months ended September 30, 2016 and 2015. Pro forma calculation assumes that proceeds from the offering would have been received as the last transaction for the three-month period ended September 30, 2016 and, in the case of the pro forma amounts, gives effect to the fact that our consolidated total assets are expected to exceed $15.0 billion following consummation of the merger and as a result of our assets exceeding $15.0 billion as a result of a merger, our and BNC’s subordinated debentures issued in connection with our and BNC’s trust preferred securities will cease to qualify as Tier 1 capital.

Reconciliation of non-GAAP financial measures

This prospectus supplement contains certain financial measures regarding Pinnacle Financial that have been prepared other than in accordance with GAAP. These measures include tangible shareholders’ equity and tangible book value per common share. This prospectus supplement presents these non-GAAP financial measures because we believe they provide management and investors with information that is useful as a supplement to our financial statements in understanding our financial performance and condition. Non-GAAP financial measures are not necessarily comparable to GAAP measures and should not be viewed as a substitute for our results from operations that are prepared in accordance with GAAP.

The following table presents a reconciliation of our tangible shareholders’ equity and tangible book value per common share as of the periods indicated to the most comparable measures calculated in accordance with GAAP.

	Pro forma	Pinnacle Financial Historical		Pinnacle Financial Historical
	As of the nine months ended September 30,	As of the nine months ended September 30,		As of the year ended December 31,
(Dollars in thousands, except per share data)	2016	2016	2015	2015	2014	2013
Tangible book value per common share:
Shareholders’ equity	$3,380,204	$1,475,643	$1,134,226	$1,155,611	$802,693	$723,708
Less: Goodwill, core deposit and other intangibles	1,812,986	566,820	441,057	442,773	246,422	247,492

Tangible common shareholders’ equity	1,567,218	908,823	693,169	712,838	556,271	476,216
Common shares outstanding	76,729,610	46,159,832	40,802,904	40,906,064	35,732,483	35,221,941

Tangible book value per common share	$20.43	$19.69	$16.99	$17.46	$15.57	$13.52

Risk factors

An investment in our common stock involves certain risks. You should carefully consider the risks described below, the risk factors included in our annual report on Form 10-K for the year ended December 31, 2015, and our quarterly report on Form 10-Q for the period ended September 30, 2016 and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference therein.

Risks related to our business

If the federal funds and interbank funding rates remain at current extremely low levels, our net interest margin, and consequently our net earnings, may be negatively impacted.

Because of significant competitive pressures in our market and the negative impact of these pressures on our deposit and loan pricing, coupled with the fact that a significant portion of our loan portfolio has variable rate pricing that moves in concert with changes to the Federal Reserve Board of Governors’ federal funds rate or the London Interbank Offered Rate (LIBOR) (both of which are at extremely low levels as a result of current economic conditions), our net interest margin may be negatively impacted if these rates remain at their extremely low levels. In December 2016, the Federal Reserve Board of Governors raised the target range for the federal funds rate from 0.25% to 0.50% to 0.50% to 0.75%. As interest rates change, we expect that we will periodically experience “gaps” in the interest rate sensitivities of our assets and liabilities, meaning that either our interest-bearing liabilities (usually deposits and borrowings) will be more sensitive to changes in market interest rates than our interest-earning assets (usually loans and investment securities), or vice versa. In either event, if market interest rates should move contrary to our position, this “gap” may work against us, and our earnings may be negatively affected. As of December 31, 2014, the amount of variable rate loans with interest rate floors as a percentage of total loans was approximately 18.4%. During 2015 and the nine months ended September 30, 2016, in anticipation of expected increases in short term interest rates that we anticipated would occur in 2016 and 2017, we reduced the amount of variable rate loans with interest rate floors as a percentage of total loans by approximately 8.6% in 2015, and by approximately a further 2.0% during the nine months ended September 30, 2016. We believe that the reduction in the amount of variable rate loans with interest rate floors should better position our balance sheet for a rising rate environment. In the event that short-term interest rates don’t continue to rise in 2017, or those rates rise more slowly than we are anticipating, our efforts to transition our balance sheet to a more asset sensitive position may negatively impact our results of operations as we may earn less interest on these loans than we would have had we maintained these loan floors.

The absolute level of interest rates as well as changes in interest rates may affect our level of interest income, the primary component of our gross revenue, as well as the level of our interest expense. Interest rate fluctuations are caused by many factors which, for the most part, are not under our control. For example, national monetary policy plays a significant role in the determination of interest rates. Additionally, competitor pricing and the resulting negotiations that occur with our customers also impact the rates we collect on loans and the rates we pay on deposits.

Changes in the level of interest rates also may negatively affect our ability to originate loans, the value of our assets and our ability to realize gains from the sale of our assets, all of which ultimately affect our earnings. A decline in the market value of our assets may limit our ability to borrow additional funds. As a result, we could be required to sell some of our loans and investments under adverse market conditions, upon terms that are not favorable to us, in order to maintain our liquidity. If those sales are made at prices lower than the amortized costs of the investments, we will incur losses. Because we continue to have a significant number of loans with interest rate floors above current rates, in a rising rate environment our liabilities may reprice faster than our loans, which would negatively impact our results of operations.

We have entered into certain hedging transactions including interest rate swaps, which are designed to lessen elements of our interest rate exposure. In the event that interest rates do not change in the manner anticipated, such transactions may not be effective.

We have a concentration of credit exposure to borrowers in certain industries, and we also target small to medium-sized businesses.

We have meaningful credit exposures to borrowers in certain businesses, including commercial and residential building lessors, new home builders, and land subdividers. These industries experienced adversity during 2008 through 2010 as a result of sluggish economic conditions, and, as a result, an increased level of borrowers in these industries were unable to perform under their loan agreements with us, or suffered loan downgrades which negatively impacted our results of operations. If the economic environment in our markets weakens in 2017 or beyond, these industry concentrations could result in increased deterioration in credit quality, past dues, loan charge offs and collateral value declines, which could cause our earnings to be negatively impacted. Furthermore, any of our large credit exposures that deteriorate unexpectedly could cause us to have to make significant additional loan loss provisions, negatively impacting our earnings.

A substantial focus of our marketing and business strategy is to serve small to medium-sized businesses in our market areas. As a result, a relatively high percentage of our loan portfolio consists of commercial loans primarily to small to medium-sized businesses. At September 30, 2016, our commercial and industrial loans accounted for almost 34.9% of our total loans, up from 34.1% at December 31, 2015. Additionally, approximately, 15.2% of our loans at September 30, 2016 are owner-occupied commercial real estate loans, which are loans to businesses secured by the businesses’ real estate. We expect to seek to expand the amount of such loans in our portfolio in 2017. During periods of lower economic growth like those we have experienced in recent years, small to medium-sized businesses may be impacted more severely and more quickly than larger businesses. Consequently, the ability of such businesses to repay their loans may deteriorate, and in some cases this deterioration may occur quickly, which would adversely impact our results of operations and financial condition.

As a result of our acquisitions of Avenue, Magna, and CapitalMark over the last eighteen months, and our strong organic growth in our legacy markets, our level of commercial real estate loans has increased markedly from approximately 190% of risk-based capital as of December 31, 2014 to approximately 265% of risk-based capital as of September 30, 2016. The merger with BNC will further increase our amount of these types of loans. Though we currently operate within the federal banking regulatory agencies’ guidelines on the amount of these types of loans that a bank is encouraged to hold, and we don’t anticipate exceeding these levels for a material length of time, including following the consummation of the merger with BNC, there may be short-term periods when our levels of these loans exceed these guidelines.

The percentage of real estate construction and development loans in Pinnacle Bank’s portfolio was approximately 11.3% of total loans at September 30, 2016. These loans make up approximately 22.3% of our non-performing loans at September 30, 2016. This type of lending is generally considered to have relatively high credit risks because the principal is concentrated in a limited number of loans with repayment dependent on the successful completion and operation of the related real estate project. Weakness in residential real estate market prices as well as demand could result in price reductions in home and land values adversely affecting the value of collateral securing the construction and development loans that we hold. Should we experience the return of these adverse economic and real estate market conditions we may again experience increases in non-performing loans and other real estate owned, increased losses and expenses from the management and disposition of non-performing assets, increases in provision for loan losses, and increases in operating expenses as a result of the allocation of management time and resources to the collection and work out of loans, all of which would negatively impact our financial condition and results of operations.

Despite recent acquisitions we have made, we remain principally geographically concentrated in the Nashville, Tennessee and Knoxville, Tennessee MSAs, and changes in local economic conditions impact our profitability.

Prior to our acquisitions of CapitalMark and Magna, we operated primarily in the Nashville, Tennessee and Knoxville, Tennessee MSAs, and most of our borrowers, depositors and other customers lived or had operations in these areas. With our acquisitions of CapitalMark and Magna, we have increased our presence in the Knoxville MSA and expanded our operations into the Chattanooga, Tennessee—Georgia MSA and surrounding counties and the Memphis, Tennessee—Mississippi—Arkansas MSA, but the significant majority of our borrowers remain situated in the Nashville, Tennessee and Knoxville, Tennessee MSAs, and our recent acquisition of Avenue has further increased the number of borrowers we have in the Nashville, Tennessee MSA. Our success significantly depends upon the growth in population, income levels, deposits and housing starts in our markets (particularly the Nashville, Tennessee MSA), along with the continued attraction of business ventures to these areas, and our profitability is impacted by the changes in general economic conditions in these markets. We cannot assure you that economic conditions, including loan demand, in our markets will not deteriorate during 2017 or thereafter, and upon any deterioration, we may not be able to grow our loan portfolio in line with our expectations, the ability of our customers to repay their loans to us may be negatively impacted and our financial condition and results of operations could be negatively impacted.

In connection with our merger with BNC, we have agreed to acquire banks in select markets in Virginia, North Carolina and South Carolina, which if consummated will provide additional geographic diversity. Nonetheless, compared to national financial institutions, even following consummation of the merger, we will be less able to spread the risks of unfavorable local economic conditions across a large number of diversified economies. Moreover, we cannot give any assurance that we will benefit from any market growth or return of more favorable economic conditions in our primary market areas if they do occur.

Our acquisitions and future expansion may result in additional risks.

In 2015, we completed the acquisitions of CapitalMark and Magna, and in 2016, we completed the acquisition of Avenue. On January 22, 2017, we announced the signing of the merger agreement pursuant to which, subject to the terms and conditions set forth therein, (i) a wholly owned subsidiary of Pinnacle Financial will merge with and into BNC, with BNC surviving the merger and (ii) as soon as reasonably practicable following the merger and as a part of a single integrated transaction, we will cause BNC to merge with and into Pinnacle Financial, with Pinnacle Financial surviving the merger. Bank of North Carolina, BNC’s wholly owned bank subsidiary, and Pinnacle Bank will likewise merge if that transaction is consummated. We currently expect to consummate the merger in the third quarter of 2017, subject to the satisfaction of customary closing conditions including receipt of necessary shareholder and regulatory approvals. In addition to our proposed expansion into Virginia and the Carolinas, we expect to continue to expand in our current markets and in select high-growth markets located outside of Tennessee in the southeastern portion of the United States through additional branches and also may consider expansion within these markets through additional acquisitions of all or part of other financial institutions. These types of expansions involve various risks, including:

Management of Growth.    We may be unable to successfully:

•	maintain loan quality in the context of significant loan growth;

•	identify and expand into suitable markets;

•	obtain regulatory and other approvals;

•	identify and acquire suitable sites for new banking offices;

•	attract sufficient deposits and capital to fund anticipated loan growth;

•	maintain adequate common equity and regulatory capital;

•	avoid diversion or disruption of our existing operations or management as well as those of the acquired institution;

•	maintain adequate management personnel and systems to oversee such growth;

•	maintain adequate internal audit, loan review and compliance functions; and

•	implement additional policies, procedures and operating systems required to support such growth.

Operating results.    There is no assurance that existing offices or future offices will maintain or achieve deposit levels, loan balances or other operating results necessary to avoid losses or produce profits. Our growth strategy necessarily entails growth in overhead expenses as we routinely add new offices and staff. Our historical results may not be indicative of future results or results that may be achieved as we continue to increase the number and concentration of our branch offices in our newer markets.

Development of offices.    There are considerable costs involved in opening branches, and new branches generally do not generate sufficient revenues to offset their costs until they have been in operation for at least a year or more. Accordingly, any new branches we establish can be expected to negatively impact our earnings for some period of time until they reach certain economies of scale. The same is true for our efforts to expand in these markets with the hiring of additional seasoned professionals with significant experience in that market. Our expenses could be further increased if we encounter delays in opening any of our new branches. We may be unable to accomplish future branch expansion plans due to a lack of available satisfactory sites, difficulties in acquiring such sites, increased expenses or loss of potential sites due to complexities associated with zoning and permitting processes, higher than anticipated merger and acquisition costs or other factors. Finally, we have no assurance any branch will be successful even after it has been established or acquired, as the case may be.

Regulatory and economic factors.    Our growth and expansion plans may be adversely affected by a number of regulatory and economic developments or other events. Failure to obtain required regulatory approvals (including those necessary to consummate the merger with BNC), changes in laws and regulations or other regulatory developments and changes in prevailing economic conditions or other unanticipated events may prevent or adversely affect our continued growth and expansion. Such factors may cause us to alter our growth and expansion plans or slow or halt the growth and expansion process, which may prevent us from entering our expected markets or allow competitors to gain or retain market share in our existing markets.

Failure to successfully address these and other issues related to our expansion could have a material adverse effect on our financial condition and results of operations, and could adversely affect our ability to successfully implement our business strategy. Also, if our growth occurs more slowly than anticipated or declines, our operating results could be materially adversely affected.

If our allowance for loan losses is not sufficient to cover losses inherent in our portfolio, our earnings will decrease.

If loan customers with significant loan balances fail to repay their loans, our earnings and capital levels will suffer. We make various assumptions and judgments about the probable losses in our loan portfolio, including the creditworthiness of our borrowers and the value of any collateral securing the loans. We maintain an allowance for loan losses to cover our estimate of the probable losses in our loan portfolio. In determining the size of this allowance, we utilize estimates based on analyses of volume and types of loans, internal loan classifications, trends in classifications, volume and trends in delinquencies, nonaccruals and charge-offs, loss experience of various loan categories, national and local economic conditions, industry and peer bank loan quality indications, and other pertinent factors and information. If our assumptions are inaccurate, our current allowance may not be sufficient to cover potential loan losses, and additional provisions may be necessary which would decrease our earnings.

In addition, federal and state regulators periodically review our loan portfolio and may require us to increase our allowance for loan losses or recognize loan charge-offs. Their conclusions about the quality of a particular borrower or our entire loan portfolio may be different than ours. Any increase in our allowance for loan losses or loan charge offs as required by these regulatory agencies could have a negative effect on our operating results. Moreover, additions to the allowance may be necessary based on changes in economic and real estate market conditions, new information regarding existing loans (including those we acquired in our recently completed acquisitions and those we expect to acquire as a result of our merger with BNC) identification of additional problem loans, accounting rule changes (like those related to the Financial Accounting Standards Board’s rules regarding accounting for current expected credit losses) and other factors, both within and outside of our management’s control. These additions may require increased provision expense which would negatively impact our results of operations.

We may not be able to successfully integrate the businesses we recently acquired and BNC or to realize the anticipated benefits of the acquisitions.

We are still in the process of integrating the businesses we recently acquired, and, upon consummation of the merger, will begin the process of integrating BNC. A successful integration of these businesses with ours will depend substantially on our ability to consolidate operations, corporate cultures, systems and procedures and to eliminate redundancies and costs. We may not be able to combine our business with the businesses we recently acquired and with the business of BNC without encountering difficulties, such as:

•	the loss of key employees;

•	the disruption of operations and business;

•	inability to maintain and increase competitive presence;

•	loan and deposit attrition, customer loss and revenue loss;

•	possible inconsistencies in standards, control procedures and policies;

•	unexpected problems with costs, operations, personnel, technology and credit; and/or

•	problems with the assimilation of new operations, sites or personnel, which could divert resources from regular banking operations.

Additionally, general market and economic conditions or governmental actions affecting the financial industry generally may inhibit our successful integration of these businesses and BNC.

Further, we acquired these businesses, and have entered into the merger agreement to acquire BNC, with the expectation that these acquisitions will result in various benefits including, among other things, benefits relating to enhanced revenues, a strengthened market position for the combined company, cross selling opportunities, technological efficiencies, cost savings and operating efficiencies. Achieving the anticipated benefits of these acquisitions is subject to a number of uncertainties, including whether we integrate the acquired businesses and BNC in an efficient and effective manner, and general competitive factors in the marketplace. Failure to achieve these anticipated benefits on the anticipated timeframe, or at all, could result in a reduction in the price of our shares as well as in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy and could materially and adversely affect our business, financial condition and operating results. Additionally, we made fair value estimates of certain assets and liabilities in recording these acquisitions, and, upon consummation of the merger with BNC, will make such estimates in recording such acquisition. Actual values of these assets and liabilities could differ from our estimates, which could result in our not achieving the anticipated benefits of these acquisitions. Finally, any cost savings that are realized may be offset by losses in revenues or other charges to earnings.

The combined company following the BNC merger will incur significant transaction and merger-related costs in connection with the merger.

We expect to incur significant costs associated with combining the operations of BNC with our operations. We just recently began collecting information in order to formulate detailed integration plans to deliver anticipated cost savings. Additional unanticipated costs may be incurred in the integration of our business with the business of BNC. Although we expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

Whether or not the merger is consummated, we will incur substantial expenses, such as legal, accounting and financial advisory fees, in pursuing the merger which will adversely impact our earnings. Completion of the merger is conditioned upon customary closing conditions, including the receipt of all required governmental authorizations, consents, orders and approvals, including approval by certain federal and state banking regulators. We and BNC intend to pursue all required approvals in accordance with the merger agreement. However, there can be no assurance that such approvals will be obtained on the anticipated timeframe, or at all.

Failure to complete the merger could cause our results to be adversely affected, our stock price to decline or have a material and adverse effect on our liquidity and capital resources.

If the merger is not completed for any reason, our stock price may decline because costs related to the merger, such as legal, accounting and financial advisory fees, must be paid even if the merger is not completed. Moreover, if BNC terminates the merger agreement because our board of directors withdraws or modifies or qualifies its recommendation that our shareholders vote in favor of our issuance of shares of our common stock in connection with the merger, we may be required to pay a termination fee of $66.0 million to BNC. In addition, if the merger is not completed, whether because of our failure to receive required regulatory approvals in a timely fashion or because one of the parties has breached its obligations in a way that permits BNC to terminate the merger agreement, or for any other reason, our stock price may decline to the extent that the current market price reflects a market assumption that the merger will be completed.

Our proposed merger with BNC involves risks unlike those we have faced in connection with our other recent acquisitions.

Since January 1, 2015, we have acquired three financial institutions with aggregate total assets of approximately $2.93 billion as of the respective dates we consummated those acquisitions. BNC’s total assets as of September 30, 2016 are approximately $6.802 billion, and accordingly BNC’s total assets significantly exceed the aggregate total assets of all of these financial institutions combined. For the merger to be successful, we will need to, among other things, successfully export our business strategies to the new markets in which BNC operates and effectively manage a combined company that is over 50% larger than our present size, measured by total assets. Moreover, all of our acquisitions to date have been of financial institutions headquartered in Tennessee with significant operations in markets with which we were familiar. BNC operates 76 banking offices across three states in many markets that are unfamiliar to us. We will rely heavily on BNC’s existing personnel to grow loan and deposit balances in those markets and if we are unable to retain BNC’s key employees our results of operations may be materially and adversely affected. In addition, BNC’s loan portfolio is made up of a greater percentage of commercial real estate loans than we have in our portfolio and BNC is more dependent on noncore funding than we are. Our regulators will be closely monitoring the levels of commercial real estate loans in our portfolio following the closing of the merger and, if we are unable to originate a significant amount of loans in other segments of our portfolio or increase our capital levels in amounts sufficient to keep our concentration of these commercial real estate loans below regulatory guidelines, our ability to continue to aggressively grow our balance sheet may be negatively affected and our results of operations may be materially and adversely affected. In addition, if we are not able to increase the amount of core funding in these markets, particularly in lower cost deposits, our net interest margin and liquidity may be adversely affected which could result in a material and adverse impact on our results of operations.

In order to consummate the merger, the second step merger and the merger of Pinnacle Bank with the Bank of North Carolina we will be required to receive certain regulatory approvals. While we have been able to promptly secure the required regulatory approvals for our recently completed acquisitions, the complexity, size and geographic scope of our proposed merger with BNC may result in these required regulatory approvals being granted more slowly or not at all. If we are unable to secure the required regulatory approvals to consummate the merger as quickly as we have in other transactions, or at all, our ability to achieve the synergies and cost savings that we have estimated we can achieve in this transaction may be delayed and our results of operations may be materially and adversely affected. Moreover, a delay in receiving any required regulatory approvals may cause our stock price to decline. Moreover, as a condition to their approval of the merger with BNC, certain regulators may impose requirements, limitations or costs or place restrictions on the conduct of the business of the combined company after the closing of the acquisition. Any one of these requirements, limitations, costs or restrictions could jeopardize or delay the effective time of the merger or materially reduce the anticipated benefits of the transaction and could adversely affect our ability to integrate BNC with our operations and/or reduce or eliminate the anticipated benefits of the transaction. This could result in a failure to consummate the transactions or have a material adverse effect on the business and results of operations of the combined company.

We may face risks with respect to future acquisitions.

When we attempt to expand our business through mergers and acquisitions (as we have aggressively done recently), we seek targets that are culturally similar to us, have experienced management and possess either significant market presence or have potential for improved profitability through economies of scale or expanded services. In addition to the general risks associated with our growth plans which are highlighted above, in general acquiring other banks, businesses or branches, particularly those in markets with which we are less familiar, involves various risks commonly associated with acquisitions, including, among other things:

•	the time and costs associated with identifying and evaluating potential acquisition and merger targets;

•	inaccuracies in the estimates and judgments used to evaluate credit, operations, management and market risks with respect to the target institution;

•

the time and costs of evaluating new markets, hiring experienced local management, including as a result of de novo expansion into a market, and opening new bank locations, and the time lags between these activities and the generation of sufficient assets and deposits to support the significant costs of the expansion that we may incur, particularly in the first 12 to 24 months of operations;

•	our ability to finance an acquisition and possible dilution to our existing shareholders;

•	the diversion of our management’s attention to the negotiation of a transaction;

•	the incurrence of an impairment of goodwill associated with an acquisition and adverse effects on our results of operations;

•	entry into new markets where we have limited or no direct prior experience;

•	closing delays and increased expenses related to the resolution of lawsuits filed by our shareholders or shareholders of companies we may seek to acquire;

•	the inability to receive regulatory approvals timely or at all, or such approvals being restrictively conditional; and

•	risks associated with integrating the operations and personnel of the acquired business.

We expect to continue to evaluate merger and acquisition opportunities that are presented to us in our current markets as well as other markets throughout the southeastern portion of the United States and conduct due diligence activities related to possible transactions with other financial institutions. As a result, merger or acquisition discussions and, in some cases, negotiations may take place and future mergers or acquisitions involving cash, debt or equity securities may occur at any time. Generally, acquisitions of financial institutions involve the payment of a premium over book and market values, and, therefore, some dilution of our book value and fully diluted earnings per share may occur in connection with any future transaction. Failure to realize the expected revenue increases, cost savings, increases in product presence and/or other projected benefits from an acquisition could have a material adverse effect on our financial condition and results of operations.

In addition, we may face significant competition from numerous other financial services institutions, many of which may have greater financial resources than we do, when considering acquisition opportunities, particularly in our targeted high-growth markets located outside of Tennessee. Accordingly, attractive acquisition opportunities may not be available to us. There can be no assurance that we will be successful in identifying or completing our pending or any potential future acquisitions.

Implementation of the various provisions of the Dodd-Frank Act may increase our operating costs or otherwise have a material effect on our business, financial condition or results of operations.

On July 21, 2010, former President Obama signed the Dodd-Frank Act. This landmark legislation includes, among other things, (i) the creation of a Financial Services Oversight Counsel to identify emerging systemic risks and improve interagency cooperation; (ii) the elimination of the Office of Thrift Supervision and the transfer of oversight of federally chartered thrift institutions and their holding companies to the Office of the Comptroller of the Currency and the Federal Reserve; (iii) the creation of a Consumer Financial Protection Agency authorized to promulgate and enforce consumer protection regulations relating to financial products that would affect banks and non-bank finance companies; (iv) the establishment of new capital and prudential standards for banks and bank holding companies; (v) enhanced regulation of financial markets, including the derivatives, securitization and mortgage origination markets; (vi) the elimination of certain proprietary trading and private equity investment activities by banks; (vii) the elimination of barriers to de novo interstate branching by banks; (viii) a permanent increase of FDIC deposit insurance to $250,000; (ix) the authorization of interest-bearing transaction accounts; and (x) changes in how the FDIC deposit insurance assessments are calculated and an increase in the minimum designated reserve ratio for the Deposit Insurance Fund.

Certain provisions of the legislation were not immediately effective or are subject to required studies and implementing regulations. Further, community banks with less than $10 billion in assets are exempt from certain provisions of the legislation. We exceeded $10 billion in assets upon the consummation of the Avenue merger, causing us to become subject to these additional regulations, and, as described below, our results of operations may be materially impacted by the additional costs to comply with these additional regulations as well as the higher costs associated with increased deposit insurance premiums.

The Dodd-Frank Act and its implementing regulations impose various additional requirements on bank holding companies with $10 billion or more in total assets, including compliance with portions of the Federal Reserve’s enhanced prudential oversight requirements and annual stress testing requirements. In addition, banks with $10 billion or more in total assets are primarily examined by the CFPB with respect to various federal consumer financial protection laws and regulations. Previously, Pinnacle Bank was subject to regulations adopted by the CFPB, but the FDIC was primarily responsible for examining our compliance with consumer protection laws and those CFPB regulations. As a relatively new agency with evolving regulations and practices, there is uncertainty as to how the CFPB’s examination and regulatory authority might impact our business.

Since we have exceeded $10 billion in assets, we will now be required, under the Dodd-Frank Act, to submit annually a stress test to the Federal Reserve that projects our performance in various economic scenarios provided by the Federal Reserve. We are required to submit our first stress test in 2017. The Dodd-Frank Act stress tests are forward-looking exercises conducted by the Federal Reserve and financial companies regulated by the Federal Reserve to help ensure institutions have sufficient capital to absorb losses and support operations during adverse economic conditions. In performing these stress tests, we will be required to make certain assumptions in modeling future performance and must support these assumptions through statistical analysis and observed market behavior where applicable. The outcome of the Federal Reserve’s analysis of our projected performance (to include capital, earnings, and balance sheet changes) will be used in supervision of us and will assist the Federal Reserve in assessing our risk profile and capital adequacy. The results of any stress test that we perform could hinder our ability to pay quarterly cash dividends to shareholders as has been our practice, and could also impact decisions made by the Federal Reserve and other bank regulators regarding future acquisitions or investments by us or Pinnacle Bank.

In addition, beginning on July 1, 2017 we will become subject to the Durbin Amendment promulgated under the Dodd-Frank Act. Under the Durbin Amendment, interchange fees for debit card transactions are capped at $0.21 plus five basis points. This limitation on interchange fees will adversely impact our results of operations.

Compliance with these requirements that are now applicable to us since we have exceeded $10 billion in total assets may necessitate that we hire or contract with additional compliance or other personnel, design and implement additional internal controls, or incur other significant expenses, any of which could have a material adverse effect on our business, financial condition or results of operations. Compliance with the annual stress testing requirements, part of which must be publicly disclosed, may adversely affect our stock price or our ability to retain our customers or effectively compete for new business opportunities.

Although many of regulations implementing portions of the Dodd-Frank Act have been promulgated, we are still unable to predict how this significant legislation may be interpreted and enforced or the full extent to which implementing regulations and supervisory policies may affect us. Finally, President Donald Trump and the Congressional majority have indicated that the Dodd-Frank Act will be under further scrutiny and some of the provisions of the Dodd-Frank Act and CFTC rules promulgated thereunder may be revised, repealed or amended. There can be no assurance that these or future reforms will not significantly increase our compliance or operating costs or otherwise have a significant impact on our business, financial condition and results of operations.

Negative developments in the U.S. and local economy may adversely impact our results in the future.

Economic conditions in the markets in which we operate deteriorated significantly between early 2008 and the middle of 2010. These challenges manifested themselves primarily in the form of increased levels of provisions for loan losses and other real estate expense related to declining collateral values in our real estate loan portfolio and increased costs associated with our portfolio of other real estate owned. Although economic conditions appear to have stabilized and strengthened in our markets in the more recent periods and we have refocused our efforts on growing our earning assets, we believe that we will continue to experience an uncertain economic environment during 2017. Accordingly, we expect that our results of operations could be negatively impacted by economic conditions, including reduced loan demand. There can be no assurance that the economic conditions that have adversely affected the financial services industry, and the capital, credit and real estate markets, generally, or us in particular, will improve materially, or at all, in the near future, or thereafter, in which case we could experience reduced earnings or again experience significant losses and write-downs of assets, and could face capital and liquidity constraints or other business challenges.

Our ability to grow our loan portfolio may be limited by, among other things, economic conditions, competition within our market areas, the timing of loan repayments and seasonality.

Our ability to continue to improve our operating results is dependent upon, among other things, aggressively growing our loan portfolio. While we believe that our strategy to grow our loan portfolio is sound and our growth targets are achievable over an extended period of time, competition within our market areas is significant, particularly for borrowers whose businesses have been less negatively impacted by the challenging economic conditions of the last few years. We compete with both large regional and national financial institutions, who are sometimes able to offer more attractive interest rates and other financial terms than we choose to offer, and smaller community-based financial institutions who seek to offer a similar level of service to that which we offer. This competition can make loan growth challenging, particularly if we are unwilling to price loans at levels that would cause unacceptable levels of compression of our net interest margin or if we are unwilling to structure a loan in a manner that we believe results in a level of risk to us that we are not willing to accept. Moreover, loan growth throughout the year can fluctuate due in part to seasonality of the businesses of our borrowers and potential borrowers and the timing on loan repayments, particularly those of our borrowers with significant relationships with us, resulting from, among other things, excess levels of liquidity.

Our investment in BHG may not produce the contribution to our results of operations that we expect.

Pinnacle Financial and Pinnacle Bank collectively hold a 49% interest in BHG. While we have a significant stake in BHG, are entitled to designate two members of BHG’s five person board of managers and in some instances have protective rights to block BHG from engaging in certain activities, including, until March 1, 2020, a sale of BHG (following March 1, 2020, the other managers can approve a sale of BHG without our consent), the other managers and members of BHG may make most decisions regarding BHG’s operations without our consent or approval. Any sale of all or a portion of our interest in BHG would adversely affect our noninterest income. Moreover, there are certain limitations on our ability to sell our interest in BHG without first offering BHG and the other members a right of first refusal, and we are prohibited from transferring any portion of our interest without the consent of the other members of BHG prior to March 1, 2021, other than transfers in connection with an acquisition of Pinnacle Financial or Pinnacle Bank or as a result of a change in applicable law that forces us and/or Pinnacle Bank to divest our or Pinnacle Bank’s ownership interests in BHG.

A significant portion of BHG’s revenue (and correspondingly our interest in any of BHG’s net profits) comes from the sale of loans originated by BHG to community banks. Moreover, the aggregate purchase price we paid to acquire our interest in BHG was based on our expectation that BHG will continue to grow its business and increase the amount of loans that it is able to originate and sell. In the event that BHG’s loan growth slows over historical levels or its loan sales decrease (including but not limited to as a result of regulatory restrictions on banks that are the principal purchasers of BHG’s loans), its results of operations and our non-interest income would be adversely affected. BHG currently operates in most states without the need for a permit or any other license. In the event that BHG was required to register or become licensed in any state in which it operates, or regulations are adopted that seek to limit BHG’s ability to operate in any jurisdiction or that seek to limit the amounts of interest that BHG can charge on its loans, BHG’s results of operations (and our and Pinnacle Bank’s interest in BHG’s net profits) could be materially and adversely affected.

BHG’s business may become subject to increased scrutiny by the FDIC or the Federal Reserve as it grows or as a result of our investment. The FDIC has published guidance related to the operation of marketplace lenders and banks’ business relationships with such lenders and other third parties in which banks are required to exercise increased oversight and ongoing monitoring and other responsibility for such third parties’ compliance with applicable regulatory guidance and requirements. As a result, we are subject to enhanced responsibility for and risk related to BHG and our relationship with it. BHG’s compliance costs may increase and its loan yields may be negatively impacted, which would negatively impact its results of operations and our and Pinnacle Bank’s interest in BHG’s net profits. If banks that are examined by the FDIC became restricted in their ability to buy loans originated by BHG, BHG’s business would be negatively impacted, which would negatively impact our interest in BHG’s profits.

Changes to requirements for bank holding companies and depository institutions that became effective January 1, 2015 and continue to be phased in may negatively impact Pinnacle Financial’s and Pinnacle Bank’s results of operations.

In July 2013, the Federal Reserve Board and the FDIC approved final rules that substantially amend the regulatory risk-based capital rules applicable to Pinnacle Bank and Pinnacle Financial. The final rules, which became effective on January 1, 2015, implement the Basel III regulatory capital reforms and changes required by the Dodd-Frank Act.

Under these rules, the leverage and risk-based capital ratios of bank holding companies may not be lower than the leverage and risk-based capital ratios for insured depository institutions. The final rules include new minimum risk-based capital and leverage ratios. Moreover, these rules refine the definition of what constitutes “capital” for purposes of calculating those ratios, including the definitions of Tier 1 capital and Tier 2 capital. The minimum capital level requirements now applicable to bank holding companies and banks subject to the rules are: (i) a common equity Tier 1 risk-based capital ratio of 4.5%; (ii) a Tier 1 risk-based capital ratio of 6%; (iii) a total risk-based capital ratio of 8%; and (iv) a Tier 1 leverage ratio of 4% for all institutions. The rules also establish a “capital conservation buffer” of 2.5% (being phased in over three years beginning January 1, 2016) above the new regulatory minimum risk-based capital ratios, and result in the following minimum ratios once the capital conservation buffer is fully phased in: (i) a common equity Tier 1 risk-based capital ratio of 7%, (ii) a Tier 1 risk-based capital ratio of 8.5%, and (iii) a total risk-based capital ratio of 10.5%. The capital conservation buffer requirement was being phased in at 0.625% of risk-weighted assets in 2016 and will increase by a like amount each year until fully implemented in January 2019. We will be subject to limitations on paying dividends, engaging in share repurchases and paying discretionary bonuses if our capital levels fall below these minimums plus the buffer amounts. These limitations establish a maximum percentage of eligible retained income that could be utilized for such actions.

Under these rules, Tier 1 capital generally consists of common stock (plus related surplus) and retained earnings, limited amounts of minority interest in the form of additional Tier 1 capital instruments, and non-cumulative preferred stock and related surplus, subject to certain eligibility standards, less goodwill and other specified intangible assets and other regulatory deductions. Cumulative preferred stock and trust preferred securities issued after May 19, 2010, no longer qualify as Tier 1 capital, but such securities issued prior to May 19, 2010, including in the case of bank holding companies with less than $15.0 billion in total assets at that date, trust preferred securities issued prior to that date, continue to count as Tier 1 capital subject to certain limitations. If we consummate the merger, we expect that our total assets will exceed $15.0 billion, which, as a result of exceeding that level as a result of a merger, would cause the subordinated debentures we and BNC have issued in connection with prior trust preferred securities offerings to cease to qualify as Tier 1 capital under applicable banking regulations and we may need to increase the level of Tier 1 capital we maintain through issuances of common stock (in addition to the common stock we are offering pursuant to this prospectus supplement) or noncumulative perpetual preferred stock, which could cause dilution to our existing common shareholders. Though these trust preferred securities would no longer qualify as Tier 1 capital from and after the closing of the merger, we believe they would continue to qualify as Tier 2 capital. The definition of Tier 2 capital is generally unchanged for most banking organizations, subject to certain new eligibility criteria.

Common equity Tier 1 capital generally consists of common stock (plus related surplus) and retained earnings plus limited amounts of minority interest in the form of common stock, less goodwill and other specified intangible assets and other regulatory deductions.

The final rules allow banks and their holding companies with less than $250 billion in assets a one-time opportunity to opt-out of a requirement to include unrealized gains and losses in accumulated other comprehensive income in their capital calculation. Both Pinnacle Financial and Pinnacle Bank opted-out of this requirement.

The application of more stringent capital requirements for Pinnacle Financial and Pinnacle Bank, like those adopted to implement the Basel III reforms, could, among other things, result in lower returns on invested capital, require the raising of additional capital, like the shares of common stock offered hereby and the subordinated notes recently issued by Pinnacle Financial, and result in regulatory actions if we were to be unable to comply with such requirements. Furthermore, the imposition of liquidity requirements in connection with the implementation of Basel III could result in our having to lengthen the term of our funding, restructure our business models and/or increase our holdings of liquid assets.

Implementation of changes to asset risk weightings for risk based capital calculations, items included or deducted in calculating regulatory capital and/or additional capital conservation buffers could result in management modifying its business strategy and could limit our ability to make distributions, including paying dividends or buying back shares.

Our ability to maintain required capital levels and adequate sources of funding and liquidity could be impacted by changes in the capital markets and deteriorating economic and market conditions.

Federal and state bank regulators require Pinnacle Financial and Pinnacle Bank to maintain adequate levels of capital to support operations. At September 30, 2016, Pinnacle Financial’s and Pinnacle Bank’s regulatory capital ratios were at “well-capitalized” levels under regulatory guidelines. However, as described above, our business strategy calls for continued growth in our existing banking markets and targeted expansion in new markets. Growth in assets at rates in excess of the rate at which our capital is increased through retained earnings will reduce our capital ratios unless we continue to increase capital as we are seeking to do in connection with this offering. Failure by us to meet applicable capital guidelines or to satisfy certain other regulatory requirements could subject us to a variety of enforcement remedies available to the federal regulatory authorities and would negatively impact our ability to pursue acquisitions or other expansion opportunities.

In addition to the shares of common stock offered hereby, we may need to raise additional capital in the future to provide us with sufficient capital resources and liquidity to meet our commitments and business needs. Our ability to maintain capital levels, sources of funding and liquidity could be impacted by changes in the capital markets and deteriorating economic and market conditions. Pinnacle Bank is required to obtain regulatory approval in order to pay dividends to Pinnacle Financial unless the amount of such dividends does not exceed its net income for that calendar year plus retained net income for the preceding two years. Any restriction on the ability of Pinnacle Bank to pay dividends to Pinnacle Financial could impact Pinnacle Financial’s ability to continue to pay dividends on its common stock.

We cannot assure you that access to capital will be available to us on acceptable terms or at all. Any occurrence that may limit our access to the capital markets may materially and adversely affect our capital costs and our ability to raise capital and/or debt and, in turn, our liquidity. If we cannot raise additional capital when needed, our ability to expand through internal growth or acquisitions or to continue operations could be impaired.

Certain of our deposits and other funding sources may be volatile and impact our liquidity.

In addition to the traditional core deposits, such as demand deposit accounts, interest checking, money market savings and certificates of deposits less than $250,000, we utilize or in the past have utilized several noncore funding sources, such as brokered certificates of deposit, Federal Home Loan Bank (FHLB) of Cincinnati advances, federal funds purchased and other sources. We utilize these noncore funding sources to fund the ongoing operations and growth of Pinnacle Bank. The availability of these noncore funding sources is subject to broad economic conditions, in some instances regulation, and to investor assessment of our financial strength and, as such, the cost of funds may fluctuate significantly and/or the availability of such funds may be restricted, thus impacting our net interest income, our immediate liquidity and/or our access to additional liquidity. We have somewhat similar risks to the extent high balance core deposits exceed the amount of deposit insurance coverage available.

We impose certain internal limits as to the absolute level of noncore funding we will incur at any point in time. Should we exceed those limitations, we may need to modify our growth plans, liquidate certain assets, participate loans to correspondents or execute other actions to allow for us to return to an acceptable level of noncore funding within a reasonable amount of time.

We are dependent on our information technology and telecommunications systems and third-party servicers, and systems failures, interruptions or breaches of security could have an adverse effect on our financial condition and results of operations.

Our operations rely on the secure processing, storage and transmission of confidential and other information in our computer systems and networks. Although we take protective measures and endeavor to modify these systems as circumstances warrant, the security of our computer systems, software and networks may be vulnerable to breaches, unauthorized access, misuse, computer viruses or other malicious code and other events that could have a security impact. We provide our customers the ability to bank remotely, including over the Internet or through their mobile device. The secure transmission of confidential information is a critical element of remote and mobile banking. Our network could be vulnerable to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and other security breaches. We may be required to spend significant capital and other resources to protect against the threat of security breaches and computer viruses, or to alleviate problems caused by security breaches or viruses. To the extent that our activities or the activities of our customers involve the storage and transmission of confidential information, security breaches (including breaches of security of customer systems and networks) and viruses could expose us to claims, litigation and other possible liabilities. Any inability to prevent security breaches or computer viruses could also cause existing customers to lose confidence in our systems and could adversely affect our reputation, results of operations and ability to attract and maintain customers and businesses. In addition, a security breach could also subject us to additional regulatory scrutiny, expose us to civil litigation and possible financial liability and cause reputational damage.

In addition, we outsource many of our major systems, such as data processing, loan servicing and deposit processing systems. The failure of these systems, or the termination of a third-party software license or service agreement on which any of these systems is based, could interrupt our operations. Because our information technology and telecommunications systems interface with and depend on third-party systems, we could experience service denials if demand for such services exceeds capacity or such third-party systems fail or experience interruptions. If sustained or repeated, a system failure or service denial could result in a deterioration of our ability to process new and renewal loans, gather deposits and provide customer service, compromise our ability to operate effectively, damage our reputation, result in a loss of customer business and/or subject us to additional regulatory scrutiny and possible financial liability, any of which could have a material adverse effect on our financial condition and results of operations.

If we are able to consummate the merger, we will face similar risks with respect to BNC’s computer systems and networks. We will have to analyze those systems to determine what protective measures are necessary, if any, to strengthen their systems. We may incur significant costs to upgrade their systems and networks and these costs may adversely affect our results of operations.

Environmental liability associated with commercial lending could result in losses.

In the course of business, Pinnacle Bank may acquire, through foreclosure, or deed in lieu of foreclosure, properties securing loans it has originated or purchased which are in default. Particularly in commercial real estate lending, there is a risk that hazardous substances could be discovered on these properties. In this event, we, or Pinnacle Bank, might be required to remove these substances from the affected properties at our sole cost and expense. The cost of this removal could substantially exceed the value of affected properties. We may not have adequate remedies against the prior owner or other responsible parties and could find it difficult or impossible to sell the affected properties. These events could have a material adverse effect on our business, results of operations and financial condition.

National or state legislation or regulation may increase our expenses and reduce earnings.

Bank regulators are increasing regulatory scrutiny, and additional restrictions (including those originating from the Dodd-Frank Act) on financial institutions have been proposed or adopted by regulators and by Congress. Changes in tax law, federal legislation, regulation or policies, such as bankruptcy laws, deposit insurance, consumer protection laws, and capital requirements, among others, can result in significant increases in our expenses and/or charge-offs, which may adversely affect our earnings. Changes in state or federal tax laws or regulations can have a similar impact. State and municipal governments, including the State of Tennessee, could seek to increase their tax revenues through increased tax levies which could have a meaningful impact on our results of operations. Furthermore, financial institution regulatory agencies are expected to continue to be aggressive in responding to concerns and trends identified in examinations, including the continued issuance of additional formal or informal enforcement or supervisory actions. These actions, whether formal or informal, could result in our agreeing to limitations or to take actions that limit our operational flexibility, restrict our growth or increase our capital or liquidity levels. Failure to comply with any formal or informal regulatory restrictions, including informal supervisory actions, could lead to further regulatory enforcement actions. Negative developments in the financial services industry and the impact of recently enacted or new legislation in response to those developments could negatively impact our operations by restricting our business operations, including our ability to originate or sell loans, and adversely impact our financial performance. In addition, industry, legislative or regulatory developments may cause us to materially change our existing strategic direction, capital strategies, compensation or operating plans.

A decline in our stock price or expected future cash flows, or a material adverse change in our results of operations or prospects, could result in impairment of our goodwill.

A significant and sustained decline in our stock price and market capitalization below book value, a significant decline in our expected future cash flows, a significant adverse change in the business climate, slower growth rates or other factors could result in impairment of our goodwill. At September 30, 2016, our goodwill and other identifiable intangible assets totaled approximately $566.8 million, and on a pro forma basis after giving effect to the BNC merger and this offering, would have been approximately $1.8 billion. If we were to conclude that a write-down of our goodwill is necessary, then the appropriate charge would likely cause a material loss. Any significant loss would further adversely impact the capacity of Pinnacle Bank to pay dividends to us without seeking prior regulatory approval, which could adversely affect our ability to pay required interest payments on our outstanding indebtedness.

Competition with other banking institutions could adversely affect our profitability.

A number of banking institutions in our geographic markets have higher lending limits, more banking offices, and a larger market share of loans or deposits than we do. In addition, our asset management division competes with numerous brokerage firms and mutual fund companies which are also much larger. In some respects, this may place these competitors in a competitive advantage. This competition may limit or reduce our profitability, reduce our growth and adversely affect our results of operations and financial condition.

Inability to retain senior management and key employees or to attract new experienced financial services professionals could impair our relationship with our customers, reduce growth and adversely affect our business.

We have assembled a senior management team which has substantial background and experience in banking and financial services in the Nashville, Knoxville, Memphis and Chattanooga markets. Moreover, much of our organic loan growth in 2012 through 2016 was the result of our ability to attract experienced financial services professionals who have been able to attract customers from other financial institutions. Inability to retain these key personnel (including key personnel of the businesses we have acquired and BNC, if the merger is consummated) or to continue to attract experienced lenders with established books of business could negatively impact our growth because of the loss of these individuals’ skills and customer relationships and/or the potential difficulty of promptly replacing them. Moreover, the higher costs we have to pay to hire and retain these experienced individuals could cause our noninterest expense levels to rise and negatively impact our results of operations.

We are subject to certain litigation, and our expenses related to this litigation may adversely affect our results.

We are from time to time subject to certain litigation in the ordinary course of our business. We may also be subject to claims related to our loan servicing programs, particularly those involving servicing of commercial real estate loans. These claims and legal actions, as well as supervisory actions by our regulators, including the Consumer Financial Protection Bureau of other regulatory agencies with which we deal, including those with oversight of our loan servicing programs, could involve large monetary claims and significant defense costs. The outcome of these cases is uncertain. Substantial legal liability or significant regulatory action against us could have material adverse financial effects or cause significant reputational harm to us, which in turn could seriously harm our business prospects.

Our business is dependent on technology, and an inability to invest in technological improvements may adversely affect our results of operations and financial condition.

The financial services industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. We have made significant investments in data processing, management information systems and internet banking accessibility. Our future success will depend in part upon our ability to create additional efficiencies in our operations through the use of technology. Many of our competitors have substantially greater resources to invest in technological improvements. We cannot make assurances that our technological improvements will increase our operational efficiency or that we will be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to our customers.

We are subject to various statutes and regulations that may impose additional costs or limit our ability to take certain actions.

We operate in a highly regulated industry and are subject to examination, supervision, and comprehensive regulation by various regulatory agencies. Our compliance with these regulations is costly and restricts certain of our activities, including payment of dividends, mergers and acquisitions, investments, loans and interest rates charged on loans, interest rates paid on deposits and locations of offices. We are also subject to capital requirements established by our regulators, which require us to maintain specified levels of capital. It is possible that our FDIC assessments may increase in the future. Any future assessment increases could negatively impact our results of operations. Significant changes in laws and regulations applicable to the banking industry have been recently adopted and others are being considered in Congress. We cannot predict the effects of these changes on our business and profitability. Because government regulation greatly affects the business and financial results of commercial banks and bank holding companies, our cost of compliance could adversely affect our ability to operate profitably.

Risks related to our common stock and this offering

There are material limitations with making preliminary estimates of our and BNC’s financial results for the three months and year ended December 31, 2016 prior to the completion of our and BNC’s and our and BNC’s auditors’ financial review procedures for such period.

The preliminary financial estimates contained in “Prospectus supplement summary—recent developments” are not a comprehensive statement of our and BNC’s financial results for the three months and year ended December 31, 2016 and have not been audited by our or BNC’s, as applicable, independent registered public accounting firm. Our and BNC’s consolidated financial statements for the year ended December 31, 2016 will not be available until after this offering is completed and, consequently, will not be available to you prior to investing in this offering. Our and BNC’s actual financial results for the three months and year ended December 31, 2016 may differ materially from the preliminary financial estimates we have provided as a result of the completion of our and BNC’s respective financial closing procedures, final adjustments and other developments arising between now and the time that our and BNC’s financial results for the three months and year ended December 31, 2016 are finalized. The preliminary financial data for us and BNC for the three months and fiscal year ended December 31, 2016 included herein have been prepared by, and are the responsibility of, management. Neither Crowe Horwath LLP, our independent registered public accounting firm, nor Cherry Bekaert LLP, BNC’s independent registered public accounting firm, has audited, reviewed, compiled or performed any procedures with respect to such preliminary estimates. Accordingly, neither Crowe Horwath LLP nor Cherry Bekaert LLP expresses an opinion or any other form of assurance with respect thereto.

The actual financial positions and results of operations of Pinnacle Financial and BNC may differ materially from the unaudited pro forma financial data included in this prospectus supplement.

The pro forma financial information contained in this prospectus supplement is presented for illustrative purposes only and may not be an indication of what our financial position or results of operations would have been had the transactions been completed on the dates indicated. The pro forma financial information has been derived from the audited and unaudited historical financial statements of Pinnacle Financial and BNC, and certain adjustments and assumptions have been made regarding the combined businesses after giving effect to the transactions. The assets and liabilities of BNC have been measured at fair value based on various preliminary estimates using assumptions that our management believes are reasonable utilizing information currently available. The process for estimating the fair value of acquired assets and assumed liabilities requires the use of judgment in determining the appropriate assumptions and estimates. These estimates may be revised as additional information becomes available and as additional analyses are performed. Differences between preliminary estimates in the pro forma financial information and the final acquisition accounting will occur and could have a material impact on the pro forma financial information and the combined company’s financial position and future results of operations.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect our financial condition or results of operations following the closing. Any potential decline in our financial condition or results of operations may cause significant variations in our share price.

Our ability to declare and pay dividends is limited.

While our board of directors has approved the payment of a quarterly cash dividend on our common stock since the fourth quarter of 2013, there can be no assurance of whether or when we may pay dividends on our common stock in the future. Future dividends, if any, will be declared and paid at the discretion of our board of directors and will depend on a number of factors. Our principal source of funds used to pay cash dividends on our common stock will be dividends that we receive from Pinnacle Bank. Although Pinnacle Bank’s asset quality, earnings performance, liquidity and capital requirements will be taken into account before we declare or pay any future dividends on our common stock, our board of directors will also consider our liquidity and capital requirements and our board of directors could determine to declare and pay dividends without relying on dividend payments from Pinnacle Bank.

Federal and state banking laws and regulations and state corporate laws restrict the amount of dividends we may declare and pay and that Pinnacle Bank may declare and pay to us. For example, Federal Reserve Board regulations implementing the capital rules required under Basel III do not permit dividends unless capital levels exceed certain higher levels applying capital conservation buffers that began to apply on January 1, 2016 and are being phased in over three years. For more information on these restrictions see “Dividend policy.”

In addition, the terms of (i) the indenture pursuant to which our subordinated debentures have been issued, (ii) the subordinated notes we assumed upon consummation of the Avenue merger, and (iii) the subordinated debentures and subordinated notes we will assume upon the consummation of the merger with BNC, prohibit us from paying dividends on our common stock at times when we are deferring the payment of interest on such subordinated debentures or subordinated notes. Moreover, the terms of the loan agreement for Pinnacle Financial’s line of credit prohibits us from paying dividends when there is an event of default existing under the loan agreement, or the payment of a dividend would cause an event of default.

We may issue additional common stock or other equity securities in the future which could dilute the ownership interest of existing shareholders.

In order to maintain our or Pinnacle Bank’s capital at desired or regulatory-required levels, we may issue additional shares of common stock, or securities convertible into, exchangeable for or representing rights to acquire shares of common stock. We may sell these shares at prices below the current market price of shares, and the sale of these shares may significantly dilute shareholder ownership. We could also issue additional shares in connection with acquisitions of other financial institutions such as BNC or investments in fee-related businesses such as BHG, which would also dilute shareholder ownership.

Holders of Pinnacle Financial’s and Pinnacle Bank’s indebtedness and junior subordinated debentures have rights that are senior to those of Pinnacle Financial’s shareholders.

At September 30, 2016, Pinnacle Financial had outstanding trust preferred securities and accompanying junior subordinated debentures totaling $82.5 million. Payments of the principal and interest on the trust preferred securities are conditionally guaranteed by Pinnacle Financial, and the accompanying subordinated debentures are senior to shares of Pinnacle Financial’s common stock. As a result, Pinnacle Financial must make payments on the subordinated debentures (and the related trust preferred securities) before any dividends can be paid on common stock and, in the event of Pinnacle Financial’s bankruptcy, dissolution or liquidation, the holders of the subordinated debentures must be satisfied before any distributions can be made on Pinnacle Financial’s common stock. Pinnacle Financial has the right to defer distributions on its junior subordinated debentures (and the related trust preferred securities) for up to five years, during which time no dividends may be paid on its common stock. If our financial condition deteriorates or if we do not receive required regulatory approvals, we may be required to defer distributions on our junior subordinated debentures. Upon consummation of the merger with BNC, Pinnacle Financial will assume $50.5 million in outstanding principal of junior subordinated debentures issued by certain of BNC’s subsidiaries. Such subordinated debentures will similarly rank senior to shares of Pinnacle’s common stock.

From time to time, Pinnacle Financial and Pinnacle Bank have issued, and in connection with the Avenue merger, assumed, subordinated notes. At September 30, 2016, we had an aggregate of $150.0 million of subordinated notes outstanding, not including the subordinated debentures issued in connection with our trust preferred securities, and on November 16, 2016, Pinnacle Financial issued an additional $120.0 million of subordinated notes. In addition, upon consummation of the merger, we will assume $60.0 million of subordinated notes issued by BNC. The terms of these notes prohibit or will prohibit Pinnacle Financial or Pinnacle Bank, as applicable, from declaring or paying any dividends or distributions on its common stock at any time when payment of interest on these notes has not been timely made and while any such accrued and unpaid interest remains unpaid. Moreover, the notes we have issued or assumed, and the notes issued by BNC that we will assume in connection with the merger, rank, or will rank, senior to shares of Pinnacle Financial’s common stock. In the event of any bankruptcy, dissolution or liquidation of Pinnacle Financial, these notes, along with Pinnacle Financial’s other indebtedness, would have to be repaid before Pinnacle Financial’s shareholders would be entitled to receive any of the assets of Pinnacle Financial.

Pinnacle Financial or Pinnacle Bank may from time to time issue additional subordinated indebtedness that would have to be repaid before Pinnacle Financial’s shareholders would be entitled to receive any of the assets of Pinnacle Financial or Pinnacle Bank.

Our management will have broad discretion as to the use of proceeds from this offering, and you may not agree with the manner in which we use the proceeds.

We intend to use a portion of the net proceeds of this offering to support our growth, including the funding of organic growth and to implement our strategic initiatives, which may include the potential expansion of our business through opportunistic acquisitions, for working capital, and other general corporate purposes, and to strengthen our and Pinnacle Bank’s regulatory capital position, although at present we do not have any current plans, arrangements or understandings to make any material capital investments or make any acquisitions, other than the merger which is an all-stock transaction. We have not formally designated the amount of net proceeds that we will contribute to Pinnacle Bank or that we will use for any particular purpose. Accordingly, our management will have broad discretion as to the application of the net proceeds of this offering and could use them for purposes other than those contemplated at the time of this offering. Our shareholders may not agree with the manner in which our management chooses to allocate and invest the net proceeds. We may not be successful in using the net proceeds from this offering to increase our profitability or market value, and we cannot predict whether the proceeds will be invested to yield a favorable return.

Our issuance of preferred stock could adversely affect holders of our common stock.

We have the ability under our current registration statement to issue shares of preferred stock. Further, our shareholders authorized our board of directors to issue up to 10,000,000 shares of preferred stock without any further action on the part of our shareholders. Our board also has the power, without shareholder approval, to set the terms of any series of preferred stock that may be issued, including voting rights, dividend rights, preferences over our common stock with respect to dividends or in the event of a dissolution, liquidation or winding up, and other terms. In the event that we issue preferred stock in the future that has preference over our common stock with respect to payment of dividends or upon our liquidation, dissolution, or winding up, or if we issue debt securities, incur other borrowings or issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of the holders of our common stock or the market price of our common stock could be adversely affected.

Even though our common stock is currently traded on the Nasdaq Stock Market’s Global Select Market, it has less liquidity than many other stocks quoted on a national securities exchange.

The trading volume in our common stock on the Nasdaq Global Select Market has been relatively low when compared with larger companies listed on the Nasdaq Global Select Market or other stock exchanges. Although we have experienced increased liquidity in our stock, we cannot say with any certainty that a more active and liquid trading market for our common stock will continue to develop, even after we consummate the merger. Because of this, it may be more difficult for shareholders to sell a substantial number of shares for the same price at which shareholders could sell a smaller number of shares.

We cannot predict the effect, if any, that future sales of our common stock in the market, or the availability of shares of common stock for sale in the market, will have on the market price of our common stock. We can give no assurance that sales of substantial amounts of common stock in the market, or the potential for large amounts of sales in the market, would not cause the price of our common stock to decline or impair our future ability to raise capital through sales of our common stock.

The market price of our common stock has fluctuated significantly, and may fluctuate in the future. These fluctuations may be unrelated to our performance. General market or industry price declines or overall market volatility in the future could adversely affect the price of our common stock, and the current market price may not be indicative of future market prices.

Our corporate organizational documents and the provisions of Tennessee law to which we are subject contain certain provisions that could have an anti-takeover effect and may delay, make more difficult or prevent an attempted acquisition of Pinnacle Financial that you may favor.

Our amended and restated charter, as amended, and bylaws, as amended, contain various provisions that could have an anti-takeover effect and may delay, discourage or prevent an attempted acquisition or change of control of Pinnacle Financial. These provisions include:

•	a provision requiring our board of directors to take into account specific factors when considering an acquisition proposal;

•	a provision that all extraordinary corporate transactions to which we are a party must be approved by a majority of the directors and a majority of the shares entitled to vote;

•	a provision that any special meeting of our shareholders may be called only by our president, our board of directors, or the holders of 25% of the outstanding shares of our voting stock; and

•	a provision establishing certain advance notice procedures for nomination of candidates for election as directors at an annual or special meeting of shareholders at which directors are elected.

Additionally, our amended and restated charter, as amended, authorizes the board of directors to issue shares of our preferred stock without shareholder approval and upon such terms as the board of directors may determine. The issuance of our preferred stock, while providing desirable flexibility in connection with possible acquisitions, financings, and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a controlling interest in us. In addition, certain provisions of Tennessee law, including a provision which restricts certain business combinations between a Tennessee corporation and certain affiliated shareholders, may delay, discourage or prevent an attempted acquisition or change in control of our company.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

We are not restricted from issuing additional shares of our common stock or preferred stock, subject to the underwriting agreement entered into with the underwriter in connection with this offering, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or preferred stock or any substantially similar securities. The underwriter, in its sole discretion, may waive such restrictions in whole or in part at any time. The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market after this offering, by us or other of our shareholders, or the perception that such sales could occur.

An investment in our common stock is not an insured deposit and is not guaranteed by the FDIC, so you could lose some or all of your investment.

An investment in our common stock is not a bank deposit and, therefore, is not insured against loss or guaranteed by the FDIC, any other deposit insurance fund or by any other public or private entity. An investment in our common stock is inherently risky for the reasons described herein and you will bear the risk of loss if the value or market price of our common stock is adversely affected.

Use of proceeds

We estimate that the net cash proceeds to us from the sale of our common stock will be approximately $166.1 million or approximately $191.2 million if the underwriter exercises its option to purchase additional shares in full, in each case, after deducting the underwriting discount and the estimated offering expenses payable by us. We intend to use the net proceeds from this offering to pay related fees and expenses, provide capital support for the growth of Pinnacle Bank, including in connection with our proposed acquisition of BNC, it if should occur, and for other general corporate purposes. The closing of this offering is not conditioned upon the closing of our proposed acquisition of BNC, and the closing of our proposed acquisition of BNC is not conditioned upon the closing of this offering. If we consummate the merger, we expect that our total assets will exceed $15.0 billion, which, as a result of exceeding that level due to a merger, would cause the subordinated debentures we and BNC have issued in connection with prior trust preferred securities offerings to cease to qualify as Tier 1 capital under applicable banking regulations. Though these securities would no longer qualify as Tier 1 capital from and after the closing of the merger, we believe they would continue to qualify as Tier 2 capital.

Our management will have broad discretion in the application of the net proceeds from this offering, and investors will be relying on the judgment of our management with regard to the use of these net proceeds. Pending the use of the net proceeds from this offering as described above, we may invest the net proceeds in short-term, investment-grade, interest-bearing instruments. See “Risk factors—Risks related to our common stock and this offering—Our management will have broad discretion as to the use of proceeds from this offering, and you may not agree with the manner in which we use the proceeds.”

Selected historical consolidated financial and other data

Set forth below is selected consolidated financial data of Pinnacle Financial for the periods indicated. The selected consolidated financial data of Pinnacle Financial as of and for years 2011, 2012, 2013, 2014 and 2015 are derived from the audited consolidated financial statements of Pinnacle Financial, which were audited by KPMG LLP. The consolidated financial statements as of December 31, 2015 and December 31, 2014 and for each of the years in the three-year period ended December 31, 2015, together with the notes thereto and the report of KPMG LLP on those financial statements, are included in our annual report on Form 10-K for the fiscal year ended December 31, 2015, which is incorporated by reference into this prospectus supplement and the accompanying prospectus. The selected consolidated financial data as of and for the nine-month periods ended September 30, 2016 and September 30, 2105 are derived from unaudited condensed consolidated financial statements. The unaudited condensed consolidated financial statements include all adjustments, consisting only of normal recurring items, which our management considers necessary for a fair presentation of our financial position and results of operations for these periods. The financial condition and results of operations as of and for the nine months ended September 30, 2016 do not purport to be indicative of the financial condition or results of operations to be expected as of or for the fiscal year ended December 31, 2016. The unaudited condensed consolidated financial statements as of September 30, 2016 and for the nine-month periods ended September 30, 2016 and September 30, 2015 together with the notes thereto are included in our quarterly report on Form 10-Q for the quarter ended September 30, 2016 which is incorporated by reference into this prospectus supplement and the accompanying prospectus. The following data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, including the notes thereto, appearing in our annual report on Form 10-K for the fiscal year ended December 31, 2015 and our quarterly report on Form 10-Q for the quarter ended September 30, 2016, each of which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of and for the nine months ended September 30,		As of and for the year ended December 31,
(Dollars in thousands, except per share data)	2016(1)(2)	2015(3)(4)	2015(3)(4)	2014	2013	2012	2011

Balance Sheet Data:
Total assets	$10,978,389	$8,549,064	8,715,414	$6,018,248	$5,563,776	$5,040,549	$4,863,951
Loans, net of unearned income	8,241,020	6,335,989	6,543,235	4,590,027	4,144,493	3,712,162	3,291,351
Allowance for loan losses	(60,249)	(63,758)	(65,432)	(67,359)	(67,970)	(69,417)	(73,975)
Total securities	1,250,356	1,003,994	966,442	770,730	733,252	707,153	897,292
Goodwill, core deposit and other intangible assets	566,820	441,057	442,773	246,422	247,492	249,144	251,919
Deposits and securities sold under agreements to repurchase	8,754,463	6,668,756	7,050,498	4,876,600	4,603,938	4,129,855	3,785,931
Advances from Federal Home Loan Bank	382,338	545,330	300,305	195,476	90,637	75,850	226,069
Subordinated debt and other borrowings	262,507	142,476	142,476	96,158	98,658	106,158	97,476
Shareholders’ equity	1,475,643	1,134,226	1,155,611	802,693	723,708	679,071	710,145
Tangible shareholders’ equity(5)	908,823	693,169	712,838	556,271	476,216	429,927	458,226

Statement of Operations Data:
Interest income	$262,116	$177,373	255,170	$206,170	$191,282	$185,422	$188,346
Interest expense	26,535	12,215	18,537	13,185	15,384	22,557	36,882

Net interest income	235,581	165,158	236,633	192,985	175,899	162,865	151,464
Provision for loan losses	15,282	3,729	9,188	3,635	7,856	5,569	21,798

Net interest income after provision for loan losses	220,299	161,429	227,445	189,350	168,042	157,296	129,666

Noninterest income	90,261	59,922	86,530	52,602	47,104	43,397	37,940
Noninterest expense	173,521	118,685	170,877	136,300	129,261	138,165	139,107
Income before income taxes	137,039	102,666	143,098	105,653	85,884	62,527	28,499
Income tax expense (benefit)	45,911	34,011	47,588	35,182	28,158	20,643	(15,238)

Net income	$91,128	$68,655	$95,510	$70,471	$57,726	$41,884	$43,737

Preferred dividends and accretion on common stock warrants	—	—	—	—	—	3,814	6,665

Net income available to common shareholders	$91,128	$68,655	$95,510	$70,471	$57,726	$38,070	$37,072

	As of and for the nine months ended September 30,		As of and for the year ended December 31,
(Dollars in thousands, except per share data)	2016(1)(2)	2015(3)(4)	2015(3)(4)	2014	2013	2012	2011

Per Share Data:
Earnings per share available to common shareholders—basic	$2.16	$1.91	2.58	$2.03	$1.69	$1.12	$1.11
Weighted average common shares outstanding—basic	42,228,280	36,009,659	37,015,468	34,723,335	34,200,770	33,899,667	33,420,015
Earnings per share available to common shareholders—diluted	$2.12	$1.86	2.52	$2.01	$1.67	$1.1	$1.09
Weighted average common shares outstanding—diluted	42,928,467	36,944,171	37,973,788	35,126,890	34,509,261	34,487,808	34,060,228
Common dividends per share	$0.42	$0.36	0.48	$0.32	0.08	—	—
Book value per common share	$31.97	$27.80	28.25	$22.45	$20.55	$19.57	$18.56
Tangible book value per common share(5)	$19.69	$16.99	17.46	$15.57	$13.52	$12.39	$11.31
Common shares outstanding at end of period	46,159,832	40,802,904	40,906,064	35,732,483	35,221,941	34,696,597	34,354,960

	As of and for the nine months ended September 30,		As of and for the year ended December 31,
(Dollars in thousands, except per share data)	2016(1)(2)	2015(3)(4)	2015(3)(4)	2014	2013	2012	2011

Performance Ratios:
Return on average assets	1.26%	1.38%	1.36%	1.24%	1.11%	0.78%	0.77%
Return on average shareholders’ equity	9.41%	10.43%	10.06%	9.19%	8.22%	5.46%	5.27%
Net interest margin(6)	3.69%	3.70%	3.72%	3.75%	3.77%	3.77%	3.55%
Net interest spread(7)	3.48%	3.56%	3.55%	3.65%	3.65%	3.61%	3.33%
Noninterest income to average assets	1.24%	1.20%	1.23%	0.92%	0.9%	0.89%	0.78%
Noninterest expense to average assets	2.39%	2.39%	2.42%	2.39%	2.48%	2.83%	2.88%
Efficiency ratio(8)	53.25%	52.73%	52.88%	55.50%	57.96%	66.99%	73.45%
Average loan to average deposit ratio	97.29%	96.94%	96.39%	93.15%	93.46%	92.78%	86.76%
Average interest-earning assets to average interest-bearing liabilities	139.13%	142.73%	142.77%	142.64%	137.78%	131.44%	125.84%
Average equity to average total assets ratio	13.35%	13.23%	13.47%	13.46%	13.47%	14.3%	14.55%
Annualized dividend payout ratio	19.93%	19.92%	18.97%	16.67%	20.38%	0%	0%

Asset Quality Ratios:
Allowance for loan losses to nonaccrual loans	211.5%	212.2%	222.9%	403.2%	373.8%	304.2%	154.6%
Allowance for loan losses to total loans	0.73%	1.01%	1.00%	1.47%	1.64%	1.87%	2.25%
Nonperforming assets to total assets	0.31%	0.41%	0.42%	0.46%	0.6%	0.82%	1.8%
Nonperforming assets to total loans and other real estate	0.41%	0.57%	0.55%	0.61%	0.8%	1.11%	2.66%
Net loan charge-offs to average loans(9)	0.35%	0.28%	0.21%	0.1%	0.24%	0.29%	0.94%

Capital Ratios (Pinnacle Financial):
Common equity Tier I risk-based capital	7.62%	8.74%	8.61%	10.10%	—	—	—
Leverage(10)	8.31%	10.52%	9.37%	11.30%	10.90%	10.60%	11.40%
Tier 1 risk-based capital	8.42%	9.80%	9.63%	12.10%	11.80%	11.80%	13.80%
Total risk-based capital	10.57%	11.46%	11.24%	13.40%	13.00%	13.00%	15.30%

(1)	Information for the first nine months of our 2016 fiscal year includes the operations of Avenue from its acquisition date of July 1, 2016 and reflects approximately 3.76 million shares of Pinnacle Financial common stock issued in connection with the acquisition.

(2)	Information for the first nine months of our 2016 fiscal year includes the membership interest in BHG acquired by Pinnacle Bank which was 30% for the period from January 1, 2016, through March 1, 2016, and 49% (inclusive of the portion owned by Pinnacle Financial) thereafter.

(3)	Information for our 2015 fiscal year end and for the first nine months of our 2015 fiscal year includes the operations of CapitalMark from its acquisition date of July 31, 2015 and Magna from its acquisition date of September 1, 2015 and reflects approximately 3.3 million shares and 1.4 million shares of Pinnacle Financial common stock issued in connection with the acquisitions of CapitalMark and Magna, respectively.

(4)	Information for our 2015 fiscal year and for the first nine months of 2015 fiscal year includes the 30% membership interest in BHG which Pinnacle Bank acquired on February 1, 2015.

(5)	Tangible shareholders’ equity and tangible book value per common share are non-GAAP financial measures that we believe provide management and investors with information that is useful in understanding our financial performance and condition. See “Reconciliation of non-GAAP financial measures” elsewhere in this prospectus supplement for discussion and a GAAP reconciliation of this measure.

(6)	Net interest margin is the result of net interest income for the period (which is annualized in the case of the nine months ended September 30, 2016 and September 30, 2015) divided by average interest earning assets for the period.

(7)	Net interest spread is the result of the difference between the interest earned on interest earning assets less the interest paid on interest bearing liabilities.

(8)	Efficiency ratio is the result of noninterest expense divided by the sum of net interest income and noninterest income.

(9)	For the nine months ended September 30, 2016 and 2015, calculated by annualizing year-to-date net loan charge-offs and dividing the result by average loans for the year-to-date period.

(10)	Leverage ratio is computed by dividing Tier 1 capital by average total assets for the fourth quarter of each year for the fiscal years ended December 31, 2015, 2014, 2013, 2012 and 2011 and by average assets for the three months ended September 30, 2016 and 2015.

Reconciliation of non-GAAP financial measures

This prospectus supplement contains certain financial measures regarding Pinnacle Financial that have been prepared other than in accordance with GAAP. These measures include tangible shareholders’ equity and tangible book value per common share. This prospectus supplement presents these non-GAAP financial measures because we believe they provide management and investors with information that is useful as a supplement to our financial statements in understanding our financial performance and condition. Non-GAAP financial measures are not necessarily comparable to GAAP measures and should not be viewed as a substitute for our results from operations that are prepared in accordance with GAAP.

The following table presents a reconciliation of our tangible shareholders’ equity and tangible book value per common share as of the periods indicated to the most comparable measures calculated in accordance with GAAP.

	As of the nine months ended September 30,		As of the year ended December 31,
(Dollars in thousands, except per share data)	2016	2015	2015	2014	2013	2012	2011
Tangible book value per common share:
Shareholders’ equity	$1,475,643	$1,134,226	$1,155,611	$802,693	$723,708	$679,071	$710,145
Less: Preferred stock	—	—	—	—	—	—	69,097

Less: Goodwill, core deposit and other intangibles	566,820	441,057	442,773	246,422	247,492	249,144	251,919

Tangible common shareholders’ equity	908,823	693,169	712,838	556,271	476,216	429,927	389,129
Common shares outstanding	46,159,832	40,802,904	40,906,064	35,732,483	35,221,941	34,696,597	34,354,960

Tangible book value per common share	$19.69	$16.99	$17.46	$15.57	$13.52	$12.39	$11.31

Unaudited pro forma condensed combined financial data

The following unaudited pro forma condensed consolidated statement of operations and other data give effect to:

•	our acquisition of BNC;

•

the sale of 2,764,613 shares of our common stock in this offering and our receipt of $166.1 million in estimated net proceeds, after deducting the underwriting discount and the estimated offering expenses payable by us assuming a public offering price of $63.30 per share, the closing sale price of our common stock on NASDAQ on January 20, 2017; and

•	the issuance of an estimated approximately 27.6 million shares of our common stock to the shareholders of BNC in connection with the merger,

as if, in the case of the balance sheet data, our acquisition and the issuance of the shares of our common stock in this offering occurred as of September 30, 2016 and, in the case of the statement of operations data, those transactions occurred as of January 1, 2015.

The unaudited pro forma condensed consolidated statement of earnings and other data for 2015 and the nine months ended September 30, 2016 combines the consolidated results of operations of Pinnacle Financial with the combined results of operations of BNC for the respective periods giving effect to the merger as if it had been completed as of January 1, 2015. The unaudited pro forma condensed consolidated balance sheet data as of September 30, 2016 combines the consolidated balance sheet of Pinnacle Financial as of that date with the combined balance sheet of BNC as of that date and gives effect to the transactions described above as if those transactions had been completed as of that date. We will account for our acquisition of BNC under the purchase method of accounting.

With respect to this offering of common stock, the unaudited pro forma condensed combined financial data is based on an assumed offering price of $63.30 per share and the assumption that we are selling 2,764,613 shares of our common stock, and does not reflect the actual price to the public of $62.50 per share or the increase in the number of shares we are selling to 2,800,000 shares of our common stock. However, in each case, the estimated net proceeds to us is $166.1 million. The pro forma financial data appearing below is presented for illustrative purposes only, is based upon a number of assumptions and estimates and is subject to uncertainties, and that data does not purport to be indicative of the actual results of operations or financial condition that would have occurred had the transactions described above in fact occurred on the dates indicated, nor does it purport to be indicative of the results of operations or financial condition that we may achieve in the future.

The pro forma condensed combined financial data appearing below also does not consider any potential effects of changes in market conditions on revenues or expense efficiencies, among other factors. In addition, as explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the merger.

The unaudited pro forma condensed combined balance sheet data appearing below does not give pro forma effect to the following:

•	BNC’s acquisition of High Point Bank Corporation, which was consummated on November 1, 2016; or

•

our issuance in a private placement of $120.0 million of subordinated notes due 2026 on November 16, 2016 and the use of approximately $57.0 million of the net proceeds from that offering to repay borrowings outstanding at that date under our line of credit.

The unaudited pro forma condensed combined statement of operations data appearing below does not give pro forma effect to the following for any period prior to the applicable date the transaction was consummated:

•	either our initial or subsequent investments in BHG which were consummated on February 1, 2015 and March 1, 2016, respectively;

•	our acquisition of CapitalMark, which was consummated on July 31, 2015;

•	our acquisition of Magna, which was consummated on September 1, 2015;

•	our acquisition of Avenue, which was consummated on July 1, 2016;

•	BNC’s acquisition of Valley Financial Corporation, which was consummated on July 1, 2015;

•	BNC’s acquisition of certain assets and assumption of certain liabilities of Certus Bank, N.A. on October 16, 2015;

•	BNC’s acquisition of Southcoast Financial Corporation, which was consummated on June 17, 2016;

•	BNC’s acquisition of High Point Bank Corporation, which was consummated on November 1, 2016; or

•

our issuance in a private placement of $120.0 million of subordinated notes due 2026 on November 16, 2016 and the use of approximately $57.0 million of the net proceeds from that offering to repay borrowings outstanding at that date under our line of credit.

The pro forma financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and the notes thereto included in our annual report on Form 10-K for the fiscal year ended December 31, 2015 and our quarterly report on Form 10-Q for the quarter ended September 30, 2016, each of which are incorporated by reference into this prospectus supplement and the accompanying prospectus, and the historical financial statements of BNC and the notes thereto included in BNC’s annual report on Form 10-K for the fiscal year ended December 31, 2015 and BNC’s quarterly report on Form 10-Q for the quarter ended September 30, 2016, which financial statements and notes are incorporated by reference into this prospectus supplement and the accompanying prospectus.

As noted above, the acquisition of BNC will be accounted for using the purchase method of accounting. The total purchase price will be allocated to the tangible and intangible assets and liabilities acquired based on their respective fair values. The allocation of the purchase price reflected in the following pro forma financial statements is preliminary and is subject to adjustment upon receipt of, among other things, appraisals of some of the assets and liabilities of BNC.

Unaudited pro forma condensed combined balance sheet

September 30, 2016

			Pro forma adjustments
	Pinnacle financial historical	BNC historical	Stock issuance	Notes	Acquisition of BNC	Notes	Total pro forma adjustments	Notes	Pro forma
			(In thousands)

Assets:
Cash and cash equivalents	$256, 977	$313,338	$166,125	AA	$(43,865)	A	$122,260	AA, A	$692,575
Investment securities
Held to maturity	26,605	295,276			(2,757)	B	(2,757)	B	319,124
Available for sale	1,223,751	543,013							1,766,764
Loans, net of unearned income	8,241,020	4,995,947			(94,429)	C	(94,429)	C	13,142,538
Allowance for loan losses	(60,249)	(36,366)			36,366	D	36,366	D	(60,249)

Loans, net	8,180,771	4,959,581			(58,063)		(58,063)		13,082,289
Goodwill	550,580	189,968			1,008,224	E	1,008,224	E	1,748,772
Core deposit	16,240	17,852			30,122	F	30,122	F	64,214
Premises and equipment	84,916	140,220							225,136
Other assets	638,549	342,314			30,282	G	30,282	G	1,011,145

Total assets	$10,978,389	$6,801,562	$166,125		$963,943		$1,130,068		$18,910,019

Liabilities and Shareholders’ Equity:
Deposits and securities sold under agreements to repurchase	$8,754,463	$5,711,218							$14,465,681
Advances from Federal Home Loan Bank	382,338	134,540			$(858)	H	$(858)	H	516,020
Subordinated debt and other borrowings	262,507	114,974			(8,549)	I	(8,549)	I	368,932
Accrued expenses and other liabilities	103,438	45,618			30,126	J	30,126	J	179,182
Total liabilities	9,502,746	6,006,350			20,719		20,719		15,529,815

Shareholders’ equity
Common stock and additional paid in capital	1,120,272	643,308	166,125	BB	1,095,128	K	1,261,253	BB, K	3,024,833
Retained earnings	351,484	143,317			(143,317)	L	(143,317)	L	351,484
Accumulated other comprehensive income	3,887	8,587			(8,587)	M	(8,587)	M	3,887

Total shareholders’ equity	1,475,643	795,212	166,125		943,224		1,109,349		3,380,204

Total liabilities and shareholders’ equity	$10,978,389	$6,801,562	$166,125		$963,943		$1,130,068		$18,910,019

Unaudited pro forma condensed combined statement of operations

For the nine months ended September 30, 2016

			Pro forma adjustments
	Pinnacle financial historical	BNC historical	Stock issuance	Notes	Acquisition of BNC	Notes	Pro forma
			(In thousands, except share and per share data)

Statement of Operations Data:
Interest income	$262,116	$179,914			$8,479	N	$450,509
Interest expense	26,535	26,077			(179)	O	52,433

Net interest income	235,581	153,837			8,658		398,076
Provision for loan losses	15,282	3,210			—		18,492

Net interest income after provision for loan losses	220,299	150,627			8,658		379,584
Noninterest income	90,261	26,788					117,049
Noninterest expense	170,376	106,056					276,432
Amortization of intangible assets	3,145	3,505			1,394	P	8,044

Income before income taxes	137,039	67,854			7,264		212,157
Income taxes	45,911	20,632			2,850	Q	69,393

Net income	$91,128	$47,222			$4,414		$142,764

Per Share Data:
Earnings per share—basic	$2.16	$1.09					$2.11
Weighted average common shares outstanding—basic	42,228,280	43,194,871	2,764,613	CC			67,605,408
Earnings per share—diluted	$2.12	$1.09					$2.09
Weighted average common shares outstanding—diluted	42,928,467	43,286,574	2,764,613	CC			68,353,601

Unaudited pro forma condensed combined statement of operations

For the fiscal year ended December 31, 2015

			Pro forma adjustments
	Pinnacle financial historical	BNC historical	Stock issuance	Notes	Acquisition of BNC	Notes	Pro forma
	(In thousands, except share and per share data)

Statement of Operations Data:
Interest income	$255,170	$198,486			$17,344	N	$471,000
Interest expense	18,537	26,684			(238)	O	44,983

Net interest income	236,633	171,802			17,582		426,017
Provision for loan losses	9,188	1,896			—		11,084

Net interest income after provision for loan losses	227,445	169,906			17,582		414,933
Noninterest income	86,530	32,448					118,978
Noninterest expense	168,903	135,190					304,093
Amortization of intangible assets	1,974	3,965			4,430	P	10,369

Income before income taxes	143,098	63,199			13,152		219,449
Income taxes	47,588	18,749			5,160	Q	71,497

Net income	$95,510	$44,450			$7,992		$147,952

Per Share Data:
Earnings per share—basic	$2.58	$1.25					$2.53
Weighted average common shares outstanding—basic	37,015,468	35,691,059	2,764,613	CC			58,464,350
Earnings per share—diluted	$2.52	$1.24					$2.49
Weighted average common shares outstanding—diluted	37,973,788	35,782,246	2,764,613	CC			59,470,407

Note 1—Basis of presentation

The pro forma condensed combined financial information and explanatory notes have been prepared to illustrate the effects of the merger involving Pinnacle Financial and BNC under the acquisition method of accounting with Pinnacle Financial treated as the acquirer. The pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of each period presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined entities. Under the acquisition method of accounting, the assets and liabilities of BNC, as of the effective date of the merger, will be recorded by Pinnacle Financial at their respective fair values and the excess of the merger consideration over the fair value of BNC’s net assets will be allocated to goodwill.

The merger, which is currently expected to be completed in the third quarter of 2017, provides for BNC common shareholders to receive 0.5235 shares of Pinnacle Financial common stock for each share of BNC common stock they hold immediately prior to the merger. Based on the closing sale price of shares of Pinnacle Financial common stock on the NASDAQ on January 20, 2017 of $63.30, the last trading day before the public announcement of the signing of the merger agreement, the value of the merger consideration per share of BNC common stock was $33.14. Based on the average closing trading price of shares of Pinnacle Financial common stock on the NASDAQ over the twenty trading days ended January 20, 2017, the value of the merger consideration per share of BNC common stock was $35.70.

The pro forma allocation of the purchase price reflected in the pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the merger is completed. Adjustments may include, but not be limited to, changes in (i) BNC’s balance sheet through the effective time of the merger; (ii) the aggregate value of merger consideration paid if the price of shares of Pinnacle Financial common stock varies from the assumed $63.30 per share, which represents the closing share price of Pinnacle Financial common stock on January 20, 2017; (iii) total merger-related expenses if consummation and/or implementation costs vary from currently estimated amounts; and (iv) the underlying values of assets and liabilities if market conditions differ from current assumptions.

The accounting policies of both Pinnacle Financial and BNC are in the process of being reviewed in detail. Upon completion of such review, conforming adjustments or financial statement reclassification may be determined.

Note 2—Preliminary Purchase Price Allocation

The pro forma adjustments include the estimated purchase accounting entries to record the merger transaction. The excess of the purchase price over the fair value of net assets acquired, net of deferred taxes, is allocated to goodwill. The fair values are estimated as of September 30, 2016. Estimated fair value adjustments included in the pro forma financial statements are based upon available information and certain assumptions considered reasonable, and may be revised as additional information becomes available.

Core deposit intangible assets of $48.0 million are included in the pro forma adjustments separate from goodwill and amortized using the sum-of-the-years-digits method over ten years. Actual amortization will be recorded on an accelerated basis which reflects the anticipated life of the underlying assets. Goodwill totaling $1.2 billion is included in the pro forma adjustments and is not subject to amortization. The purchase price is contingent on Pinnacle Financial’s price per common share at the closing date of the merger, which has not yet occurred. A 10% increase or decrease in Pinnacle Financial’s closing sale price per share of common stock on January 20, 2017 of $63.30 would result in a corresponding goodwill adjustment of approximately $174.9 million.

The preliminary purchase price allocation is as follows:

in millions except per share amounts

Pro Forma Purchase Price(1)
Estimated BNC shares outstanding (includes restricted stock awards that will vest upon change in control)	52,732,799
Exchange ratio to Pinnacle Financial shares	0.5235
Pinnacle Financial shares to issue	27,605,620
Issuance price	$63.30
Value of Pinnacle Financial common stock issued	1,747,435,764
Number of BNC stock options outstanding	66,443
Weighted average exercise price	$9.75
Fair value of each option	$34.82
Fair value of acquired options	$1,665,592
Total estimated consideration to be paid		$1,749,101,356

BNC Net Assets Estimated at Fair Value

Assets acquired:

Cash and short-term investments		280,138
Securities investments		835,532
Loans and leases		4,901,518
Other intangible assets		47,974
Other assets		512,816

Total assets acquired		6,577,979
Liabilities assumed:
Deposits		5,711,219
Advances from the FHLB		133,681
Subordinated debt and other borrowings		106,425
Accrued expenses and other liabilities		75,744

Total liabilities assumed		6,027,069

Net assets acquired		550,910

Preliminary pro forma goodwill		$1,198,192

(1)	Totals may not add up due to rounding.

Note 3—Pro forma adjustments

The following pro forma adjustments have been reflected in the pro forma condensed combined financial information. All taxable adjustments were calculated using a blended statutory effective tax rate of 39.23% to account for both federal and state tax obligations to arrive at deferred tax asset or liability adjustments. All adjustments are based on current assumptions and valuations, which are subject to change.

AA	Adjustments to cash and cash equivalents to reflect net proceeds of $166.1 million from the common stock offering described in this prospectus supplement, after deducting underwriting discounts and commissions and the estimated expenses payable by us in connection with the offering.

BB

Adjustments to Pinnacle Financial common stock and additional paid in capital to eliminate BNC common stock and additional paid in capital and record shares of Pinnacle Financial common stock outstanding, calculated using the exchange ratio of 0.5235 per share for all shares, inclusive of 2,764,613 shares of common stock to be issued pursuant to this prospectus supplement.

CC	Adjustments to weighted-average shares of Pinnacle Financial common stock outstanding to eliminate weighted-average shares of BNC common stock outstanding and record shares of Pinnacle Financial common stock outstanding, calculated using the exchange ratio of 0.5235 per share for all shares, inclusive of 2,764,613 shares of common stock to be issued pursuant to this prospectus supplement.

A	Adjustments to cash and short-term investments to reflect assumed estimated pre-tax merger- and integration-related costs of $33.2 million, cash paid to redeem outstanding BNC common stock options of $1.7 million, and estimated fees paid to Pinnacle Financial’s financial advisors related to the merger. See Note 4.

B	Adjustment to securities classified as held-to-maturity to reflect estimated fair value of acquired investment securities as of September 30, 2016.

C	Incremental adjustment to loans, net of unearned income to reflect net estimated fair value adjustments, which included lifetime credit loss expectations, current interest rates and liquidity, to acquired loans.

D	Elimination of BNC’s existing allowance for loan losses. Purchased loans in a business combination are recorded at estimated fair value on the purchase date and the carryover of the related allowance for loan losses is prohibited.

E	Adjustments to goodwill to eliminate BNC goodwill of $190.0 million at merger date and record estimated goodwill associated with the merger of $1.2 billion.

F	Adjustments to other intangible assets to eliminate BNC’s other intangible assets of $17.9 million and record an estimated core deposit intangible asset associated with the merger of $48.0 million.

G	Adjustment to deferred tax assets to reflect the effects of the fair value acquisition accounting adjustments and contractually obligated merger costs.

H.	Adjustment to debt to reflect estimated fair value of $858,000 of acquired FHLB advances outstanding as of September 30, 2016.

I	Adjustment to debt to reflect estimated fair value of $8.5 million of long term debt of BNC outstanding as of September 30, 2016.

J	Adjustment to accrued expenses and other liabilities to reflect the effects of the fair value acquisition accounting adjustments and merger- and integration-related costs of $30.0 million. See Note 4.

K	Adjustment to remove BNC common stock and additional paid in capital and to record the issuance of 27,605,620 million shares of Pinnacle Financial common stock to BNC common shareholders of $27.6 million par value and additional paid in capital of $1.7 billion.

L	Adjustment to eliminate BNC retained earnings.

M	Adjustments to eliminate remaining BNC accumulated other comprehensive income balances of $8.6 million.

N	Net adjustments to interest income of $17.3 million and $8.5 million for the nine months ended September 30, 2016 and year ended December 31, 2015, respectively, to eliminate BNC amortization of premiums and accretion of discounts on previously acquired loans and securities and record estimated amortization of premiums and accretion of discounts on acquired loans and held-to-maturity securities.

O	Reflects incremental interest expense of $179,000 for the nine months ended September 30, 2016 and $238,000 for the year ended December 31, 2015, respectively, related to the fair value adjustments on the acquired FHLB advances, trust preferred securities and subordinated debt issuances.

P	Net adjustments to noninterest expense of $1.4 million for the nine months ended September 30, 2016 and $4.4 million for the year ended December 31, 2015 to eliminate BNC amortization expense on other intangible assets and record estimated amortization of acquired other intangible assets. See Note 2 for additional information regarding Pinnacle Financial’s amortization of acquired other intangible assets.

Q	Adjustment to income tax expense to record the income tax effects of pro forma adjustments at the estimated combined statutory federal and state tax rate of 39.23%.

Note 4—Merger integration costs

Merger- and integration-related costs are not included in the pro forma condensed combined statements of income since they will be recorded in the combined results of income as they are incurred prior to, or after completion of, the merger and are not indicative of what the historical results of the combined company would have been had the companies been actually combined during the periods presented. Merger- and integration-related costs expected to be incurred by Pinnacle include financial, legal and advisory fees, software termination expenses and lease termination expenses, and are estimated to be $100.1 million pretax; $63.3 million of which is estimated to be incurred at closing. The $63.3 million of merger- and integration-related charges are reflected in the pro forma adjustments to the pro forma condensed combined balance sheet as a $33.2 million reduction to cash and a $30.0 million decrease to accrued expenses and other liabilities. The balance of $36.8 million of merger- and integration-related charges will be incurred after completion of the merger. None of these estimated merger- and integration-related charges had been incurred as of September 30, 2016.

Capitalization

The following table sets forth our total shareholders’ equity as of September 30, 2016 (1) on an actual basis, (2) on an as adjusted basis to give effect to this offering as if it had occurred on that date and (3) on a pro forma basis to reflect the following transactions as if they had occurred on that date:

•

the sale of 2,800,000 shares of our common stock in this offering and our receipt of $166.1 million in estimated net proceeds from this offering after deducting the underwriting discounts and commissions and the estimated expenses of this offering payable by us; and

•	our acquisition of BNC and the issuance of an estimated approximately 27.6 million shares of our common stock in connection the completion of the merger.

The pro forma financial data appearing below is based upon a number of other assumptions and estimates and is subject to uncertainties, and this table should be read in conjunction with the information under “Unaudited pro forma condensed combined financial statements” appearing elsewhere in this prospectus supplement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and the notes thereto included in our annual report on Form 10-K for the fiscal year ended December 31, 2015 and our quarterly report on Form 10-Q for the quarter ended September 30, 2016, which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Actual		September 30, 2016 As adjusted		Pro forma
	(Unaudited) (Dollars in thousands)

Long-term debt:
Subordinated debt and other borrowings	$262,507	(1)	$262,507	(1)	$368,932	(1)

Shareholders’ equity:
Preferred stock, no par value, Authorized shares—10,000,000 no shares issued and outstanding	—		—		—
Common stock, par value $1.00 per share
Authorized shares—90,000,000
Issued shares—46,159,832—actual; 48,959,832—as adjusted and 76,565,452—pro forma	46,160		48,960		76,566
Additional paid-in capital	1,074,112		1,237,437		2,948,267
Retained earnings	351,484		351,484		351,484
Accumulated other comprehensive income, net of taxes	3,887		3,887		3,887

Total shareholders’ equity	1,475,643		1,641,768		3,380,204

(1)	This amount includes approximately $29.9 million of borrowings under Pinnacle Financial’s line of credit, which were repaid in full in the fourth quarter of 2016.

Price range of common stock

The following table presents the range of high and low sale prices of our common stock reported on the NASDAQ Global Select Market and cash dividends paid per share of our common stock or the periods shown below:

	Sale price per share		Cash dividends
	High	Low	Per share

Year Ended December 31, 2015
First Quarter	$45.31	$35.01	$0.12
Second Quarter	$55.43	$43.44	$0.12
Third Quarter	$56.00	$44.86	$0.12
Fourth Quarter	$57.99	$46.25	$0.12

Year Ending December 31, 2016
First Quarter	$52.82	$43.32	$0.14
Second Quarter	$52.54	$44.61	$0.14
Third Quarter	$57.34	$46.82	$0.14
Fourth Quarter	$71.85	$49.40	$0.14

Year Ending December 31, 2017
First Quarter (through January 23, 2017)	$70.90	$61.07	—

As of January 20, 2017, there were approximately 2,502 holders of record of our common stock and approximately 46,489,859 shares of our common stock outstanding. On January 23, 2017, the closing sale price for our common stock was $64.25 per share, as reported on the NASDAQ Global Select Market.

Dividend policy

During each quarter of 2015 and 2016, our board of directors declared and we paid a dividend of $0.12 and $0.14 per share, respectively. On January 17, 2017, our board of directors declared a dividend of $0.14 per share on our common stock payable on February 24, 2017 to shareholders of record as of February 3, 2017. The amount and timing of all future dividend payments, if any, is subject to Board discretion and will depend on our earnings, capital position, financial condition and other factors, including new regulatory capital requirements, as they become known to us.

Pinnacle Financial is a legal entity separate and distinct from Pinnacle Bank. The principal source of Pinnacle Financial’s cash flow, including cash flow to pay interest to its holders of subordinated notes and subordinated debentures, and any dividends payable to common shareholders, are dividends that Pinnacle Bank pays to Pinnacle Financial as its sole shareholder. Under Tennessee law, Pinnacle Financial is not permitted to pay dividends if, after giving effect to such payment, it would not be able to pay its debts as they become due in the usual course of business or its total assets would be less than the sum of its total liabilities plus any amounts needed to satisfy any preferential rights of holders of any preferred stock if it were dissolving. In addition, in deciding whether or not to declare a dividend of any particular size, Pinnacle Financial’s board of directors must consider its and Pinnacle Bank’s current and prospective capital, liquidity, and other needs.

In addition to state law limitations on Pinnacle Financial’s ability to pay dividends, the Federal Reserve imposes limitations on Pinnacle Financial’s ability to pay dividends. Federal Reserve Board regulations limit dividends, stock repurchases and discretionary bonuses to executive officers if Pinnacle Financial’s regulatory capital is below the level of regulatory minimums plus any applicable capital conservation buffer.

Statutory and regulatory limitations also apply to Pinnacle Bank’s payment of dividends to Pinnacle Financial. Pinnacle Bank is required by Tennessee law to obtain the prior approval of the Commissioner of the TDFI for payments of dividends if the total of all dividends declared by its board of directors in any calendar year will exceed (1) the total of Pinnacle Bank’s net income for that year, plus (2) Pinnacle Bank’s retained net income for the preceding two years.

The payment of dividends by Pinnacle Bank and Pinnacle Financial may also be affected by other factors, such as the requirement to maintain adequate capital above statutory and regulatory requirements imposed on Pinnacle Bank or Pinnacle Financial by their regulators. The federal banking agencies have indicated that paying dividends that deplete a depository institution’s capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991, a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. Moreover, the federal agencies have issued policy statements that provide that bank holding companies and insured depository institutions should generally only pay dividends out of current operating earnings, and the new capital rules prohibit the payment of dividends when a holding company or insured depository institution is not in compliance with the capital conservation buffer described in our Annual Report on Form 10-K for the year ended December 31, 2015 incorporated by reference in this prospectus supplement and the accompanying prospectus.

Description of common stock

The following is a description of our common stock and certain provisions of our amended and restated charter and our bylaws, each as amended, and certain provisions of applicable law. The following is only a summary and is qualified by applicable law and by the provisions of our amended and restated charter and our bylaws, each as amended, copies of which have been filed with the SEC and are also available upon request from us.

General

The authorized capital stock of Pinnacle Financial consists of 90 million shares of common stock, par value $1.00 per share, and 10 million shares of preferred stock, no par value. As of January 20, 2017, 46,489,859 shares of Pinnacle Financial common stock were outstanding, and no shares of Pinnacle Financial preferred stock were outstanding. The preferred stock may be issued in one or more series with those terms and at those times and for any consideration as the Pinnacle Financial board of directors determines.

The following summary of the terms of the capital stock of Pinnacle Financial is not intended to be complete and is subject in all respects to the applicable provisions of the Tennessee Business Corporation Act, or the TBCA, and is qualified by reference to our amended and restated charter and our bylaws, each as amended. To obtain copies of these documents, see “Where you can find more information” on page S-72.

Common stock

The outstanding shares of Pinnacle Financial common stock are fully paid and nonassessable. Holders of Pinnacle Financial common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Holders of Pinnacle Financial common stock do not have pre-emptive rights and are not entitled to cumulative voting rights with respect to the election of directors. The Pinnacle Financial common stock is neither redeemable nor convertible into other securities, and there are no sinking fund provisions.

Subject to the preferences applicable to any shares of Pinnacle Financial preferred stock outstanding at the time, holders of Pinnacle Financial common stock are entitled to dividends when and as declared by the Pinnacle Financial board of directors from legally available funds and are entitled, in the event of liquidation, to share ratably in all assets remaining after payment of liabilities.

Preferred stock

No shares of preferred stock are outstanding. The board of directors of Pinnacle Financial may, without further action by the shareholders of Pinnacle Financial, issue one or more series of Pinnacle Financial preferred stock and fix the rights and preferences of those shares, including the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, terms of redemption, redemption price or prices, liquidation preferences, the number of shares constituting any series and the designation of such series.

Election of directors by shareholders

Until the annual meeting of Pinnacle Financial’s shareholders in 2017, Pinnacle Financial’s charter and bylaws provide that the Pinnacle Financial board of directors is to be divided into three classes as nearly equal in number as possible. Starting with the annual meeting of Pinnacle Financial’s shareholders in 2017, the Pinnacle Financial board of directors will no longer be classified into three classes. In order to phase in this declassification of Pinnacle Financial’s board, the directors comprising each class were elected to one-year terms upon the expiration of their terms beginning with our annual meeting of shareholders in 2015. In addition, Pinnacle Financial’s bylaws provide that the power to increase or decrease the number of directors and to fill vacancies is vested in the Pinnacle Financial board of directors. The overall effect of this provision may be to prevent a person or entity from seeking to acquire control of Pinnacle Financial through an increase in the number of directors on the Pinnacle Financial board of directors.

Corporate transactions

Our amended and restated charter, as amended, with exceptions, requires that any merger or similar transaction involving us or any sale or other disposition of all or substantially all of our assets will require the affirmative vote of a majority of our directors then in office and the affirmative vote of a majority of the holders of the outstanding shares of our stock entitled to vote on the transaction.

Our amended and restated charter, as amended, describes the factors that our board of directors must consider in evaluating whether an acquisition proposal made by another party is in our shareholders’ best interests. The term “acquisition proposal” refers to any offer of another party to:

•	make a tender offer or exchange offer for our common stock or any other equity security of ours;
•	merge or consolidate us with another corporation; or
•	purchase or otherwise acquire all or substantially all of the properties and assets owned by us.

The board of directors, in determining what is in our and our shareholders’ best interests, is required to give due consideration to all relevant factors, including, without limitation:

•	the short-term and long-term social and economic effects of the transaction on our and our subsidiaries’ employees, clients, shareholders and other constituents;

•

the consideration being offered by the other corporation in relation to (1) our current value at the time of the proposal as determined in a freely negotiated transaction and (2) the board of directors’ estimate of our future value as an independent company at the time of the proposal; and

•	the short-term and long-term social and economic effects on the communities within which we operate.

We have included this provision in our amended and restated charter, as amended, because serving our community was, and remains, one of the reasons for organizing Pinnacle Bank. As a result, the board of directors believes its obligation in evaluating an acquisition proposal extends beyond evaluating merely the payment being offered in relation to the market or book value of our common stock at the time of the proposal.

While the value of what is being offered to shareholders in exchange for their stock is the main factor when weighing the benefits of an acquisition proposal, our board of directors believes it is appropriate to also consider other factors the board deems relevant. For example, the board will evaluate what is being offered in relation to our current value at the time of the proposal as determined in a freely negotiated transaction and in relation to the board’s estimate of our future value as an independent concern at the time of the proposal. A takeover bid often places the target corporation virtually in the position of making a forced sale, sometimes when the market price of its stock may be depressed. Our board of directors believes that frequently the payment offered in such a situation, even though it may exceed the value at which shares are then trading, is less than that which could be obtained in a freely negotiated transaction. In a freely negotiated transaction, management would have the opportunity to seek a suitable partner at a time of its choosing and to negotiate for the most favorable price and terms that would reflect not only on our current value, but also our future value.

One effect of the provision requiring our board of directors to take into account specific factors when considering an acquisition proposal may be to discourage a tender offer in advance. Often an offeror consults the board of a target corporation before or after beginning a tender offer in an attempt to prevent a contest from developing. In our board’s opinion, this provision will strengthen its position in dealing with any potential offeror that might attempt to acquire the company through a hostile tender offer. Another effect of this provision may be to dissuade shareholders who might be displeased with the board’s response to an acquisition proposal from engaging us in costly litigation.

The applicable charter provisions would not make an acquisition proposal regarded by our board of directors as being in our best interests more difficult to accomplish. It would, however, permit the board to determine that an acquisition proposal was not in our best interests, and thus to oppose it, on the basis of the various factors that the board deems relevant. In some cases, opposition by the board might have the effect of maintaining incumbent management.

Our amended and restated charter, as amended, provides that all extraordinary corporate transactions to which we are a party must be approved by a majority of the directors and a majority of the shares entitled to vote.

Anti-takeover statutes

The Tennessee Control Share Acquisition Act generally provides that, except as stated below, “control shares” will not have any voting rights. Control shares are shares acquired by a person under certain circumstances which, when added to other shares owned, would give such person effective control over one-fifth, one-third, or a majority of all voting power in the election of a Tennessee corporation’s directors. Shares acquired by such person that causes it to exceed each of these thresholds will be deemed to be control shares. However, voting rights will be restored to control shares by resolution approved by the affirmative vote of the holders of a majority of the corporation’s voting stock, other than shares held by the owner of the control shares. If voting rights are granted to control shares which give the holder a majority of all voting power in the election of the corporation’s directors, then the corporation’s other shareholders may require the corporation to redeem their shares at fair value.

The Tennessee Control Share Acquisition Act is not applicable to us because our amended and restated charter, as amended, does not contain a specific provision “opting in” to the act as is required under the act.

The Tennessee Investor Protection Act, or TIPA, provides that unless a Tennessee corporation’s board of directors has recommended a takeover offer to shareholders, no offeror beneficially owning 5% or more of any class of equity securities of the offeree company, any of which was purchased within the preceding year, may make a takeover offer for any class of equity security of the offeree company if after completion the offeror would be a beneficial owner of more than 10% of any class of outstanding equity securities of the company unless the offeror, before making such purchase: (1) makes a public announcement of his or her intention with respect to changing or influencing the management or control of the offeree company; (2) makes a full, fair and effective disclosure of such intention to the person from whom he or she intends to acquire such securities; and (3) files with the Tennessee Commissioner of Commerce and Insurance, or the Commissioner, and the offeree company a statement signifying such intentions and containing such additional information as may be prescribed by the Commissioner.

The offeror must provide that any equity securities of an offeree company deposited or tendered pursuant to a takeover offer may be withdrawn by an offeree at any time within seven days from the date the offer has become effective following filing with the Commissioner and the offeree company and public announcement of the terms or after 60 days from the date the offer has become effective. If the takeover offer is for less than all the outstanding equity securities of any class, such an offer must also provide for acceptance of securities pro rata if the number of securities tendered is greater than the number the offeror has offered to accept and pay for. If such an offeror varies the terms of the takeover offer before its expiration date by increasing the consideration offered to offerees, the offeror must pay the increased consideration for all equity securities accepted, whether accepted before or after the variation in the terms of the offer.

The TIPA does not apply to us, as it does not apply to bank holding companies subject to regulation by a federal agency.

The TBCA generally prohibits a “business combination” by us or a subsidiary with an “interested shareholder” within five years after such shareholder becomes an interested shareholder. We or a subsidiary of ours can, however, enter into a business combination within that period if, before the interested shareholder became such, our board of directors approved the business combination or the transaction in which the interested shareholder became an interested shareholder. After that five-year moratorium, the business combination with the interested shareholder can be consummated only if it satisfies certain fair price criteria or is approved by two-thirds (2/3) of the other shareholders.

For purposes of the TBCA, a “business combination” includes mergers, share exchanges, sales and leases of assets, issuances of securities, and similar transactions. An “interested shareholder” is generally any person or entity that beneficially owns 10% or more of the voting power of any outstanding class or series of our stock. Our charter does not have special requirements for transactions with interested parties; however all business combinations, as defined above, must be approved by a majority of our directors and a majority of the shares entitled to vote.

The Tennessee Greenmail Act applies to a Tennessee corporation that has a class of voting stock registered or traded on a national securities exchange or registered with the SEC pursuant to Section 12(g) of the Exchange Act. Under the Tennessee Greenmail Act, we may not purchase any of our shares at a price above the market value of such shares from any person who holds more than 3% of the class of securities to be purchased if such person has held such shares for less than two years, unless the purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by us or we make an offer, of at least equal value per share, to all shareholders of such class.

Indemnification

The TBCA provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if: (a) such person acted in good faith; (b) in the case of conduct in an official capacity with the corporation, the person reasonably believed such conduct was in the corporation’s best interests; (c) in all other cases, the person reasonably believed that the person’s conduct was at least not opposed to the best interests of the corporation; and (d) in connection with any criminal proceeding, such person had no reasonable cause to believe the person’s conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that such personal benefit was improperly received. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The TBCA provides that a court of competent jurisdiction, unless the corporation’s charter provides otherwise, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that (a) such officer or director was adjudged liable to the corporation in a proceeding by or in the right of the corporation; (b) such officer or director was adjudged liable on the basis that personal benefit was improperly received by the officer or director; or (c) such officer or director breached the officer’s or director’s duty of care to the corporation.

Our amended and restated charter, as amended, provides that we will indemnify our directors and officers to the maximum extent permitted by the TBCA. Our bylaws provide that we shall indemnify our directors and officers that are made a party to a proceeding because they were a director or officer of ours for reasonable expenses, judgments, fines, penalties and amounts paid in settlement (including attorneys’ fees) incurred in connection with the proceeding if he or she acted in a manner believed in good faith to be in or not opposed to our best interests, and in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. In addition, our bylaws provide that we shall pay for or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding in advance of final disposition of the proceeding if he or she furnishes us with (1) a written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct that would entitle him or her to indemnification and (2) a written statement that he or she will repay any advances if it is ultimately determined that he or she is not entitled to indemnification.

Under our bylaws, as amended, the termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, is not, of itself, determinative of whether the director or officer met the standard of conduct required in order for him or her to be entitled to indemnification. Our board of directors, shareholders or independent legal counsel determines whether the director or officer has met the applicable standard of conduct in each specific case.

Our amended and restated charter, as amended, and bylaws, as amended, also provide that the indemnification rights contained therein do not exclude other indemnification rights to which a director or officer may be entitled under any bylaw, resolution or agreement, either specifically or in general terms approved by the affirmative vote of the holders of a majority of the shares entitled to vote. We can also provide for greater indemnification than is provided for in the bylaws if we choose to do so, subject to approval by our shareholders and the limitations provided in our amended and restated charter, as amended, as discussed in the subsequent paragraph.

Our amended and restated charter, as amended, eliminates, with exceptions, the potential personal liability of a director for monetary damages to us and our shareholders for breach of a duty as a director. There is, however, no elimination of liability for:

•	a breach of the director’s duty of loyalty to our shareholders;
•	an act or omission not in good faith or which involves intentional misconduct or a knowing violation of law; or
•	any payment of a dividend or approval of a stock repurchase that is illegal under the TBCA.

Our amended and restated charter, as amended, does not eliminate or limit our right or the right of our shareholders to seek injunctive or other equitable relief not involving monetary damages.

The indemnification provisions of the bylaws specifically provide that we may purchase and maintain insurance on behalf of any director or officer against any liability asserted against and incurred by him or her in his or her capacity as a director, officer, employee or agent whether or not we would have had the power to indemnify him or her against such liability.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Listing agent

Computershare Trust Company, N.A. serves as the registrar and transfer agent for our common stock.

Certain U.S. federal income tax consequences to non-U.S. holders of common stock

The following is a summary of certain U.S. federal income tax consequences of the purchase, ownership, and disposition of common stock by a non-U.S. holder (as defined below) that acquires our common stock in this offering and holds it as a capital asset. This discussion is based upon the Internal Revenue Code of 1986, as amended, which we refer to as the Code, effective U.S. Treasury regulations, and judicial decisions and administrative interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. The foregoing are subject to differing interpretations which could affect the tax consequences described herein. This discussion does not address all aspects of U.S. federal income taxation that may be applicable to investors in light of their particular circumstances, or to investors subject to special treatment under U.S. federal income tax laws, such as financial institutions, insurance companies, tax-exempt organizations, entities that are treated as partnerships for U.S. federal income tax purposes, dealers in securities or currencies, expatriates, persons deemed to sell common stock under the constructive sale provisions of the Code, and persons that hold common stock as part of a straddle, hedge, conversion transaction, or other integrated investment. Furthermore, this discussion does not address any U.S. federal estate or gift tax laws or any state, local or foreign tax laws.

You are urged to consult your tax advisors regarding the U.S. federal, state, local, and foreign income and other tax consequences of the purchase, ownership, and disposition of our common stock.

For purposes of this summary, you are a “non-U.S. holder” if you are a beneficial owner of common stock that, for U.S. federal income tax purposes, is not:

•	an individual that is a citizen or resident of the United States;

•

a corporation, other entity treated as a corporation for U.S. federal income tax purposes, or partnership that is created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, provided that, (1) a court within the United States is able to exercise primary supervision over its administration or one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of that trust, or (2) the trust has made an election under the applicable Treasury regulations to be treated as a United States person.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) owns our common stock, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partners in a partnership that owns our common stock should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

Dividends

Distributions of cash or other property made with respect to our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, they will constitute a return of capital, which will first reduce your basis in our common stock, but not below zero, and then will be treated as gain from the sale of our common stock, as described below under “—Disposition of common stock.”

Except as described below, if you are a non-U.S. holder of common stock, dividends paid to you with respect to our common stock are subject to withholding of U.S. federal income tax at a 30% rate (or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate). Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to us or another payor:

•

a valid Internal Revenue Service Form W-8BEN, Form W-8BEN-E or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a non-United States person and your entitlement to the lower treaty rate with respect to such payments; or

•

in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

If you are eligible for a reduced rate of United States withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the United States Internal Revenue Service.

If dividends paid to you are “effectively connected” with your conduct of a trade or business within the United States, and you have not claimed the dividends are eligible for any treaty benefits as income that is not attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished to us or another payor a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, and the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income. “Effectively connected” dividends are taxed at rates applicable to United States citizens, resident aliens, and domestic United States corporations on a net income basis. If you are a corporate non-U.S. holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate).

Disposition of common stock

If you are a non-U.S. holder, subject to the discussions below under “—Information reporting and backup withholding” and “—FATCA,” you generally will not be subject to U.S. federal income tax on gain from U.S. sources that you recognize on a disposition of our common stock unless:

•

the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis;

•	you are an individual, you hold our common stock as a capital asset, and you are present in the United States for 183 or more days in the taxable year of the disposition; or

•	we are or have been a “United States real property holding corporation,” as defined in the Code, for U.S. federal income tax purposes.

“Effectively connected” gains are taxed at rates applicable to United States citizens, resident aliens, and domestic United States corporations on a net income tax basis. If you are a corporate non-U.S. holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate).

An individual non-U.S. holder described in the second bullet point above will only be subject to U.S. federal income tax on the gain from the sale of our common stock to the extent such gain is deemed to be from U.S. sources, which will generally only be the case where the individual’s tax home is in the United States. An individual’s tax home is generally considered to be located at the individual’s regular or principal (if more than one regular) place of business. If the individual has no regular or principal place of business because of the nature of the business, or because the individual is not engaged in carrying on any trade or business, then the individual’s tax home is his regular place of abode. If an individual non-U.S. holder is described in the second bullet point above, and the individual non-U.S. holder’s tax home is in the United States, then the non-U.S. holder may be subject to a flat 30% tax on the gain derived from the disposition, which gain may be offset by certain U.S.-source capital losses.

We believe we currently are not, and we do not anticipate becoming, a “United States real property holding corporation” for U.S. federal income tax purposes.

Federal estate taxes

Common stock held by a non-U.S. holder at the time of death generally will be included in the holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information reporting and backup withholding

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

FATCA

Provisions of the Code commonly referred to as “FATCA” require withholding of 30% on payments of dividends on our common stock, as well as of gross proceeds of dispositions occurring after December 31, 2018, of our common stock, to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally may obtain a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). You should consult your tax adviser regarding the effects of FATCA on your investment in our common stock.

Underwriting

We are offering the shares of common stock described in this prospectus supplement through J.P. Morgan Securities LLC, as sole underwriter. We have entered into an underwriting agreement with the underwriter. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Name	Number of shares
J.P. Morgan Securities LLC	2,800,000
Total	2,800,000

The underwriter is committed to purchase all the common shares offered by us if it purchases any shares.

The underwriter proposes to offer the shares of common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $1.68750 per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $0.56250 per share from the initial public offering price. After the initial offering of the shares to the public, the offering price and other selling terms may be changed by the underwriter. Sales of shares made outside of the United States may be made by affiliates of the underwriter.

The underwriter has an option to buy up to 420,000 additional shares of common stock from us to cover sales of shares by the underwriter which exceed the number of shares specified in the table above. The underwriter has 30 days from the date of this prospectus supplement to exercise this option to purchase additional shares. If any additional shares of common stock are purchased, the underwriter will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriter to us per share of common stock. The underwriting fee, or underwriting discount, is $2.8125 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriter assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without option to purchase additional shares exercise	With full option to purchase additional shares exercise
Per Share	$2.8125	$2.8125
Total	$7,875,000	$9,056,250

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $1,000,000.

A prospectus in electronic format may be made available on the web sites maintained by the underwriter, or selling group members, if any, participating in the offering. The underwriter may agree to allocate a number of shares to underwriter and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriter and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities LLC for a period of 90 days after the date of this prospectus supplement, other than the shares of our common stock to be sold hereunder, shares to be issued as consideration in connection with our merger with BNC (as described herein) pursuant to the merger agreement with BNC as in effect on the date of this prospectus supplement and the filing of a Registration Statement on Form S-4 filed with the SEC in connection with the merger, and any shares of our common stock issued upon the exercise of options or other awards, or in the form of restricted shares or restricted stock units (including performance-based vesting units), granted under our existing stock incentive plans.

Our directors and executive officers have entered into lock up agreements with the underwriter prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 90 days after the date of this prospectus supplement, may not, without the prior written consent of J.P. Morgan Securities LLC, (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such directors, executive officers, managers and members in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock, subject to certain exceptions, including:

(A) transfers of shares of common stock as a bona fide gift or gifts;

(B) distributions of shares of common stock to members, limited partners or stockholders of such director or executive officer;

(C) transfers to any trust for the direct or indirect benefit of such director or officer or such director’s or executive officer’s immediate family;

(D) transfers to the legal representatives or the immediate family of such director or executive officer by will or the laws of intestate succession;

(E) pledges of up to 50,000 shares common stock not pledged as of the date of this prospectus supplement and required pursuant to the terms of any pledge or collateral agreement in effect on the date of this prospectus supplement;

(F) transfers to affiliates or to any investment fund or other entity controlled or managed by such director or executive officer;

(G) any transfer upon foreclosure upon shares of common stock pledged pursuant to any pledge or collateral agreement in effect on the date of this prospectus supplement;

(H) the transfer or deemed transfers of shares of our stock to us in connection with the exercise of options pursuant to our stock incentive plans in effect on the date of this prospectus that would otherwise expire during the 90-day period effected by means of net share settlement or by the delivery or sale of shares of common stock held by such director of officer;

(I) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of up to 75,000 shares of common stock, provided that such plan does not provide for the transfer of common stock during the 90-day period;

provided that in the case of any transfer, pledge or distribution pursuant to clause (A) through (F), each donee, distributee, transferee or pledgee shall execute and deliver to the underwriter a lock-up letter substantially on the terms described in this paragraph; and provided, further, that in the case of any transfer or distribution pursuant to clause (A) through (I), no filing by any party (donor, donee, transferor or transferee) under the Exchange Act, or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than in conformance with certain permissible exceptions).

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Our common stock is listed/quoted on Nasdaq under the symbol “PNFP.”

In connection with this offering, the underwriter may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriter of a greater number of shares of common stock than it is required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriter’s option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriter may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriter will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriter may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriter creates a naked short position, it will purchase shares in the open market to cover the position.

The underwriter has advised us that, pursuant to Regulation M of the Securities Act of 1933, it may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriter commences these activities, it may discontinue them at any time. The underwriter may carry out these transactions on Nasdaq, in the over the counter market or otherwise.

In addition, in connection with this offering the underwriter (and selling group members) may engage in passive market making transactions in our common stock on Nasdaq prior to the pricing and completion of this offering. Passive market making consists of displaying bids on Nasdaq no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

Other relationships

The underwriter and its affiliates are full service financial institutions, and they have in the past performed various activities for us and our affiliates and may from time to time in the future perform various activities for us, including, without limitation, commercial banking, financial advisory, investment banking, investment management, investment research, principal investment, hedging, financing and brokerage activities, for which they have received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriter and its affiliates may make or hold our securities and instruments for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. The underwriter and its affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time recommend to clients that they acquire, long or short positions in such securities and instruments.

Selling restrictions

General

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

United Kingdom

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

European economic area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) was implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of securities described in this prospectus supplement may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of securities described in this prospectus supplement may be made to the public in that Relevant Member State at any time:

•	to any legal entity which is a qualified investor as defined under the EU Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive); or

•

in any other circumstances falling within Article 3(2) of the EU Prospectus Directive, provided that no such offer of securities described in this prospectus supplement shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the EU Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State. The expression “EU Prospectus Directive” means Directive 2003/71/EC (and any amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term, as used in this prospectus supplement means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Dubai International Financial Centre (“DIFC”)

This document relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This document is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this document. The securities to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this document you should consult an authorized financial advisor.

In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

Australia

This prospectus supplement:

•	does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

•

has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

•

does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

•

may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

The shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares, you represent and warrant to us that you are an Exempt Investor.

As any offer of shares under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the shares you undertake to us that you will not, for a period of 12 months from the date of issue of the shares, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Experts

The consolidated financial statements of Pinnacle Financial as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015 have been incorporated by reference herein and in the registration statement of which this prospectus is a part in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of BNC as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015 have been incorporated by reference herein and in the registration statement of which this prospectus is a part in reliance upon the report of Cherry Bekaert LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Legal matters

The validity of the shares of common stock offered hereby will be passed upon for us by Bass, Berry & Sims PLC, Nashville, Tennessee. Certain legal matters with respect to the shares of common stock offered hereby will be passed upon for the underwriter by Davis Polk & Wardwell LLP, New York, New York.

Where you can find more information

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 for the securities being offered under this prospectus supplement. This prospectus supplement, which is part of that registration statement, contains descriptions of certain agreements or documents that are exhibits to the registration statement. The statements as to the contents of such exhibits, however, are brief descriptions and are not necessarily complete, and each statement is qualified in all respects by reference to such agreement or document. In addition, we file annual, quarterly and other reports, proxy statements and other information with the SEC. Our current SEC filings and the registration statement and accompanying exhibits may be inspected without charge at the public reference facilities of the SEC located at 100 F Street, N. E., Washington, D.C. 20549. You may obtain copies of this information at prescribed rates. The SEC also maintains a website that contains reports, proxy statements, registration statements and other information, including our filings with the SEC. The SEC website address is www.sec.gov. You may call the SEC at 1-800-SEC-0330 to obtain further information on the operations of the public reference room. We make available free of charge through our web site our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statement on Schedule 14A and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. Our website address is www.pnfp.com. Please note that our website address is provided as an inactive textual reference only. Information contained on or accessible through our website is not part of this prospectus or the prospectus supplement, and is therefore not incorporated by reference unless such information is otherwise specifically referenced elsewhere in this prospectus or the prospectus supplement.

Incorporation of certain information by reference

The SEC allows us to “incorporate by reference” certain information that we file with the SEC into this prospectus supplement. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for information incorporated by reference that is superseded by information contained in this prospectus supplement, the accompanying prospectus or any document we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus. Likewise, any statement in this prospectus supplement, the accompanying prospectus or any document which is incorporated or deemed to be incorporated by reference herein or therein will be deemed to have been modified or superseded to the extent that any statement contained in any document that we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference into this prospectus supplement or the accompanying prospectus modifies or supersedes that statement. This prospectus supplement incorporates by reference the documents listed below (other than, in each case, documents or information deemed to be furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2015;

•	our Quarterly Reports on Form 10-Q for each of the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016;

•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 10, 2016, to the extent that information included therein is deemed “filed” with the SEC under the Exchange Act;

•

our Current Reports on Form 8-K filed with the SEC on January 20, 2016 (with respect to items 3.02 and 8.01 only), January 25, 2016, January 29, 2016, March 3, 2016, March 4, 2016, March 11, 2016, March 31, 2016, April 1, 2016, April 20, 2016, May 20, 2016 (excluding item 7.01 thereto), June 13, 2016, July 7, 2016, October 24, 2016, November 9, 2016, November 18, 2016, January 20, 2017, January 23, 2017 and January 23, 2017 (excluding Item 7.01 thereto) and Form 8-K/A filed with the SEC on July 20, 2016; and

•

the description of our common stock, par value $1.00 per share, contained in our Registration Statement on Form 8-A/A filed with the SEC and dated January 12, 2009, including all amendments and reports filed for purposes of updating such description.

We also incorporate by reference into this prospectus supplement any future fillings that we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to expiration or termination of the offering of the securities to which this prospectus supplement relates; provided, however, that we are not incorporating any information furnished under Items 2.02 and 7.01 or any related exhibits furnished under Item 9.01(d) of any current report on Form 8-K, unless, and except to the extent, specified in any such current report on Form 8-K or in this prospectus supplement.

We are also incorporating by reference into this prospectus supplement and the accompanying prospectus (i) the audited financial statements of BNC as of December 31, 2015 and December 31, 2014 and for each of the years in the three-year period ended December 31, 2015 and the notes thereto which are included in BNC’s annual report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the SEC on February 29, 2016 and (ii) the interim unaudited financial statements of BNC as of and for the nine months ended September 30, 2016 and September 30, 2015 and the notes thereto which are included in BNC’s quarterly report on Form 10-Q for the quarter ended September 30, 2016, as filed with the SEC on November 8, 2016.

Upon request, we will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered a copy of the documents incorporated by reference in this prospectus. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus supplement or the accompanying prospectus by writing or telephoning us using the following contact information:

Pinnacle Financial Partners, Inc.

150 Third Avenue South, Suite 900

Nashville, Tennessee 37201

Attention: Investor Relations

Telephone: (615) 744-3700

PROSPECTUS

PINNACLE FINANCIAL PARTNERS, INC.

Common Stock

Preferred Stock

Warrants

Debt Securities

Depositary Shares

Units

Pinnacle Financial Partners, Inc. may offer, issue and sell from time to time, together or separately, in one or more offerings any combination of (i) our common stock, (ii) our preferred stock, which we may issue in one or more series, (iii) warrants, (iv) senior or subordinated debt securities, (v) depositary shares and (vi) units. The debt securities may consist of debentures, notes, or other types of debt. The debt securities, preferred stock and warrants may be convertible, exercisable or exchangeable for common or preferred stock or other securities of ours. The preferred stock may be represented by depositary shares. The units may consist of any combination of the securities listed above.

We may offer and sell these securities in amounts, at prices and on terms determined at the time of the offering.

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and any accompanying prospectus supplement and any free writing prospectus that we may issue, as well as the documents incorporated or deemed incorporated by reference in this prospectus and any prospectus supplement, carefully before you make your investment decision. Our common stock is listed on the NASDAQ Global Select Market and trades on that exchange under the symbol “PNFP.” On January 20, 2017, the closing price of our common stock on the NASDAQ Global Select Market was $63.30 per share. You are urged to obtain current market quotations of the common stock. Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

We may offer to sell these securities on a continuous or delayed basis, through agents, dealers or underwriters, or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. If our agents or any dealers or underwriters are involved in the sale of the securities, the applicable prospectus supplement will set forth the names of the agents, dealers or underwriters and any applicable commissions or discounts. Our net proceeds from the sale of securities will also be set forth in the applicable prospectus supplement. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

Investing in our securities involves risks. You should carefully consider the risk factors referred to on page 4 of this prospectus and set forth in the documents incorporated or deemed incorporated by reference herein together with any information set forth in a “Risk Factors” section of any applicable prospectus supplement before making any decision to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission or regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not savings accounts, deposits or obligations of any bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is January 23, 2017.

ABOUT THIS PROSPECTUS

This prospectus is a part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, which we refer to as the Securities Act. Under this shelf registration process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings.

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits and the documents incorporated or deemed incorporated herein by reference, can be read on the SEC website or at the SEC offices as described under the heading “Where You Can Find More Information.”

Each time we sell securities pursuant to this prospectus, we will provide a prospectus supplement containing specific information about the terms of a particular offering by us. The prospectus supplement may add, update or change information in this prospectus. If the information in the prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. You should read carefully both this prospectus and, if applicable, any prospectus supplement together with the documents we have incorporated by reference in this prospectus or any applicable prospectus supplement. See “Where You Can Find More Information” for more information.

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus or any prospectus supplement or any free writing prospectus prepared by us or on our behalf as to which we may have referred you in connection with any particular offering. We take no responsibility for, and can provide no assurance as to the reliability of, any other information others may give you. This prospectus and any prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate on any date subsequent to the date set forth on the front of such document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any prospectus supplement is delivered or securities are sold on a later date.

Unless this prospectus indicates otherwise or the context otherwise requires, the terms “we,” “our,” “us,” “Pinnacle Financial” or the “Company” as used in this prospectus refer to Pinnacle Financial Partners, Inc. and its subsidiaries, including Pinnacle Bank, which we sometimes refer to as “Pinnacle Bank,” the “bank,” our “bank subsidiary” or our “bank,” except that such terms refer to only Pinnacle Financial and not its subsidiaries in the sections entitled “Description of Common Stock,” “Description of Preferred Stock,” “Description of Warrants,” “Description of Debt Securities,” “Description of Depositary Shares,” and “Description of Units.”

PINNACLE FINANCIAL PARTNERS, INC.

Pinnacle Financial, a financial holding company under the laws of the United States, is a Tennessee corporation that was incorporated on February 28, 2000. Pinnacle Financial is the parent company of Pinnacle Bank and owns 100% of Pinnacle Bank’s capital stock. The primary business of Pinnacle Financial is conducted by Pinnacle Bank. Pinnacle Financial and Pinnacle Bank also collectively hold a 49% interest in Bankers Healthcare Group, LLC, or BHG, a full-service commercial loan provider to healthcare and other professional practices. As of September 30, 2016, Pinnacle Financial had total consolidated assets of approximately $10.978 billion, total deposits of approximately $8.670 billion, total liabilities of approximately $9.503 billion and shareholders’ equity of approximately $1.476 billion.

On January 22, 2017, we entered into a definitive agreement, which we refer to as the Merger Agreement, with BNC Bancorp, a High Point, North Carolina-based bank holding company, or BNC, pursuant to which (i) a wholly owned subsidiary of Pinnacle Financial will merge with and into BNC, with BNC surviving the merger, which we refer to as the Merger, (ii) as soon as reasonably practicable following the Merger and as a part of a single integrated transaction, we will cause BNC to merge with and into Pinnacle Financial, with Pinnacle Financial surviving the merger, which we refer to as the Second Step Merger, and (iii) each holder of BNC common stock issued and outstanding, subject to certain exceptions, will, at the effective time of the Merger, be converted into the right to receive 0.5235 shares of Pinnacle Financial’s common stock for each share of BNC common stock owned by them at the effective time of the Merger. As of September 30, 2016, BNC had total consolidated assets of approximately $6.802 billion, total deposits of approximately $5.650 billion, total liabilities of approximately $6.006 billion and shareholders’ equity of approximately $795.2 million. In connection with the execution of the Merger Agreement, Pinnacle Bank and Bank of North Carolina, or BNC Bank, BNC’s wholly owned bank subsidiary, have entered into an agreement pursuant to which BNC Bank will merge with and into Pinnacle Bank immediately following the Second Step Merger.

Our principal executive offices are located at 150 Third Avenue South, Suite 900, Nashville, Tennessee 37201 and our telephone number at these offices is (615) 744-3700. Our internet address is www.pnfp.com. Please note that our website address is provided as an inactive textual reference and the information on our website is not incorporated by reference into this prospectus.

PINNACLE BANK

Pinnacle Bank is a Tennessee state-chartered non-member bank that is regulated and examined by the Tennessee Department of Financial Institutions, or the TDFI, and the Federal Deposit Insurance Corporation, or the FDIC. All of its outstanding capital stock is owned by Pinnacle Financial. Pinnacle Bank started operations on October 27, 2000, in Nashville, Tennessee, and has since grown to 45 offices, including 30 in eight Middle Tennessee counties. Pinnacle Bank also has five offices in Knoxville, Tennessee, five offices in Memphis, Tennessee and one in Chattanooga, Tennessee, as well as several offices in nearby communities. Prior to September 4, 2012, when it converted from a national bank to a state bank, Pinnacle Bank was known as Pinnacle National Bank.

RATIOS OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO

COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our consolidated ratio of earnings to fixed charges and our consolidated ratio of earnings to combined fixed charges and preferred stock dividends. On December 12, 2008, we issued Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par value, which is referred to as the Series A preferred stock in this prospectus, to the United States Department of the Treasury, who we refer to as the Treasury. Prior to the issuance of the Series A preferred stock, there were no shares of our preferred stock outstanding. In the fourth quarter of 2011, we repurchased 25% of the then outstanding shares of Series A preferred stock issued to the Treasury. During the second quarter of 2012, we repurchased the remaining outstanding shares of Series A preferred stock from the Treasury. Subsequent to such repurchases, no shares of our preferred stock have been outstanding. Accordingly, the numbers presented below for fiscal years 2013 through 2015 and for the nine months ended September 30, 2016 do not include preferred stock dividends.

Ratio of Earnings to Fixed Charges

	Nine months ended September 30, 2016	Years ended December 31,
		2015	2014	2013	2012	2011
Excluding interest on deposits	14.72x	27.86x	33.70x	24.45x	11.94x	5.53x
Including interest on deposits	6.15x	8.72x	9.01x	6.58x	3.77x	1.77x

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

	Nine months ended September 30, 2016	Years ended December 31,
		2015	2014	2013	2012	2011
Excluding interest on deposits	14.72x	27.86x	33.70x	24.25x	8.63x	4.07x
Including interest on deposits	6.15x	8.72x	9.01x	6.58x	3.50x	1.71x

The ratio of earnings to fixed charges is computed in accordance with Item 503 of Regulation S-K by dividing (1) income before income taxes, fixed charges and amortization of capitalized interest, less interest capitalized and noncontrolling interest in income of subsidiaries that have not incurred fixed charges by (2) total fixed charges. The ratio of earnings to fixed charges and preferred stock dividends is computed by dividing (1) income before income taxes, fixed charges and amortization of capitalized interest, less interest capitalized and noncontrolling interest in income of subsidiaries that have not incurred fixed charges by (2) the sum of total fixed charges and preferred stock dividends. For purposes of computing these ratios:

•	fixed charges, excluding interest on deposits, include interest expense (other than on deposits), interest capitalized and the estimated portion of rental expense attributable to interest, net of income from subleases;

•	fixed charges, including interest on deposits, include all interest expense, interest capitalized and the estimated portion of rental expense attributable to interest, net of income from subleases; and

•	preferred stock dividends represent the amount of pre-tax earnings required to cover such dividend requirements.

RISK FACTORS

An investment in our securities involves significant risks. You should read and carefully consider the risks and uncertainties and the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2015 (filed with the SEC on February 29, 2016) and our Quarterly Report on Form 10-Q for the period ended September 30, 2016 (filed with the SEC on November 4, 2016) and under similar headings in the documents and reports we file with the SEC after the date of this prospectus which are incorporated by reference into this prospectus, as well as any risks described in any applicable prospectus supplement, before you make an investment decision regarding the securities. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

FORWARD-LOOKING STATEMENTS

Certain of the statements in this prospectus may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. The words “expect,” “anticipate,” “goal,” “objective,” “intend,” “plan,” “believe,” “should,” “seek,” “estimate” and similar expressions are intended to identify such forward-looking statements, but other statements not based on historical information may also be considered forward-looking. All forward-looking statements are subject to risks, uncertainties and other factors that may cause our actual results, performance or achievements to differ materially from any results expressed or implied by such forward-looking statements. These statements should be considered subject to various risks and uncertainties, and are made based upon management’s belief as well as assumptions made by, and information currently available to, management pursuant to “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such risks include, without limitation:

•	deterioration in the financial condition of borrowers resulting in significant increases in loan losses and provisions for those losses;

•	continuation of the historically low short-term interest rate environment;

•	our, or entities in which we have significant investments, like BHG, inability to maintain the historical growth rate of our, or those entities’, loan portfolio;

•	changes in loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments;

•	effectiveness of our asset management activities in improving, resolving or liquidating lower-quality assets;

•	increased competition with other financial institutions;

•	greater than anticipated adverse conditions in the national or local economies including the Nashville-Davidson-Murfreesboro-Franklin Metropolitan Statistical Area, or MSA, the Knoxville MSA, the Chattanooga, TN-GA MSA and the Memphis, TN-MS-AR MSA, particularly in commercial and residential real estate markets;

•	rapid fluctuations or unanticipated changes in interest rates on loans or deposits;

•	the results of regulatory examinations;

•	the ability to retain large, uninsured deposits;

•	a merger or acquisition like the proposed Merger;

•	risks of expansion into new geographic or product markets, like the proposed expansion into certain MSAs in the states of North Carolina, South Carolina and Virginia in connection with the proposed Merger;

•	any matter that would cause us to conclude that there was impairment of any asset of ours, including intangible assets;

•	reduced ability to attract additional financial advisors (or failure of those advisors to cause their clients to switch to us), to retain financial advisors or otherwise to attract customers from other financial institutions;

•	further deterioration in the valuation of other real estate owned and increased expenses associated therewith;

•	inability to comply with regulatory capital requirements, including those resulting from changes to capital calculation methodologies and required capital maintenance levels;

•	risks associated with litigation, including the applicability of insurance coverage;

•	the risk that the cost savings and any revenue synergies from the proposed Merger and our recently completed mergers may not be realized or take longer than anticipated to be realized;

•	disruption from the proposed Merger with customers, suppliers or employee or other business partners relationships;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•	the risk of successful integration of BNC’s business and the businesses we recently acquired with our business;

•	the failure to obtain the necessary approvals from BNC’s or Pinnacle’s shareholders in connection with the Merger;

•	the amount of the costs, fees, expenses and charges related to the Merger;

•	the ability to obtain required government approvals of the proposed terms of the Merger;

•	reputational risk and the risk of adverse reaction of ours’, Pinnacle Bank’s, BNC’s and BNC Bank’s customers, suppliers, employees or other business partners to the Merger;

•	the failure of the closing conditions of the Merger to be satisfied, or any unexpected delay in closing the Merger;

•	the risk that the integration of our and BNC’s operations and the operations of the companies we recently acquired with our operations will be materially delayed or will be more costly or difficult than expected;

•	the possibility that the Merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	the dilution caused by the issuance of additional shares of our common stock in the Merger or related to the Merger;

•	general competitive, economic, political and market conditions;

•	approval of the declaration of any dividend by our board of directors;

•	the vulnerability of our network and online banking portals to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and other security breaches;

•	the possibility of increased compliance costs or modifications to our business plan or the business plan of entities in which we have made an investment as a result of increased regulatory oversight, including oversight of companies in which we have significant investments, and the development of additional banking products for our corporate and consumer clients;

•	the risks associated with our being a minority investor in BHG, including the risk that the owners of a majority of the membership interests in BHG decide to sell the company if not prohibited from doing so by the terms of our agreement with them;

•	the possibility that the incremental cost and/or decreased revenues associated with exceeding $10 billion in assets will exceed current estimates; and

•	changes in state and federal legislation, regulations or policies applicable to banks and other financial service providers (like BHG), including regulatory or legislative developments.

A more detailed description of these and other risks is contained under “Risk Factors” in Part I, Item 1A of our Annual Report for the year ended December 31, 2015 (filed with the SEC on February 29, 2016) and under “Risk Factors” in Part II, Item 1A of our Quarterly Report on Form 10-Q for the period ended September 30, 2016 (filed with the SEC on November 4, 2016), which are expressly incorporated by reference into this prospectus, and those risks described in any supplement to this prospectus under “Risk Factors,” and elsewhere in documents we have filed or will file with the SEC and incorporate by reference into this prospectus, as well as other factors that our management has not yet identified. Many of such factors are beyond our ability to control or predict, and readers are cautioned not to put undue reliance on such forward-looking statements. We disclaim any obligation to update or revise any forward-looking statements contained in this prospectus, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

Unless otherwise provided in the applicable prospectus supplement to this prospectus used to offer specific securities, we expect to use the net proceeds from any offering of securities by us for general corporate purposes, which may include funding the cash portion of the purchase price or providing capital for acquisitions, capital expenditures, investments, providing capital to support our growth and working capital needs and the repayment, redemption or refinancing of all or a portion of any of our or Pinnacle Bank’s indebtedness or other securities outstanding at a particular time. Pending the application of the net proceeds, we expect to invest the proceeds in short-term, interest-bearing instruments or other investment-grade securities.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act for the securities being offered under this prospectus. This prospectus, which is part of that registration statement, does not contain all of the information set forth in the registration statement and accompanying exhibits. This prospectus contains descriptions of certain agreements or documents that are exhibits to the registration statement. The statements as to the contents of such exhibits, however, are brief descriptions and are not necessarily complete, and each statement is qualified in all respects by reference to such agreement or document. In addition, we file annual, quarterly and other reports, proxy statements and other information with the SEC. Our current SEC filings and the registration statement to which this prospectus relates and accompanying exhibits may be inspected without charge at the public reference facilities of the SEC located at 100 F Street, N. E., Washington, D.C. 20549. You may obtain copies of this information at prescribed rates. The SEC also maintains a website that contains reports, proxy statements, registration statements and other information, including our filings with the SEC. The SEC website address is www.sec.gov. You may call the SEC at 1-800-SEC-0330 to obtain further information on the operations of the public reference room. We make available free of charge through our web site our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statement on Schedule 14A and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. Our website address is www.pnfp.com. Please note that our website address is provided as an inactive textual reference only. Information contained on or accessible through our website is not part of this prospectus or any prospectus supplement, and is therefore not incorporated by reference herein unless such information is otherwise specifically referenced or incorporated by reference elsewhere in this prospectus or the applicable prospectus supplement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” certain information that we file with the SEC into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus or any document we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference into this prospectus. Likewise, any statement in this prospectus or any document which is incorporated or deemed to be incorporated by reference herein will be deemed to have been modified or superseded to the extent that any statement contained in any document that we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference herein modifies or supersedes that statement. This prospectus incorporates by reference the documents listed below (other than, in each case, documents or information deemed to be furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2015;

•	our Quarterly Reports on Form 10-Q for each of the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016;

•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 10, 2016, to the extent that information included therein is deemed “filed” with the SEC under the Exchange Act;

•	our Current Reports on Form 8-K filed with the SEC on January 20, 2016 (with respect to items 3.02 and 8.01 only), January 25, 2016, January 29, 2016, March 3, 2016, March 4, 2016, March 11, 2016, March 31, 2016, April 1, 2016, April 20, 2016, May 20, 2016 (excluding item 7.01 thereto), June 13, 2016, July 7, 2016, October 24, 2016, November 9, 2016, November 18, 2016, January 20, 2017, January 23, 2017, January 23, 2017 (excluding item 7.01 thereto) and Form 8-K/A filed with the SEC on July 20, 2016; and

•	the description of our common stock, par value $1.00 per share, contained in our Registration Statement on Form 8-A/A filed with the SEC and dated January 12, 2009, including all amendments and reports filed for purposes of updating such description.

We also incorporate by reference in this prospectus any future fillings that we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to expiration or termination of the offering of the securities to which this prospectus relates; provided, however, that we are not incorporating any information furnished under items 2.02 and 7.01 or any related exhibits furnished under item 9.01(d) of any Current Report on Form 8-K, unless, and except to the extent, specified in any such Current Report on Form 8-K or in any applicable prospectus supplement.

We are also incorporating by reference into this prospectus (i) the audited financial statements of BNC as of December 31, 2015 and December 31, 2014 and for each of the years in the three-year period ended December 31, 2015 which are included in BNC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the SEC on February 29, 2016 and (ii) the interim unaudited financial statements of BNC as of and for the nine months ended September 30, 2016 and September 30, 2015 which are included in BNC’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, as filed with the SEC on November 8, 2016.

Upon request, we will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered a copy of the documents incorporated by reference in this prospectus. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus by writing or telephoning us using the following contact information:

Pinnacle Financial Partners, Inc.

150 Third Avenue South, Suite 900

Nashville, Tennessee 37201

Attention: Investor Relations

Telephone: (615) 744-3700

DESCRIPTIONS OF SECURITIES WE MAY OFFER

This prospectus contains summary descriptions of the common stock, preferred stock, warrants, debt securities, depositary shares and units that we may offer and sell from time to time. We may issue the debt securities as exchangeable for and/or convertible into shares of common stock or preferred stock. The preferred stock may also be exchangeable for and/or convertible into shares of common stock or another series of preferred stock. When one or more of these securities are offered in the future, a prospectus supplement will explain the particular terms of the securities and the extent to which these general provisions may apply. These summary descriptions and any summary descriptions in the applicable prospectus supplement do not purport to be complete descriptions of the terms and conditions of each security and are qualified in their entirety by reference to our amended and restated charter, as amended and bylaws, as amended, the Tennessee Business Corporation Act, or TBCA, and any other documents referenced in such summary descriptions and from which such summary descriptions are derived. If any particular terms of a security described in the applicable prospectus supplement differ from any of the terms described herein, then the terms described herein will be deemed superseded by the terms set forth in that prospectus supplement.

We may issue securities in book-entry form through one or more depositaries, such as The Depository Trust Company, Euroclear or Clearstream, named in the applicable prospectus supplement. Each sale of a security in book-entry form will settle in immediately available funds through the applicable depositary, unless otherwise stated. We will issue the securities only in registered form, without coupons, although we may issue the securities in bearer form if so specified in the applicable prospectus supplement. If any securities are to be listed or quoted on a securities exchange or quotation system, the applicable prospectus supplement will say so.

DESCRIPTION OF COMMON STOCK

The following is a description of our common stock and certain provisions of our amended and restated charter, as amended, and bylaws, as amended, and certain provisions of applicable law. The following is only a summary and is qualified by applicable law and by the provisions of our amended and restated charter, as amended, and bylaws, as amended, which are incorporated by reference as exhibits into the registration statement of which this prospectus is a part, and copies of which have been filed with the SEC and are also available upon request from us. You should read the prospectus supplement applicable to a particular issuance of securities, which will contain additional information and which may update or change some of the information below.

General

Our authorized capital stock consists of 90 million shares of common stock, par value $1.00 per share, and 10 million shares of preferred stock, no par value. As of January 19, 2017, 46,489,974 shares of our common stock were outstanding, and no shares of preferred stock were outstanding.

Our outstanding shares of common stock are fully paid and nonassessable. Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Holders of our common stock do not have pre-emptive rights and are not entitled to cumulative voting rights with respect to the election of directors. Our common stock is neither redeemable nor convertible into other securities, and there are no sinking fund provisions with respect to the common stock.

Subject to the preferences applicable to any shares of our preferred stock outstanding at the time, holders of our common stock are entitled to, in the event of liquidation, share ratably in all assets remaining after payment of liabilities.

Election of Directors

Our amended and restated charter, as amended, and bylaws, as amended, provide that each member of our board of directors is elected annually to a one year term. As a result of our adopting a majority voting standard for directors at the 2015 annual meeting of shareholders, should a nominee to serve as a director that is nominated in an uncontested election fail to receive an affirmative vote of a majority of the votes cast at the meeting at which the nominee is up for election, in person or by proxy, then that nominee, if that individual is an incumbent director, must tender his or her resignation to the chairman of our board of directors following the shareholder vote pursuant to our corporate governance guidelines. Subsequently, the nominating and corporate governance committee of our board of directors will consider the relevant facts and circumstances, including the factors that may have given rise to the resulting shareholder vote and the service and qualifications of the impacted director(s), and recommend to the board of directors within ninety days of the shareholder vote as to whether to accept or reject the resignation of the impacted director(s). Our board of directors will also consider the relevant facts and circumstances when considering whether to accept or reject the nominating and corporate governance committee’s recommendation. Subsequently, we will describe a full explanation of the above process and the decisions regarding the impacted director(s) continued service on the board of directors in a Form 8-K filing with the SEC. Any director who tenders his resignation in the manner described in this paragraph will not participate in any discussion or recommendation related to the above process.

Our bylaws also provide that the power to increase or decrease the number of directors and to fill vacancies is vested in our board of directors. The overall effect of this provision may be to prevent a person or entity from seeking to acquire control of us through an increase in the number of directors on our board of directors and the election of designated nominees to fill newly created vacancies.

Dividends

Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for dividends. In order to pay any dividends, Pinnacle Financial will need to receive dividends from Pinnacle Bank or have other sources of funds. Under Tennessee banking law, Pinnacle Bank is subject to restrictions on the payment of dividends to Pinnacle Financial. Pursuant to these laws, Pinnacle Bank may not, without the prior consent of the Commissioner of the TDFI pay any dividends to Pinnacle Financial in a year in excess of the total of Pinnacle Bank’s net income for that year plus the retained net income for the preceding two years.

During the fourth quarter of 2013, we initiated a quarterly common stock dividend. During the year ended December 31, 2016, we paid $24.7 million in dividends to common shareholders. Our ability to pay dividends to our shareholders in the future will depend on our earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, our ability to service any equity or debt obligations senior to our common stock and other factors deemed relevant by our board of directors.

Corporate Transactions

Our amended and restated charter, as amended, with exceptions, requires that any merger or similar transaction involving us or any sale or other disposition of all or substantially all of our assets will require the affirmative vote of a majority of our directors then in office and the affirmative vote of a majority of the holders of the outstanding shares of our stock entitled to vote on the transaction.

Our amended and restated charter, as amended, describes the factors that our board of directors must consider in evaluating whether an acquisition proposal made by another party is in our shareholders’ best interests. The term “acquisition proposal” refers to any offer of another party to:

•	make a tender offer or exchange offer for our common stock or any other equity security of ours;

•	merge or consolidate us with another corporation; or

•	purchase or otherwise acquire all or substantially all of the properties and assets owned by us.

The board of directors, in determining what is in our and our shareholders’ best interests, is required to give due consideration to all relevant factors, including, without limitation:

•	the short-term and long-term social and economic effects of the transaction on our and our subsidiaries’ employees, clients, shareholders and other constituents;

•	the consideration being offered by the other corporation in relation to (1) our current value at the time of the proposal as determined in a freely negotiated transaction and (2) the board of directors’ estimate of our future value as an independent company at the time of the proposal; and

•	the short-term and long-term social and economic effects on the communities within which we operate.

We have included this provision in our amended and restated charter, as amended, because serving our community was, and remains, one of the reasons for organizing Pinnacle Bank. As a result, the board of directors believes its obligation in evaluating an acquisition proposal extends beyond evaluating merely the payment being offered in relation to the market or book value of our common stock at the time of the proposal.

While the value of what is being offered to shareholders in exchange for their stock is the main factor when weighing the benefits of an acquisition proposal, our board of directors believes it is appropriate to also consider all other relevant factors. For example, the board will evaluate what is being offered in relation to our current value at the time of the proposal as determined in a freely negotiated transaction and in relation to the board’s estimate of our future value as an independent concern at the time of the proposal. A takeover bid often places the target corporation virtually in the position of making a forced sale, sometimes when the market price of its stock may be depressed. Our board of directors believes that frequently the payment offered in such a situation, even though it may exceed the value at which shares are then trading, is less than that which could be obtained in a freely negotiated transaction. In a freely negotiated transaction, management would have the opportunity to seek a suitable partner at a time of its choosing and to negotiate for the most favorable price and terms that would reflect not only on our current value, but also our future value.

One effect of the provision requiring our board of directors to take into account specific factors when considering an acquisition proposal may be to discourage a tender offer in advance. Often an offeror consults the board of a target corporation before or after beginning a tender offer in an attempt to prevent a contest from developing. In our board’s opinion, this provision will strengthen its position in dealing with any potential offeror that might attempt to acquire the company through a hostile tender offer. Another effect of this provision may be to dissuade shareholders who might be displeased with the board’s response to an acquisition proposal from engaging us in costly litigation.

The applicable charter provisions would not make an acquisition proposal regarded by our board of directors as being in our best interests more difficult to accomplish. It would, however, permit the board to determine that an acquisition proposal was not in our best interests, and thus to oppose it, on the basis of the various factors that the board deems relevant. In some cases, opposition by the board might have the effect of maintaining incumbent management.

Our amended and restated charter, as amended, provides that all extraordinary corporate transactions to which we are a party must be approved by a majority of the directors and a majority of the shares entitled to vote.

Anti-Takeover Statutes

The Tennessee Control Share Acquisition Act generally provides that, except as stated below, “control shares” will not have any voting rights. Control shares are shares acquired by a person under certain circumstances which, when added to other shares owned, would give such person effective control over one-fifth, one-third, or a majority of all voting power in the election of a Tennessee corporation’s directors. Shares acquired by such person that causes it to exceed each of these thresholds will be deemed to be control shares. However, voting rights will be restored to control shares by resolution approved by the affirmative vote of the holders of a majority of the corporation’s voting stock, other than shares held by the owner of the control shares. If voting rights are granted to control shares which give the holder a majority of all voting power in the election of the corporation’s directors, then the corporation’s other shareholders may require the corporation to redeem their shares at fair value.

The Tennessee Control Share Acquisition Act is not applicable to us because our amended and restated charter, as amended, does not contain a specific provision “opting in” to the act as is required under the act.

The Tennessee Investor Protection Act, or TIPA, provides that unless a Tennessee corporation’s board of directors has recommended a takeover offer to shareholders, no offeror beneficially owning 5% or more of any class of equity securities of the offeree company, any of which was purchased within the preceding year, may make a takeover offer for any class of equity security of the offeree company if after completion the offeror would be a beneficial owner of more than 10% of any class of outstanding equity securities of the company unless the offeror, before making such purchase: (1) makes a public announcement of his or her intention with respect to changing or influencing the management or control of the offeree company; (2) makes a full, fair and effective disclosure of such intention to the person from whom he or she intends to acquire such securities; and (3) files with the Tennessee Commissioner of Commerce and Insurance, or the Commissioner, and the offeree company a statement signifying such intentions and containing such additional information as may be prescribed by the Commissioner.

The offeror must provide that any equity securities of an offeree company deposited or tendered pursuant to a takeover offer may be withdrawn by an offeree at any time within seven days from the date the offer has become effective following filing with the Commissioner and the offeree company and public announcement of the terms or after 60 days from the date the offer has become effective. If the takeover offer is for less than all the outstanding equity securities of any class, such an offer must also provide for acceptance of securities pro rata if the number of securities tendered is greater than the number the offeror has offered to accept and pay for. If such an offeror varies the terms of the takeover offer before its expiration date by increasing the consideration offered to offerees, the offeror must pay the increased consideration for all equity securities accepted, whether accepted before or after the variation in the terms of the offer.

The TIPA does not apply to us, as it does not apply to bank holding companies subject to regulation by a federal agency.

The TBCA generally prohibits a “business combination” by us or a subsidiary with an “interested shareholder” within five years after such shareholder becomes an interested shareholder. We or a subsidiary of ours can, however, enter into a business combination within that period if, before the interested shareholder became such, our board of directors approved the business combination or the transaction in which the interested shareholder became an interested shareholder. After that five-year moratorium, the business combination with the interested shareholder can be consummated only if it satisfies certain fair price criteria or is approved by two-thirds (2/3) of the other shareholders.

For purposes of the TBCA, a “business combination” includes mergers, share exchanges, sales and leases of assets, issuances of securities, and similar transactions. An “interested shareholder” is generally any person or entity that beneficially owns 10% or more of the voting power of any outstanding class or series of our stock. Our charter does not have special requirements for transactions with interested parties; however all business combinations, as defined above, must be approved by a majority of our directors and a majority of the shares entitled to vote.

The Tennessee Greenmail Act applies to a Tennessee corporation that has a class of voting stock registered or traded on a national securities exchange or registered with the SEC pursuant to Section 12(g) of the Exchange Act. Under the Tennessee Greenmail Act, we may not purchase any of our shares at a price above the market value of such shares from any person who holds more than 3% of the class of securities to be purchased if such person has held such shares for less than two years, unless the purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by us or we make an offer, of at least equal value per share, to all shareholders of such class.

Indemnification

The TBCA provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if: (a) such person acted in good faith; (b) in the case of conduct in an official capacity with the corporation, the person reasonably believed such conduct was in the corporation’s best interests; (c) in all other cases, the person reasonably believed that the person’s conduct was at least not opposed to the best interests of the corporation; and (d) in connection with any criminal proceeding, such person had no reasonable cause to believe the person’s conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that such personal benefit was improperly received. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The TBCA provides that a court of competent jurisdiction, unless the corporation’s charter provides otherwise, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that (a) such officer or director was adjudged liable to the corporation in a proceeding by or in the right of the corporation; (b) such officer or director was adjudged liable on the basis that personal benefit was improperly received by the officer or director; or (c) such officer or director breached the officer’s or director’s duty of care to the corporation.

Our amended and restated charter, as amended, provides that we will indemnify our directors and officers to the maximum extent permitted by the TBCA. Our bylaws provide that we shall indemnify our directors and officers that are made a party to a proceeding because they were a director or officer of ours for reasonable expenses, judgments, fines, penalties and amounts paid in settlement (including attorneys’ fees) incurred in connection with the proceeding if he or she acted in a manner believed in good faith to be in or not opposed to our best interests, and in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. In addition, our bylaws provide that we shall pay for or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding in advance of final disposition of the proceeding if he or she furnishes us with (1) a written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct that would entitle him or her to indemnification and (2) a written statement that he or she will repay any advances if it is ultimately determined that he or she is not entitled to indemnification.

Under our bylaws, as amended, the termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, is not, of itself, determinative of whether the director or officer met the standard of conduct required in order for him or her to be entitled to indemnification. Our board of directors, shareholders or independent legal counsel determines whether the director or officer has met the applicable standard of conduct in each specific case.

Our amended and restated charter, as amended, and bylaws, as amended, also provide that the indemnification rights contained therein do not exclude other indemnification rights to which a director or officer may be entitled under any bylaw, resolution or agreement, either specifically or in general terms approved by the affirmative vote of the holders of a majority of the shares entitled to vote. We can also provide for greater indemnification than is provided for in the bylaws if we choose to do so, subject to approval by our shareholders and the limitations provided in our amended and restated charter, as amended, as discussed in the subsequent paragraph.

Our amended and restated charter, as amended, eliminates, with exceptions, the potential personal liability of a director for monetary damages to us and our shareholders for breach of a duty as a director. There is, however, no elimination of liability for:

•	a breach of the director’s duty of loyalty to our shareholders;

•	an act or omission not in good faith or which involves intentional misconduct or a knowing violation of law; or

•	any payment of a dividend or approval of a stock repurchase that is illegal under the TBCA.

Our amended and restated charter, as amended, does not eliminate or limit our right or the right of our shareholders to seek injunctive or other equitable relief not involving monetary damages.

The indemnification provisions of the bylaws specifically provide that we may purchase and maintain insurance on behalf of any director or officer against any liability asserted against and incurred by him or her in his or her capacity as a director, officer, employee or agent whether or not we would have had the power to indemnify him or her against such liability.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent

Computershare Trust Company, N.A. serves as the registrar and transfer agent for our common stock.

DESCRIPTION OF PREFERRED STOCK

We summarize below some of the provisions that will apply to the preferred stock that we may issue pursuant to this prospectus unless the applicable prospectus supplement provides otherwise. This summary may not contain all information that is important to you. The complete terms of the preferred stock will be contained in the prospectus supplement applicable to the particular series of preferred stock that we issue. You should read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

General

We have authority to issue 10 million shares of preferred stock, no par value per share, of which 95,000 shares have been designated as Series A preferred stock. Currently, there are no shares of our preferred stock outstanding.

Our board of directors has the authority, without further action by the shareholders, to issue preferred stock in one or more series and to fix the number of shares, dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences, sinking funds, and any other rights, preferences, privileges and restrictions applicable to each such series of preferred stock.

Prior to the issuance of a new series of preferred stock, we will amend our amended and restated charter, as amended, designating the stock of that series and the terms of that series. Each series of preferred stock that we issue will constitute a separate class of stock. The issuance of any preferred stock could adversely affect the rights of the holders of common stock and, therefore, reduce the value of the common stock. The ability of our board of directors to issue preferred stock could discourage, delay or prevent a takeover or other corporate action.

The terms of any particular series of preferred stock will be described in the prospectus supplement relating to that particular series of preferred stock, including, where applicable:

•	the designation, stated value and liquidation preference of such preferred stock and the amount of stock offered;

•	the offering price;

•	the dividend rate or rates (or method of calculation), the date or dates from which dividends shall accrue, and whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to cumulate;

•	any redemption or sinking fund provisions;

•	the amount that shares of such series shall be entitled to receive in the event of our liquidation, dissolution or winding-up;

•	the terms and conditions, if any, on which shares of such series shall be convertible or exchangeable for shares of our stock of any other class or classes, or other series of the same class;

•	the voting rights, if any, of shares of such series;

•	the status as to reissuance or sale of shares of such series redeemed, purchased or otherwise reacquired, or surrendered to us on conversion or exchange;

•	the conditions and restrictions, if any, on the payment of dividends or on the making of other distributions on, or the purchase, redemption or other acquisition by us or any subsidiary of ours, of the common stock or of any other class of our shares ranking junior to the shares of such series as to dividends or upon liquidation;

•	the conditions and restrictions, if any, on the creation of indebtedness of us or of any subsidiary, or on the issuance of any additional stock ranking on a parity with or prior to the shares of such series as to dividends or upon liquidation; and

•	any additional dividend, liquidation, redemption, sinking or retirement fund and other rights, preferences, privileges, limitations and restrictions of such preferred stock.

The description of the terms of a particular series of preferred stock in the applicable prospectus supplement will not be complete. You should refer to the applicable amendment to our amended and restated charter, as amended, creating a particular series of preferred stock for complete information regarding a series of preferred stock.

The preferred stock will, when issued against payment of the consideration payable therefor, be fully paid and nonassessable. Unless otherwise specified in the applicable prospectus supplement, each series of preferred stock will, upon issuance, rank senior to our common stock and on a parity in all respects with each other outstanding series of preferred stock. The rights of the holders of our preferred stock will be subordinate to that of our general creditors.

DESCRIPTION OF WARRANTS

We summarize below some of the provisions that will apply to the warrants that we may issue pursuant to this prospectus unless the applicable prospectus supplement provides otherwise. This summary may not contain all information that is important to you. The complete terms of the warrants will be contained in the applicable warrant certificate and warrant agreement. These documents have been or will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the warrant certificate and the warrant agreement. You should also read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

General

We may issue, together with other securities or separately, warrants to purchase debt securities, common stock, preferred stock or other securities. We may issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the applicable prospectus supplement. The warrant agent would act solely as our agent in connection with the warrants of the series being offered and would not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The applicable prospectus supplement will describe the following terms, where applicable, of warrants in respect of which this prospectus is being delivered:

•	the title of the warrants;

•	the designation, amount and terms of the securities for which the warrants are exercisable and the procedures and conditions relating to the exercise of such warrants;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each such security;

•	the price or prices at which the warrants will be issued;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	if applicable, a discussion of the material U.S. federal income tax considerations applicable to the warrants;

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

•	the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

•	if applicable, the maximum or minimum number of warrants which may be exercised at any time;

•	the identity of the warrant agent;

•	any mandatory or optional redemption provision;

•	whether the warrants are to be issued in registered or bearer form;

•	whether the warrants are extendible and the period or periods of such extendibility;

•	information with respect to book-entry procedures, if any; and

•	any other terms of the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding-up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder thereof to purchase the amount of such principal amounts of debt securities or such number of shares of common stock or preferred stock or other securities at the exercise price as will in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as set forth in the applicable prospectus supplement relating to the warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the purchased securities. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Enforceability of Rights of Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, that holder’s warrant(s).

Warrant Adjustments

The applicable prospectus supplement will indicate the circumstances under which the exercise price of, and the number of securities covered by, a common stock warrant or preferred stock warrant may be adjusted proportionately if we subdivide or combine our common stock or preferred stock, as applicable.

Modification of the Warrant Agreement

The warrant agreement will permit us and the warrant agent, without the consent of the warrant holders, to supplement or amend the agreement in the following circumstances:

•	to cure any ambiguity;

•	to correct or supplement any provision which may be defective or inconsistent with any other provisions; or

•	to add new provisions regarding matters or questions that we and the warrant agent may deem necessary or desirable and which do not adversely affect the interests of the warrant holders.

DESCRIPTION OF DEBT SECURITIES

We summarize below some of the provisions that will apply to the debt securities that we may issue pursuant to this prospectus unless the applicable prospectus supplement provides otherwise. This summary may not contain all information that is important to you. The complete terms of the debt securities will be contained in the applicable notes. The notes will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the provisions of the notes. You should also read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

General

We will issue any senior notes under a senior indenture which we will enter into with the trustee named in the senior indenture. We will issue any subordinated notes under a subordinated indenture which we will enter into with the trustee named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement of which this prospectus is a part. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture. The indentures will be qualified under the Trust Indenture Act of 1939, as amended. We use the term “trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

The following summaries of material provisions of the senior notes, the subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplement that is related to the debt securities that we sell under this prospectus, as well as the complete indentures, and any supplements thereto, that contain the terms of the debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

We may issue, from time to time, debt securities, in one or more series, that will consist of either our senior debt (“senior debt securities”) or our subordinated debt (“subordinated debt securities”). Debt securities, whether senior or subordinated, may be issued as convertible debt securities or exchangeable debt securities.

The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not limit the amount of debt securities which we may issue, including senior debt securities, senior subordinated debt securities, subordinated debt securities and junior subordinated debt securities, and do not limit us from issuing any other debt, including secured and unsecured debt. We may issue debt securities up to an aggregate principal amount as we may authorize from time to time which securities may be in any currency or currency unit designated by us. The terms of each series of debt securities will be established by or pursuant to a supplemental indenture. The prospectus supplement relating to any particular debt securities will describe the terms of any debt securities being offered, including:

•	the title of the debt securities;

•	the limit, if any, upon the aggregate principal amount or issue price of the securities of a series;

•	ranking of the specific series of debt securities relative to other outstanding indebtedness, including our subsidiaries’ debt;

•	the price or prices at which the debt securities will be issued;

•	the designation, aggregate principal amount and authorized denominations of the debt securities;

•	the issue date or dates of the series and the maturity date of the series;

•	whether the securities will be issued at par or at a premium over or a discount from their face amount;

•	the interest rate, if any, and the method for calculating the interest rate and basis upon which interest shall be calculated;

•	the right, if any, to extend interest payment periods and the duration of the extension;

•	the interest payment dates and the record dates for the interest payments;

•	any mandatory or optional redemption terms or prepayment, conversion, sinking fund or exchangeability or convertibility provisions;

•	the currency of denomination of the securities;

•	the place where we will pay principal, premium, if any, and interest, if any, and the place where the debt securities may be presented for transfer;

•	if payments of principal of, premium, if any, or interest, if any, on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•	if other than denominations of $1,000 or multiples of $1,000, the denominations the debt securities will be issued in;

•	whether the debt securities will be issued in the form of global securities or certificates;

•	the applicability of and additional provisions, if any, relating to the defeasance of the debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the currency or currencies, if other than the currency of the United States, in which principal and interest will be paid;

•	the dates on which premium, if any, will be paid;

•	any addition to or change in the “Events of Default” described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to or change in the covenants described in the prospectus or in the indenture with respect to the debt securities;

•	any agents for the debt securities, including trustees, depositories, authentication or paying agents, transfer agents or registrars;

•	a discussion of any material United States federal income tax considerations applicable to the debt securities;

•	our right, if any, to defer payment of interest and the maximum length of this deferral period; and

•	other specific terms, including any additional events of default or covenants.

We may issue debt securities at a discount below their stated principal amount. Even if we do not issue the debt securities below their stated principal amount, for United States federal income tax purposes the debt securities may be deemed to have been issued with a discount because of certain interest payment characteristics. We will describe in any applicable prospectus supplement the United States federal income tax considerations applicable to debt securities issued at a discount or deemed to be issued at a discount, and will describe any special United States federal income tax considerations that may be applicable to the particular debt securities.

The debt securities will represent our general obligations. We are a non-operating holding company and almost all of our operating assets are owned by our subsidiaries. We rely primarily on dividends from our subsidiaries to meet our obligations. We are a legal entity separate and distinct from our banking and non-banking affiliates. The principal sources of our income are dividends and interest from our bank, Pinnacle Bank.

Pinnacle Bank is subject to restrictions imposed by state and federal law on any extensions of credit to, and certain other transactions with, us and certain other affiliates, and on investments in stock or other securities thereof. In addition, payment of dividends to us by Pinnacle Bank is subject to ongoing review by banking regulators. Because we are a holding company, our right to participate in any distribution of assets of any subsidiary upon the subsidiary’s liquidation or reorganization or otherwise is subject to the prior claims of creditors of the subsidiary, except to the extent we may ourselves be recognized as a creditor of that subsidiary. Accordingly, the debt securities will be effectively subordinated to all existing and future liabilities, including deposits, of our subsidiaries, and holders of the debt securities should look only to our assets for payments on the debt securities.

Senior Debt

Senior debt securities will rank equally and pari passu with all of our other unsecured and unsubordinated debt from time to time outstanding.

Subordinated Debt

The subordinated debt securities will be subordinate and junior in priority of payment to certain of our other indebtedness, including our senior indebtedness (as defined below) to the extent described in a prospectus supplement, and the subordinated indenture filed as an exhibit to the registration statement of which this prospectus is a part may be modified by a supplemental indenture to reflect such subordination provisions.

We may structure one or more series of subordinated debt securities so that they qualify as capital under federal regulations applicable to bank holding companies. We may adopt this structure whether or not those regulations may be applicable to us at the time of issuance.

Conversion or Exchange Rights

Debt securities may be convertible into or exchangeable for our other securities or property. The terms and conditions of conversion or exchange will be set forth in the supplemental indenture related to that series of debt securities and will be described in the relevant prospectus supplement. The terms will include, among others, the following:

•	the conversion or exchange price;

•	the conversion or exchange period;

•	provisions regarding our or the holders’ ability to convert or exchange the debt securities;

•	events requiring adjustment to the conversion or exchange price; and

•	provisions affecting conversion or exchange in the event of our redemption of the debt securities.

Merger, Consolidation or Sale of Assets

The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part prohibit us from merging into or consolidating with any other person or selling, leasing or conveying substantially all of our assets and the assets of our subsidiaries, taken as a whole, to any person, unless:

•	either we are the continuing corporation or the successor corporation or the person which acquires by sale, lease or conveyance substantially all of our or our subsidiaries’ assets is a corporation organized under the laws of the United States, any state thereof, or the District of Columbia, and expressly assumes the due and punctual payment of the principal of, and premium, if any, and interest, if any, on all the debt securities and the performance of every covenant of the indenture to be performed or observed by us, by supplemental indenture satisfactory to the trustee, executed and delivered to the trustee by such corporation;

•	immediately after giving effect to such transactions, no Event of Default described under the caption “Events of Default and Remedies” below or event which, after notice or lapse of time or both would become an Event of Default, has happened and is continuing; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel each stating that such transaction and such supplemental indenture comply with the indenture provisions relating to a merger, consolidation and sale of assets.

The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part provide that upon any consolidation or merger with or into any other person or any sale, conveyance, lease, or other transfer of all or substantially all of our or our subsidiaries’ assets to any person, the successor person shall succeed, and be substituted for, us under the indenture and each series of outstanding debt securities, and we shall be relieved of all obligations under the indenture and each series of outstanding debt securities to the extent we were the predecessor person.

Events of Default and Remedies

When we use the term “Event of Default” as that term is defined in the indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part with respect to the debt securities of any series, we mean:

(1)	default in paying interest on the debt securities when it becomes due and the default continues for a period of 30 days or more;

(2)	default in paying principal, or premium, if any, on the debt securities when due;

(3)	default is made in the payment of any sinking or purchase fund or analogous obligation when the same becomes due, and such default continues for 30 days or more;

(4)	default in the performance, or breach, of any covenant or warranty in the indenture (other than defaults specified in clause (1), (2) or (3) above) and the default or breach continues for a period of 60 days or more after we receive written notice of such default from the trustee or we and the trustee receive notice from the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series;

(5)	specified events of bankruptcy, insolvency, reorganization, administration or similar proceedings with respect to us have occurred; and

(6)	any other Events of Default provided with respect to debt securities of that series that are described in the applicable prospectus supplement accompanying this prospectus.

No Event of Default with respect to a particular series of debt securities (except as to specified events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part provide that the occurrence of certain Events of Default or an acceleration may constitute an event of default under certain of our other indebtedness outstanding from time to time. Unless otherwise provided by the terms of an applicable series of debt securities, if an Event of Default under the indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part occurs with respect to the debt securities of any series and is continuing, then the trustee or the holders of not less than 51% of the aggregate principal amount of the outstanding debt securities of that series may by written notice require us to repay immediately the entire principal amount of the outstanding debt securities of that series (or such lesser amount as may be provided in the terms of the securities), together with all accrued and unpaid interest and premium, if any. In the case of an Event of Default resulting from specified events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities may become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

After a declaration of acceleration, the holders of a majority in aggregate principal amount of outstanding debt securities of any series may rescind this accelerated payment requirement if all existing Events of Default, except for nonpayment of the principal on the debt securities of that series that has become due solely as a result of the accelerated payment requirement, have been cured or waived and if the rescission of acceleration would not conflict with any judgment or decree. The holders of a majority in aggregate principal amount of the outstanding debt securities of any series also have the right to waive past defaults, except a default in paying principal or interest on any outstanding debt security, or in respect of a covenant or a provision that cannot be modified or amended without the consent of all holders of the debt securities of that series.

The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part provide that no holder of any debt security may seek to institute a proceeding with respect to the indenture unless such holder has previously given written notice to the trustee of a continuing Event of Default, the holders of not less than 51% in aggregate principal amount of the outstanding debt securities of the series have made a written request to the trustee to institute proceedings in respect of the Event of Default, the holder or holders have offered reasonable indemnity to the trustee and the trustee has failed to institute such proceeding within 60 days after it received this notice. In addition, within this 60-day period the trustee must not have received directions inconsistent with this written request by holders of a majority in aggregate principal amount of the outstanding debt securities of that series. These limitations do not apply, however, to a suit instituted by a holder of a debt security for the enforcement of the payment of principal, interest or any premium on or after the due dates for such payment.

The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part provide that during the existence of an Event of Default actually known to a responsible officer of the trustee, the trustee is required to exercise the rights and powers vested in it under the applicable indenture and use the same degree of care and skill in its exercise as a prudent person would under the circumstances in the conduct of that person’s own affairs. If an Event of Default has occurred and is continuing, the trustee is not under any obligation to exercise any of its rights or powers at the request or direction of any of the holders unless the holders have offered to the trustee security or indemnity reasonably satisfactory to the trustee. Subject to certain provisions, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust, or power conferred on the trustee.

The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part provide that the trustee will, within 90 days after receiving notice of any default, give notice of the default to the holders of the debt securities of that series, unless the default was already cured or waived. Unless there is a default in paying principal, interest, if any, or any premium when due, the trustee can withhold giving notice to the holders if it determines in good faith that the withholding of notice is in the interest of the holders of the debt securities. In the case of a default specified in clause (4) above describing Events of Default, no notice of default to the holders of the debt securities of that series will be given until 60 days after the occurrence of the event of default.

The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part require us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part provide that the trustee may withhold notice to the holders of debt securities of any series of any Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part may be amended or modified without the consent of any holder of debt securities in order to:

•	evidence a successor to the trustee;

•	cure ambiguities, defects or inconsistencies;

•	provide for the assumption of our obligations in the case of a merger or consolidation or transfer of all or substantially all of our assets that complies with the covenants described under “—Merger, Consolidation or Sale of Assets”;

•	make any change that would provide any additional rights or benefits to the holders of the debt securities of a series;

•	add guarantors or co-obligors with respect to the debt securities of any series;

•	secure the debt securities of a series;

•	establish the form or forms of debt securities of any series;

•	add additional Events of Default with respect to the debt securities of any series;

•	add additional provisions as may be expressly permitted by the Trust Indenture Act;

•	maintain the qualification of the indenture under the Trust Indenture Act; or

•	make any change that does not adversely affect in any material respect the interests of any holder of the debt securities of a series.

The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part provide that other amendments and modifications of the indenture or the debt securities issued thereunder may be made with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each series affected by the amendment or modification. However, no modification or amendment may, without the consent of the holder of each outstanding debt security affected:

•	change the maturity date or the stated payment date of any payment of premium or interest payable on the debt securities;

•	reduce the principal amount, or extend the fixed maturity, of the debt securities;

•	change the method of computing the amount of principal or any interest of any debt security;

•	change or waive the redemption or repayment provisions of the debt securities;

•	change the currency in which principal, any premium or interest is paid or the place of payment;

•	reduce the percentage in principal amount outstanding of debt securities of any series which must consent to an amendment, supplement or waiver or consent to take any action;

•	impair the right to institute suit for the enforcement of any payment on the debt securities;

•	waive a payment default with respect to the debt securities;

•	reduce the interest rate or extend the time for payment of interest on the debt securities;

•	adversely affect the ranking or priority of the debt securities of any series; or

•	release any guarantor or co-obligor from any of its obligations under its guarantee or the indenture, except in compliance with the terms of the indenture.

Satisfaction, Discharge and Covenant Defeasance

The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part provide that we may terminate our obligations under the indenture with respect to the outstanding debt securities of any series, when:

•	either:

•	all debt securities of any series issued that have been authenticated and delivered have been delivered to the trustee for cancellation; or

•	all the debt securities of any series issued that have not been delivered to the trustee for cancellation have become due and payable, will become due and payable within one year, or are to be called for redemption within one year and we have made arrangements satisfactory to the trustee for the giving of notice of redemption by such trustee in our name and at our expense, and in each case, we have irrevocably deposited or caused to be deposited with the trustee sufficient funds to pay and discharge the entire indebtedness on the series of debt securities; and

•	we have paid or caused to be paid all other sums then due and payable under such indenture; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent under such indenture relating to the satisfaction and discharge of such indenture have been complied with.

The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part provide that we may elect to have our obligations under the indenture discharged with respect to the outstanding debt securities of any series (“legal defeasance”). Legal defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding debt securities of such series under the indenture, except for:

•	the rights of holders of the debt securities to receive principal, interest and any premium when due;

•	our obligations with respect to the debt securities concerning issuing temporary debt securities, registration of transfer of debt securities, mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment for security payments held in trust;

•	the rights, powers, trusts, duties and immunities of the trustee; and

•	the defeasance provisions of the indenture.

In addition, the indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part provide that we may elect to have our obligations released with respect to certain covenants in the indentures (“covenant defeasance”). If we so elect, any failure to comply with these obligations will not constitute a default or an event of default with respect to the debt securities of such series. In the event covenant defeasance occurs, certain events, not including non-payment, bankruptcy and insolvency events, described under “Events of Default and Remedies” will no longer constitute an event of default for that series.

In order to exercise either legal defeasance or covenant defeasance with respect to outstanding debt securities of any series:

•	we must irrevocably have deposited or caused to be deposited with the trustee as trust funds for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the holders of the debt securities of a series:

•	money in an amount; or

•	U.S. government obligations (or equivalent government obligations in the case of debt securities denominated in other than U.S. dollars or a specified currency) that will provide, not later than one day before the due date of any payment, money in an amount; or

•	a combination of money and U.S. government obligations (or equivalent government obligations, as applicable),

in each case sufficient, in the written opinion (with respect to U.S. or equivalent government obligations or a combination of money and U.S. or equivalent government obligations, as applicable) of a nationally recognized firm of independent public accountants to pay and discharge, and which shall be applied by the trustee to pay and discharge, all of the principal (including mandatory sinking fund payments), interest and any premium at due date or maturity;

•	in the case of legal defeasance, we have delivered to the trustee an opinion of counsel stating that, under then applicable Federal income tax law, the holders of the debt securities of that series will not recognize income, gain or loss for Federal income tax purposes as a result of the deposit, defeasance and discharge to be effected and will be subject to the same Federal income tax as would be the case if the deposit, defeasance and discharge did not occur;

•	in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for Federal income tax purposes as a result of the deposit and covenant defeasance to be effected and will be subject to the same Federal income tax as would be the case if the deposit and covenant defeasance did not occur;

•	no event of default or default with respect to the outstanding debt securities of that series has occurred and is continuing at the time of such deposit after giving effect to the deposit or, in the case of legal defeasance, no default relating to bankruptcy or insolvency has occurred and is continuing at any time on or before the 91st day after the date of such deposit, it being understood that this condition is not deemed satisfied until after the 91st day;

•	the legal defeasance or covenant defeasance will not cause the trustee to have a conflicting interest within the meaning of the Trust Indenture Act, assuming all debt securities of a series were in default within the meaning of the Trust Indenture Act;

•	the legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party;

•	if prior to the stated maturity date, notice shall have been given in accordance with the provisions of the indenture.

•	the legal defeasance or covenant defeasance will not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless the trust is registered under that Act or exempt from registration; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent with respect to the legal defeasance or covenant defeasance have been complied with.

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

Paying Agent and Registrar

The trustee will initially act as paying agent and registrar for all debt securities. We may change the paying agent or registrar for any series of debt securities without prior notice, and we or any of our subsidiaries may act as paying agent or registrar.

Forms of Securities

Each debt security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of the series of debt securities. Certificated securities will be issued in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

We may issue the registered debt securities in the form of one or more fully registered global securities that will be deposited with a depositary or its custodian identified in the applicable prospectus supplement and registered in the name of that depositary or its nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part provide that so long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the indenture. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. Neither we nor the trustee or any other agent of ours or the trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the trustee or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

Unless we state otherwise in a prospectus supplement, the Depository Trust Company, or DTC, will act as depositary for each series of debt securities issued as global securities. DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and the Indirect Participants.

Governing Law

The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part and each series of debt securities are governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF DEPOSITARY SHARES

We summarize below some of the provisions that will apply to depositary shares unless the applicable prospectus supplement provides otherwise. This summary may not contain all information that is important to you. The complete terms of the depositary shares will be contained in the depositary agreement and depositary receipt applicable to any depositary shares. These documents will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the depositary agreement and the depositary receipt. You should also read the prospectus supplement applicable to a particular issuance of depositary shares, which will contain additional information and which may update or change some of the information below.

General

We may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do so, we may issue receipts for depositary shares that each represent a fraction of a share of a particular series of preferred stock. The prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank or trust company that meets certain requirements and is selected by us, which we refer to as the “bank depositary.” Each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

The following summary description of certain common provisions of a depositary agreement and the related depositary receipts and any summary description of the depositary agreement and depositary receipts in the applicable prospectus supplement do not purport to be complete and are qualified in their entirety by reference to all of the provisions of such depositary agreement and depositary receipts. The forms of the depositary agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the SEC each time we issue depositary shares, and you should read those documents for provisions that may be important to you.

Dividends and Other Distributions

If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the bank depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the bank depositary will distribute the property to the record holders of the depositary shares. However, if the bank depositary determines that it is not feasible to make the distribution of property, the bank depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the record holders of the depositary shares.

Redemption of Depositary Shares

If we redeem a series of preferred stock represented by depositary shares, the bank depositary will redeem the depositary shares from the proceeds received by the bank depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the bank depositary may determine.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the bank depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date, which will be the same date as the record date for the preferred stock, may instruct the bank depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The bank depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action that the bank depositary deems necessary in order to enable the bank depositary to do so. The bank depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of the Depositary Agreement

Unless otherwise provided in the applicable prospectus supplement or required by law, the form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the bank depositary and us. The depositary agreement may be terminated by the bank depositary or us only if:

•	all outstanding depositary shares have been redeemed, or

•	there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of our company, and such distribution has been distributed to the holders of depositary receipts.

Charges of Bank Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the bank depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the depositary agreement for their accounts.

Withdrawal of Preferred Stock

Except as may be provided otherwise in the applicable prospectus supplement, upon surrender of depositary receipts at the principal office of the bank depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the bank depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

Miscellaneous

The bank depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the bank depositary and that we are required to furnish to the holders of the preferred stock.

Neither the bank depositary nor we will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the depositary agreement. The obligations of the bank depositary and us under the depositary agreement will be limited to performance in good faith of our duties thereunder, and we will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Bank Depositary

The bank depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the bank depositary. Any such resignation or removal will take effect upon the appointment of a successor bank depositary and its acceptance of such appointment. The successor bank depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company meeting the requirements of the depositary agreement.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date. The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	the terms of the unit agreement governing the units;

•	material United States federal income tax considerations relevant to the units; and

•	whether the units will be issued in fully registered global form.

This summary of certain general terms of units and any summary description of units in the applicable prospectus supplement do not purport to be complete and are qualified in their entirety by reference to all provisions of the applicable unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units. The forms of the unit agreements and other documents relating to a particular issue of units will be filed with the SEC each time we issue units, and you should read those documents for provisions that may be important to you.

PLAN OF DISTRIBUTION

Initial Offering and Sale of Securities

Unless otherwise set forth in a prospectus supplement accompanying this prospectus, we may sell the securities being offered hereby, from time to time, by one or more of the following methods:

•	to or through underwriting syndicates represented by managing underwriters;

•	to or through one or more underwriters without a syndicate for them to offer and sell to the public;

•	through dealers or agents; and

•	to investors directly in negotiated sales or in competitively bid transactions.

Offerings of securities covered by this prospectus also may be made into an existing trading market for those securities in transactions at other than a fixed price, either:

•	on or through the facilities of the NASDAQ or any other securities exchange or quotation or trading service on which those securities may be listed, quoted, or traded at the time of sale; and/or

•	to or through a market maker otherwise than on the securities exchanges or quotation or trading services set forth above.

Those at-the-market offerings, if any, will be conducted by underwriters acting as our principal or agent.

The prospectus supplement with respect to the offered securities will, if required pursuant to Rule 424(b) under the Securities Act, set forth the terms of the offering of the offered securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the offered securities and the proceeds to us from such sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which such offered securities may be listed.

Any underwriter, agent or dealer involved in the offer and sale of any series of the securities will be named in the prospectus supplement.

The distribution of the securities may be effected from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed from time to time;

•	at market prices prevailing at the time of the sale;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

Each time we offer and sell securities covered by this prospectus, we will make available a prospectus supplement or supplements that will describe the method of distribution and set forth the terms of the offering, including: (i) whether that offering is being made to or through underwriters or through dealers or agents directly, and the name or names of any such underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them; (ii) if a fixed price offering, the public offering price of the securities; (iii) the rules and procedures for any auction or bidding process, if used; (iv) the proceeds we anticipate we will receive from the sale of the securities; (v) any options under which underwriters may purchase additional securities from us; (vi) any underwriting discounts or commissions or agency fees and other items constituting underwriters’ or agents’ compensation; (vii) terms and conditions of the offering; (viii) any discounts, commissions or concessions allowed or reallowed or paid to dealers; and (ix) any securities exchange or market on which the securities may be listed.

Sales Through Underwriters

If underwriters are used in the sale of some or all of the securities covered by this prospectus, the underwriters will acquire the securities for their own account. The underwriters may resell the securities, either directly to the public or to securities dealers, at various times in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. Unless indicated otherwise in a prospectus supplement, the underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased.

Any initial public offering price and any concessions allowed or reallowed to dealers may be changed intermittently.

Sales Through Agents

Unless otherwise indicated in the applicable prospectus supplement, when securities are sold through an agent, the designated agent will agree, for the period of its appointment as agent, to use its best efforts to sell the securities for our account and will receive commissions from us as will be set forth in the applicable prospectus supplement.

Securities bought in accordance with a redemption or repayment under their terms also may be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing by one or more firms acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the prospectus supplement. Remarketing firms may be deemed to be underwriters in connection with the securities remarketed by them.

If so indicated in the applicable prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase securities at a price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a future date specified in the prospectus supplement. These contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the prospectus supplement will set forth the commissions payable for solicitation of these contracts.

Direct Sales

We may also sell offered securities directly to institutional investors or others. In this case, no underwriters or agents would be involved. The terms of such sales will be described in the applicable prospectus supplement.

General Information

Broker-dealers, agents or underwriters may receive compensation in the form of discounts, concessions or commissions from us and/or the purchasers of securities for whom such broker-dealers, agents or underwriters may act as agents or to whom they sell as principal, or both (this compensation to a particular broker-dealer might be in excess of customary commissions).

Underwriters, dealers and agents that participate in any distribution of the offered securities may be deemed “underwriters” within the meaning of the Securities Act, so any discounts or commissions they receive in connection with the distribution may be deemed to be underwriting compensation. Those underwriters and agents may be entitled, under their agreements with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution by us to payments that they may be required to make in respect of those civil liabilities. Various of those underwriters or agents may be customers of, engage in transactions with, or perform services for, us or our affiliates in the ordinary course of business. We will identify any underwriters or agents, and describe their compensation, in a prospectus supplement. Any institutional investors or others that purchase offered securities directly, and then resell the securities, may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act.

We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, if we enter into any material arrangement with a broker, dealer, agent or underwriter for the sale of securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such prospectus supplement will disclose:

•	the name of any participating broker, dealer, agent or underwriter;

•	the number and type of securities involved;

•	the price at which such securities were sold;

•	any securities exchanges on which such securities may be listed;

•	the commissions paid or discounts or concessions allowed to any such broker, dealer, agent or underwriter where applicable; and

•	other facts material to the transaction.

In order to facilitate the offering of certain securities under this prospectus or an applicable prospectus supplement, certain persons participating in the offering of those securities may engage in transactions that stabilize, maintain or otherwise affect the price of those securities during and after the offering of those securities. Specifically, if the applicable prospectus supplement permits, the underwriters of those securities may over-allot or otherwise create a short position in those securities for their own account by selling more of those securities than have been sold to them by us and may elect to cover any such short position by purchasing those securities in the open market.

In addition, the underwriters may stabilize or maintain the price of those securities by bidding for or purchasing those securities in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of securities to the extent that it discourages resales of the securities. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions, if commenced, may be discontinued at any time.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

This prospectus, the applicable prospectus supplement and any applicable pricing supplement in electronic format may be made available on the Internet sites of, or through other online services maintained by, us and/or one or more of the agents and/or dealers participating in an offering of securities, or by their affiliates. In those cases, prospective investors may be able to view offering terms online and, depending upon the particular agent or dealer, prospective investors may be allowed to place orders online.

Other than this prospectus, the applicable prospectus supplement and any applicable pricing supplement in electronic format, if any, the information on our or any agent’s or dealer’s website and any information contained in any other website maintained by any agent or dealer:

•	is not part of this prospectus, the applicable prospectus supplement and any applicable pricing supplement or the registration statement of which they form a part;

•	has not been approved or endorsed by us or by any agent or dealer in its capacity as an agent or dealer, except, in each case, with respect to the respective website maintained by such entity; and

•	should not be relied upon by investors.

There can be no assurance that we will sell all or any of the securities offered by this prospectus.

This prospectus may also be used in connection with any issuance of common stock, preferred stock or debt securities upon exercise of a warrant if such issuance is not exempt from the registration requirements of the Securities Act.

In addition, we may issue the securities described in this prospectus as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting with us or on our behalf may also purchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Pinnacle Financial as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015 have been incorporated by reference herein and in the registration statement of which this prospectus is a part in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of BNC as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015 have been incorporated by reference herein and in the registration statement of which this prospectus is a part in reliance upon the report of Cherry Bekaert LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered hereby will be passed upon for us by Bass, Berry & Sims PLC, Nashville, Tennessee. If the matters in connection with offerings made pursuant to this prospectus are passed upon by counsel for the underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

2,800,000 shares

Common stock

Prospectus

J.P. Morgan

January 23, 2017